    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1996
                                                   REGISTRATION NUMBER 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------
                          TESORO PETROLEUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         2911                        95-0862768
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                               8700 TESORO DRIVE
                            SAN ANTONIO, TEXAS 78217
                                 (210) 828-8484
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JAMES C. REED, JR., ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          TESORO PETROLEUM CORPORATION
                               8700 TESORO DRIVE
                            SAN ANTONIO, TEXAS 78217
                                 (210) 828-8484
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

            JEAN W. GLEASON, ESQ.                        WALTER M. EPSTEIN, ESQ.
         FULBRIGHT & JAWORSKI L.L.P.               RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
   801 PENNSYLVANIA AVENUE, N.W., SUITE 400                30 ROCKEFELLER PLAZA
         WASHINGTON, D.C. 20004-2604                     NEW YORK, NEW YORK 10112
                (202) 662-0200                                (212) 698-7700

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

================================================================================================
                                       AMOUNT     PROPOSED MAXIMUM PROPOSED MAXIMUM    AMOUNT OF
      TITLE OF EACH CLASS OF           TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED(1)      PER UNIT     OFFERING PRICE      FEE(2)
------------------------------------------------------------------------------------------------
Common Stock(3), $.16 2/3 par
  value...........................    1,387,744    Not applicable  Not applicable      $3,735
================================================================================================

(1) Represents the maximum number of shares of Registrant's Common Stock issuable pursuant to the terms of the Merger described herein to holders of common stock of Coastwide Energy Services, Inc. ("Coastwide") and upon exercise of outstanding employee stock options, Convertible Subordinated Debentures and Class B Warrants of Coastwide.

(2) Pursuant to Rule 457(c) and Rule 457(f), the registration fee was computed on the basis of the aggregate market value of the maximum number of shares of common stock that could be issued pursuant to the terms of the Merger, which is based on the average of the high and low sale prices of Coastwide common stock as reported on the NASDAQ National Market System on January 12, 1996. In accordance with Rule 457(b), the registration fee included with this Registration Statement has been reduced by the $3,985.00 that was previously paid with the filing of preliminary proxy materials on Schedule 14A (which contained the Proxy Statement/Prospectus included herein) filed on November 29, 1995 with the Commission. Since the registration fee as calculated pursuant to Rule 457(c) and 457(f) is less than the fee that was previously paid, no fee is included with this filing.


(3) Associated with the Common Stock are Preferred Stock Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          TESORO PETROLEUM CORPORATION

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                          ITEM OF FORM S-4                          LOCATION IN THE PROSPECTUS
                          ----------------                          --------------------------
   A.   INFORMATION ABOUT THE TRANSACTION
   1.   Forepart of Registration Statement and Outside Front
          Cover Page of Prospectus...........................   Cover of Registration Statement;
                                                                  Cross Reference Sheet; Outside
                                                                  Front Cover Page of Prospectus
   2.   Inside Front and Outside Back Cover Pages of
          Prospectus.........................................   Inside Front Cover Page of
                                                                  Prospectus; Available Information;
                                                                  Table of Contents; Incorporation
                                                                  of Certain Documents by Reference
   3.   Risk Factors, Ratio of Earnings to Fixed Charges and
          Other Information..................................   Summary; Risk Factors and Recent
                                                                  Developments; The Merger; Market
                                                                  Price and Dividend Data; Tesoro
                                                                  Selected Historical Financial
                                                                  Data; Coastwide Selected
                                                                  Historical Financial Data
   4.   Terms of the Transaction.............................   Summary; The Merger; Terms of the
                                                                  Merger; Comparative Rights of
                                                                  Stockholders of Tesoro and
                                                                  Coastwide
   5.   Pro Forma Financial Information......................   Not Applicable
   6.   Material Contacts with the Company Being Acquired....   The Merger
   7.   Additional Information Required for Reoffering by
          Persons and Parties Deemed to be Underwriters......   Not Applicable
   8.   Interests of Named Experts and Counsel...............   Legal Matters; Experts
   9.   Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities.....................   Not Applicable
   B.   INFORMATION ABOUT THE REGISTRANT
  10.   Information with Respect to S-3 Registrants..........   Available Information; Summary;
                                                                  Information About Tesoro;
                                                                  Incorporation of Certain
                                                                  Documents by Reference
  11.   Incorporation of Certain Information by Reference....   Incorporation of Certain Documents
                                                                  by Reference
  12.   Information with Respect to S-2 or S-3 Registrants...   Not Applicable
  13.   Incorporation of Certain Information by Reference....   Not Applicable
  14.   Information with Respect to Registrants Other Than
          S-3 or S-2 Registrants.............................   Not Applicable
   C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.   Information with Respect to S-3 Companies............   Not Applicable
  16.   Information with Respect to S-2 or S-3 Companies.....   Not Applicable
  17.   Information with Respect to Companies Other Than S-3
          or S-2 Companies...................................   Available Information; Summary;
                                                                  Information About Coastwide;
                                                                  Financial Statements
   D.   VOTING AND MANAGEMENT INFORMATION
  18.   Information if Proxies, Consents or Authorizations
          are to be Solicited................................   Summary; The Special Meeting; The
                                                                  Merger; Incorporation of Certain
                                                                  Documents by Reference
  19.   Information if Proxies, Consents or Authorizations
          are not to be Solicited or in an Exchange Offer....   Not Applicable

                        COASTWIDE ENERGY SERVICES, INC.
                           11111 WILCREST GREEN DRIVE
                                   SUITE 300
                              HOUSTON, TEXAS 77042
                                                                JANUARY 20, 1996
Dear Coastwide Stockholder:

     You are invited to attend a special meeting of stockholders (the "Special Meeting") of Coastwide Energy Services, Inc. ("Coastwide"), which is to be held at 10:00 a.m., Central Standard Time, on February 20, 1996, at the Sheraton Grand Hotel, 2525 West Loop South, Houston, Texas. Enclosed are a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and a form of proxy for the Special Meeting.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 20, 1995 (the "Merger Agreement"), that provides for the acquisition of Coastwide by Tesoro Petroleum Corporation ("Tesoro") through a merger of Coastwide with and into a subsidiary of Tesoro (the "Merger"). Pursuant to the terms of the Merger Agreement, each outstanding share of common stock of Coastwide will be converted into the right to receive $2.55 in cash and .41 share of Tesoro common stock, $.16 2/3 par value, (and cash in lieu of any fractional share) together with any associated Preferred Stock Purchase Rights (the "Merger Consideration"), and each outstanding warrant, option and convertible debenture will be adjusted so that, upon exercise or conversion, the holder will receive the Merger Consideration for the number of shares of Coastwide common stock that would have been issuable upon exercise or conversion immediately prior to the Merger.

     The Coastwide Board of Directors has reviewed the terms of the Merger with Simmons & Company International, an independent firm retained to act as a financial advisor. Both the Coastwide Board of Directors and Simmons & Company International have concluded that the Merger is fair to and in the best interests of Coastwide and its stockholders from a financial point of view. The Coastwide Board of Directors believes that the proposed Merger will be beneficial to Coastwide's stockholders by permitting them a partial cash return on their investment while at the same time providing them with an interest in a larger and more diversified energy and energy service company. Management believes that the Merger will strengthen the combined energy service operations of Coastwide and Tesoro while providing greater resources to achieve a more competitive position. In addition, given the high volatility of the energy business, the greater resources and diversity of the combined companies should lessen, to some degree, the risks to Coastwide stockholders in any continued negative trends in the energy sector.

     Consummation of the Merger is subject to a number of conditions, including obtaining the approval of the stockholders of Coastwide. Details of the Merger, certain financial and other information relating to the parties and a copy of the Merger Agreement are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully. You should also consider the additional information regarding Coastwide and Tesoro contained in the other documents also set forth or incorporated by reference in the Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COASTWIDE AND THE STOCKHOLDERS OF COASTWIDE AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

     All stockholders are invited to attend the Special Meeting in person. The affirmative vote of the holders of a majority of the shares of Coastwide common stock entitled to vote at the Special Meeting is required for the approval and adoption of the Merger Agreement and the Merger.

     PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ DON V. INGRAM

                                          Don V. Ingram
                                          Chairman of the Board


                                          /s/ STEPHEN A. WELLS

                                          Stephen A. Wells
                                          President and Chief Executive Officer

                        COASTWIDE ENERGY SERVICES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 20, 1996

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Coastwide Energy Services, Inc. ("Coastwide") will be held at 10:00 a.m., Central Standard Time, on February 20, 1996, at the Sheraton Grand Hotel, 2525 West Loop South, Houston, Texas, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 20, 1995 (the "Merger Agreement"), between Tesoro Petroleum Corporation ("Tesoro"), Coastwide, and a wholly-owned subsidiary of Tesoro, pursuant to which (i) Coastwide will be merged with and into a subsidiary of Tesoro (the "Merger"), (ii) each outstanding share of Coastwide common stock, $.01 par value ("Coastwide Common Stock"), will be converted into the right to receive $2.55 in cash and .41 share of Tesoro common stock, $.16 2/3 par value, (and cash in lieu of any fractional share) together with any associated Preferred Stock Purchase Rights (the "Merger Consideration") and (iii) each outstanding warrant, option and convertible debenture will be adjusted so that, upon exercise or conversion, the holder will receive the Merger Consideration for the number of shares of Coastwide Common Stock that would have been issuable upon exercise or conversion immediately prior to the Merger.

     2. To consider and take action upon any other matter that may properly come before the Special Meeting or any adjournments thereof.

     The affirmative vote of the holders of a majority of the shares of Coastwide Common Stock entitled to vote at the Special Meeting is required for the approval and adoption of the Merger Agreement and the Merger.

     THE BOARD OF DIRECTORS OF COASTWIDE HAS APPROVED THE MERGER AGREEMENT AND THE PROPOSED MERGER AND RECOMMENDS THAT COASTWIDE STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE MERGER.

     The Board of Directors has fixed the close of business on December 22, 1995 as the record date ("Record Date") for determination of stockholders entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment thereof. Only holders of record of Coastwide Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. A list of stockholders of record of Coastwide as of the close of business on the Record Date will be available for inspection during normal business hours for ten days prior to the Special Meeting at Coastwide's executive office at 11111 Wilcrest Green, Suite 300, Houston, Texas.

     Holders of record of Coastwide Common Stock who comply with the statutory requirements will be entitled, under Section 262 of the General Corporation Law of the State of Delaware, to demand appraisal of their shares if the Merger Agreement is adopted and the Merger is consummated. A summary of the provisions of Section 262, including a summary of the requirements with which stockholders demanding such appraisal must comply, is contained in the Proxy Statement/Prospectus under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 is attached as Appendix C to the accompanying Proxy Statement/Prospectus.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

     THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.
                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ P. BLAKE DUPUIS

                                          P. Blake Dupuis
                                          Secretary

                        COASTWIDE ENERGY SERVICES, INC.
                                PROXY STATEMENT
                             ---------------------
                          TESORO PETROLEUM CORPORATION
                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to stockholders of Coastwide Energy Services, Inc., a Delaware corporation ("Coastwide"), in connection with the solicitation of proxies by its Board of Directors (the "Coastwide Board") for use at the Special Meeting of Stockholders of Coastwide (the "Special Meeting") to be held on February 20, 1996, at 10:00 a.m., Central Standard Time, at the Sheraton Grand Hotel, 2525 West Loop South, Houston, Texas, or any adjournment thereof.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Coastwide on or about January 20, 1996.

     At the Special Meeting, the holders of common stock, $.01 par value, of Coastwide ("Coastwide Common Stock") as of the close of business on December 22, 1995 (the "Record Date") will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 20, 1995 (the "Merger Agreement"), by and between Coastwide, Tesoro Petroleum Corporation, a Delaware corporation ("Tesoro"), and CNRG Acquisition Corp., a wholly-owned subsidiary of Tesoro (the "Merger Sub"), as well as the merger of Coastwide with and into the Merger Sub (the "Merger"). Approval by the Coastwide stockholders is a condition to consummating the Merger. At the Effective Time (as hereinafter defined) of the Merger, (i) Coastwide will cease to exist as a separate corporation, (ii) each issued and outstanding share of Coastwide Common Stock will be converted into the right to receive $2.55 in cash and .41 share of the common stock, $.16 2/3 par value, of Tesoro ("Tesoro Common Stock") (and cash in lieu of any fractional share) together with any associated Preferred Stock Purchase Rights (the "Merger Consideration") and (iii) each outstanding warrant, option and convertible debenture will be adjusted so that, upon exercise or conversion, the holder will receive the Merger Consideration for the number of shares of Coastwide Common Stock that would have been issuable upon exercise or conversion immediately prior to the Merger. References herein to Tesoro Common Stock include any Preferred Stock Purchase Rights attached thereto. The Effective Time of the Merger is the time at which the Merger takes effect as set forth in the Certificate of Merger issued by the Secretary of State of the State of Delaware with respect to the Merger. See "Comparative Rights of Stockholders of Tesoro and Coastwide -- Stockholder Rights Plan" and "Terms of the Merger." A copy of the Merger Agreement is attached hereto as Appendix A.

     This Proxy Statement/Prospectus also constitutes the prospectus of Tesoro pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 1,387,744 shares of Tesoro Common Stock in connection with the Merger. Outstanding Tesoro Common Stock is, and the shares offered hereby will be, listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"). On September 13, 1995, the day before public announcement of the Tesoro-Coastwide proposed merger, the closing price of Tesoro Common Stock on the NYSE was $9.375 per share and the closing price of Coastwide Common Stock on the Nasdaq National Market was $5.125 per share.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS AND RECENT DEVELOPMENTS" ON PAGE 11.

                             ---------------------

     THE SHARES OF TESORO COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                     .

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TESORO OR COASTWIDE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TESORO OR COASTWIDE SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Tesoro and Coastwide are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Tesoro and Coastwide with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, with respect to Tesoro, such material can be inspected at the offices of the NYSE and PSE, where Tesoro Common Stock is listed and, with respect to Coastwide, whose common stock is quoted on the Nasdaq National Market, such material can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     Tesoro has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Proxy Statement/Prospectus constitutes the prospectus of Tesoro filed as part of the Registration Statement and does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Tesoro and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. All information herein with respect to Tesoro has been furnished by Tesoro, and all information herein with respect to Coastwide has been furnished by Coastwide.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Tesoro incorporates herein by reference (a) Tesoro's Annual Report on Form 10-K for the year ended December 31, 1994, (b) Tesoro's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1995, (c) Tesoro's current report on Form 8-K, filed October 11, 1995, (d) the description of Tesoro Common Stock set forth in the Registration Statement on Form 8-A dated April 21, 1969 (as amended by a Form 8 dated April 23, 1969), and
(e) the description of Tesoro's Preferred Stock Purchase Rights set forth in the Registration Statement on Form 8-A dated December 3, 1985 (as amended by a Form 8 dated December 12, 1985 and as extended as reported in Form 8-K dated December 15, 1995).

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO TESORO THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS WILL BE PROVIDED WITHOUT CHARGE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) TO EACH PERSON, INCLUDING

ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. REQUESTS SHOULD BE DIRECTED TO TESORO PETROLEUM CORPORATION, ATTN: CORPORATE COMMUNICATIONS, 8700 TESORO DRIVE, SAN ANTONIO, TEXAS 78217 (TELEPHONE (800) 837-6768). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUESTS SHOULD BE MADE BY FEBRUARY 12, 1996.

     All reports and definitive proxy or information statements filed by Tesoro pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the Tesoro Common Stock to which this Proxy Statement/Prospectus relates, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY..........................................     1
  Parties to the Merger..........................     1
    Tesoro Petroleum Corporation.................     1
    Coastwide Energy Services, Inc. .............     1
    CNRG Acquisition Corp. ......................     1
  The Special Meeting and Vote Required..........     1
  The Merger.....................................     2
    The Merger Proposal..........................     2
    Effective Time of the Merger.................     2
    Exchange of Coastwide Stock Certificates.....     2
    Assumption of Warrants and Convertible
      Debt.......................................     2
    Appraisal Rights.............................     3
    Recommendation of the Coastwide Board;
      Reasons for the Merger.....................     3
    Opinion of Coastwide Financial Advisor.......     3
    Interests of Certain Persons.................     4
    Conduct of Business Following Merger.........     4
    Conditions to Merger; Termination............     4
    No Solicitation..............................     5
    Payment in the Event of Termination..........     5
    Stock Exchange Listing.......................     5
    Regulatory Approvals.........................     5
    Certain Federal Income Tax Consequences......     5
    Anticipated Accounting Treatment.............     5
    Comparative Rights of Stockholders of Tesoro
      and Coastwide..............................     6
MARKET PRICE AND DIVIDEND DATA...................     6
  Tesoro.........................................     6
  Coastwide......................................     6
SELECTED HISTORICAL FINANCIAL DATA...............     7
COMPARATIVE PER SHARE DATA.......................    10
RISK FACTORS AND RECENT DEVELOPMENTS.............    11
  Risk Factors with Respect to Tesoro............    11
    Consent Solicitation.........................    11
    Possible Adverse Impact of Pending
      Litigation.................................    12
    Certain Provisions of Tennessee Gas
      Contract...................................    13
    Concentration of Operations..................    13
    Potential Interruption of Feedstock
      Availability...............................    14
    Volatility of Prices, Earnings and Cash
      Flows......................................    14
    Environmental Regulations and Liabilities....    14
    Uncertainty in Estimating Oil and Gas
      Reserves...................................    15
    Depletion of Reserves; Risk of Oil and Gas
      Operations.................................    15
    Possible Limitation on Use of Tax Benefits...    15
    Foreign Operations...........................    16
    Operating Hazards............................    16
    Competition..................................    16
  Risk Factors with Respect to Coastwide.........    16
    Volatility of Oil and Gas Prices and
      Markets....................................    16
    Competition..................................    17
    Potential Liability and Insurance............    17
    Environmental Regulation.....................    17
    Dependence on Key Personnel..................    17
    Geographic Concentration of Operations.......    17
    Compliance with Governmental Regulations.....    17
    Control by Principal Stockholders............    17
    Dividend Policy..............................    18
THE SPECIAL MEETING..............................    18
  Purpose of the Special Meeting.................    18
  Date, Time and Place of Special Meeting........    18
  Record Date and Outstanding Shares.............    18
  Vote Required..................................    18
  Voting and Revocation of Proxies...............    19
  Solicitation of Proxies........................    19
  Other Matters..................................    19
THE MERGER.......................................    21
  General Description of the Merger..............    21
  Background of the Merger.......................    21
  Tesoro's Reasons for the Merger................    22
  Coastwide's Reasons for the Merger.............    23
  Recommendation of the Coastwide Board of
    Directors....................................    24
  Opinion of Financial Advisor...................    24
    Exchange Ratio Profile.......................    25
    Premium Analysis.............................    26
    Relative Contribution Analysis...............    26
    Liquidity Analysis...........................    27
    Analysis of Selected Publicly-Traded
      Comparable Companies.......................    27
    Analysis of Selected Comparable
      Transactions...............................    27
  Financial Advisor..............................    28
  Interests of Certain Persons in the Merger.....    29
  Certain U.S. Federal Income Tax Consequences...    30
  Accounting Treatment...........................    31
  Governmental and Regulatory Approvals..........    31
  Stock Exchange Listing.........................    31
  Restrictions on Resales by Affiliates..........    31
  Appraisal Rights...............................    32
TERMS OF THE MERGER..............................    34
  Effective Time of the Merger...................    34
  Manner and Basis of Converting Shares of
    Coastwide Common Stock.......................    34
  Outstanding Warrants and Convertible
    Debentures...................................    35
  Options and Employee Matters...................    35
  Conditions to the Merger.......................    36
  Representations and Warranties of Tesoro and
    Coastwide....................................    37
  Conduct of Business of Coastwide Prior to
    Merger.......................................    38
  Conduct of Business Following Merger...........    38
  No Solicitation................................    39
  Payment in the Event of Termination............    39
  Termination or Amendment of Merger Agreement...    40
  Indemnification................................    40
COMPARATIVE RIGHTS OF STOCKHOLDERS OF TESORO AND
  COASTWIDE......................................    40
  Special Vote Required for Certain
    Combinations.................................    40
  Amendments to the Certificate of
    Incorporation................................    42
  Power to Call Special Meetings of
    Stockholders.................................    42
  Number of Directors............................    42
  Advance Notice Provisions for Stockholder
    Proposals....................................    42
  Consent of Stockholders in Lieu of Meeting.....    43
  Preferred Stock................................    44
  Stockholder Rights Plan........................    44
  Limitation on Liability of Directors...........    45
  Indemnification of Directors and Officers......    45
INFORMATION ABOUT TESORO.........................    46
  Information Concerning Directors and Executive
    Officers.....................................    47
  Stock Ownership of Directors and Executive
    Officers.....................................    48
  Principal Stockholders.........................    50
INFORMATION ABOUT COASTWIDE......................    52
  Coastwide Marine Services, Inc.................    52
    Markets and Competition......................    52
    Customers....................................    53
    Operating Risks..............................    53
    Environmental Regulation.....................    53
    Employees....................................    53
  Onyx Engineering, Inc..........................    53
  Properties.....................................    54
  Legal Proceedings..............................    54
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations...................................    54
      Results Of Operations......................    55
        Three Months Ended September 30, 1995
          Versus September 30, 1994..............    55
        Nine Months Ended September 30, 1995
          Versus September 30, 1994..............    55
        1994 Versus 1993.........................    56
        1993 Versus 1992.........................    57
      Liquidity And Capital Resources............    58
      Securities Ownership of Principal
        Stockholders and Management..............    59
LEGAL MATTERS....................................    60
EXPERTS..........................................    60
COASTWIDE ENERGY SERVICES, INC. AND SUBSIDIARIES
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....   F-1
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
  To Coastwide Energy Services, Inc..............   F-2
APPENDIX A
  Agreement and Plan of Merger...................   A-1
APPENDIX B
  Opinion of Simmons & Company International.....   B-1
APPENDIX C
  Section 262 of Delaware General Corporation
    Law..........................................   C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Because this summary is qualified in its entirety by reference to the more detailed information contained or incorporated by reference herein, stockholders of Coastwide are urged to review the entire Proxy Statement/Prospectus and the Exhibits hereto. Certain capitalized terms used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus relates to the merger of Coastwide with and into the Merger Sub, a newly formed, wholly-owned subsidiary of Tesoro. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A. See "The Merger." At the Effective Time of the Merger, (i) Coastwide will be merged with and into the Merger Sub, which will survive as a wholly-owned subsidiary of Tesoro, succeeding to and assuming all the rights and obligations of Coastwide, (ii) each outstanding share of Coastwide Common Stock will be converted into the right to receive $2.55 in cash and .41 share of Tesoro Common Stock (and cash in lieu of any fractional share), together with any associated Preferred Stock Purchase Rights (the "Merger Consideration") and (iii) each outstanding warrant, option and convertible debenture will be adjusted so that, upon exercise or conversion, the holder will receive the Merger Consideration for the number of shares of Coastwide Common Stock that would have been issuable upon exercise or conversion immediately prior to the Merger.

PARTIES TO THE MERGER

     Tesoro Petroleum Corporation. Tesoro, which was incorporated in Delaware in 1968, is a natural resource company engaged in petroleum refining and marketing, natural gas exploration and production, and wholesale marketing of fuel and lubricants. Unless the context indicates otherwise, all references to "Tesoro" refer to Tesoro Petroleum Corporation and its subsidiaries. For more information about Tesoro, reference is made to Tesoro's Annual Report on Form 10-K for the year ended December 31, 1994 and Tesoro's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, both of which are incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents By Reference," "Risk Factors and Recent Developments -- Risk Factors with Respect to Tesoro," and "Information about Tesoro." Tesoro's principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217, and its telephone number is (210) 828-8484.

     Coastwide Energy Services, Inc. Coastwide is a Delaware corporation incorporated in 1993. Prior to November 1993, Coastwide was a wholly-owned subsidiary of Grasso Corporation ("Grasso"). In November 1993, 100% of the outstanding common stock of Coastwide was distributed to Grasso's shareholders and since that time, Coastwide has been a publicly traded company. Coastwide provides a broad range of products and logistical support services to the offshore industries operating in the U.S. Gulf of Mexico. Unless the context herein indicates otherwise, all references to "Coastwide" refer to Coastwide Energy Services, Inc. and its subsidiaries. Coastwide operates nine shore bases located at deepwater harbors along the coast of the Gulf of Mexico and one inland distribution center. Its customers include companies engaged in oil and gas exploration and production and companies that provide drilling fluids, oilwell cementing and marine services. Coastwide also provides engineering services to the petrochemical and refinery industries. Coastwide's principal executive offices are located at 11111 Wilcrest Green Drive, Suite 300, Houston, Texas 77042, and its telephone number is (713) 917-4100. See "Available Information," "Risk Factors and Recent Developments -- Risk Factors with Respect to Coastwide," "Information about Coastwide," and "Financial Statements of Coastwide."

     CNRG Acquisition Corp. The Merger Sub is a wholly-owned subsidiary of Tesoro, incorporated in Delaware on November 20, 1995 for the purpose of consummating the Merger. It has no operating history. See "Terms of the Merger -- Conduct of Business Following Merger." The Merger Sub's principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217, and its telephone number is (210) 828-8484.

THE SPECIAL MEETING AND VOTE REQUIRED

     The Special Meeting will be held on February 20, 1996, at 10:00 a.m., Central Standard Time, at the Sheraton Grand Hotel, 2525 West Loop South, Houston, Texas. Only holders of record of Coastwide

Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, holders of shares of Coastwide Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the Special Meeting or any adjournment or postponements thereof. See "The Special Meeting -- Record Date and Outstanding Shares" and "The Special Meeting -- Voting and Revocation of Proxies."

     Approval of the Merger Agreement by the holders of Coastwide Common Stock is a condition to, and requirement for, consummation of the Merger. Holders of record of Coastwide Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Coastwide Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. The affirmative vote at the Special Meeting of a majority of the total voting power of Coastwide Common Stock is necessary to approve and adopt the Merger Agreement. At the close of business on the Record Date, there were 1,825,285 shares of Coastwide Common Stock outstanding and entitled to vote at the Special Meeting.

     As of the Record Date, three members of the Coastwide Board beneficially owned 991,297 shares of Coastwide Common Stock entitled to vote at the Special Meeting, representing approximately 54% of the outstanding shares of Coastwide Common Stock entitled to notice of and to vote at the Special Meeting. These directors have stated that they intend to vote their shares for the Merger.

     The Merger Agreement provides that in the event the Merger Agreement is terminated because Coastwide stockholders fail to approve the Merger, Coastwide must pay Tesoro $400,000. See "Terms of the Merger -- Payment in the Event of Termination."

     Under the Delaware General Corporation Law ("Delaware Law"), the approval of the Merger Agreement by the stockholders of Tesoro is not required.

THE MERGER

     The Merger Proposal. Pursuant to the Merger Agreement, at the Effective Time of the Merger, (i) Coastwide will be merged with and into the Merger Sub,
(ii) each outstanding share of Coastwide Common Stock will be converted into the right to receive the Merger Consideration, and (iii) each outstanding warrant, option and convertible debenture will be adjusted so that, upon exercise or conversion, the holder will receive the Merger Consideration for the number of shares of Coastwide Common Stock that would have been issuable upon exercise or conversion immediately prior to the Merger. As a result of the Merger, Coastwide's corporate existence will terminate and the Merger Sub will survive as a wholly-owned subsidiary of Tesoro (the "Surviving Corporation"). The terms of the Merger Agreement are more fully described in "Terms of the Merger." See "Terms of the Merger -- Conduct of Business Following Merger."

     Effective Time of the Merger. The Merger will be consummated at the time and on the date that the Certificate of Merger is filed with the Delaware Secretary of State or such later time as is specified in the Certificate of Merger (the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the requisite approval of stockholders of Coastwide has been obtained and other conditions specified in the Merger Agreement are satisfied. See "Terms of the Merger -- Effective Time of the Merger."

     Exchange of Coastwide Stock Certificates. As soon as reasonably practicable after the Effective Time, instructions with regard to the surrender of Coastwide Common Stock certificates, together with transmittal forms to be used for this purpose, will be furnished to all Coastwide stockholders for use in exchanging their stock certificates for the Merger Consideration. Stockholders of Coastwide should not submit their stock certificates for exchange until such instructions and transmittal forms are received. See "Terms of the Merger -- Manner and Basis of Converting Shares of Coastwide Common Stock."

     Assumption of Warrants and Convertible Debt. On the Record Date, Coastwide had outstanding Class B Warrants to purchase approximately 360,000 shares of Coastwide Common Stock for $1.54 per share

("Class B Warrants"), subject to the terms and conditions of a Warrant Agreement, effective as of October 29, 1993, between Coastwide and Chemical Shareholder Services Group, Inc. as Warrant Agent (the "Warrant Agreement"). The Class B Warrants expire December 22, 1996. Coastwide also had outstanding $4,270,000 of 8% Convertible Subordinated Debentures due July 1, 2004, convertible into Coastwide Common Stock at $4.25 per share ("Convertible Debentures"). Pursuant to the terms of the Merger Agreement, the Class B Warrants and Convertible Debentures will be assumed by Tesoro on the same terms and conditions after the Merger, but the exercise price and the conversion price, respectively, will be adjusted to reflect the Merger Consideration. See "Terms of the Merger -- Outstanding Warrants and Convertible Debentures."

     Appraisal Rights. Holders of Coastwide Common Stock are entitled to exercise appraisal rights in connection with, or as a result of, the Merger and to have their shares of Coastwide Common Stock appraised by a court and to receive payment of the "fair value" of their shares as determined by the court. To exercise such rights, a stockholder must not vote in favor of the Merger and must comply with certain statutory procedures within time periods specified in the appraisal provisions of the Delaware Law. The value determined in such appraisal could be more than, the same as, or less than the value of the Merger Consideration received by holders of Coastwide Common Stock who do not dissent from the Merger.

     For a summary of the provisions of the Delaware Law regarding appraisal rights, see "The Merger -- Appraisal Rights." A copy of the applicable Delaware statutory provisions concerning dissenters' rights of appraisal is attached as Appendix C hereto. Coastwide stockholders are urged to read such statute carefully and in its entirety. Failure to comply strictly with the statutory requirements may result in the loss of appraisal rights.

     Recommendation of the Coastwide Board; Reasons for the Merger. By written consent of the Coastwide Board dated November 2, 1995, the Coastwide Board unanimously approved the Merger Agreement and unanimously concluded that the Merger is fair and in the best interests of Coastwide's stockholders and recommended that the stockholders of Coastwide vote FOR approval and adoption of the Merger Agreement. At a meeting held January 15, 1996, the Coastwide Board unanimously reaffirmed its approval of the Merger Agreement , its conclusion that the Merger is fair and in the best interest of Coastwide's stockholders, and its recommendation that the stockholders of Coastwide vote FOR approval and adoption of the Merger Agreement. Under the terms of the Merger Agreement, consummation of the Merger by Coastwide is subject to, among other things, the receipt of an opinion of Simmons & Company International ("Simmons" or the "Financial Advisor"), immediately prior to the mailing of the Coastwide Proxy Statement, to the effect that the Merger Consideration is fair to the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants from a financial point of view.

     The Financial Advisor, as part of its line of professional services, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Financial Advisor was selected by the Coastwide Board in order to obtain an independent evaluation of the fairness of the consideration to be received pursuant to the Merger. The Coastwide Board, not the Financial Advisor, determined the consideration for the Merger. See "The Merger -- Recommendation of the Coastwide Board of Directors."

     Opinion of Coastwide Financial Advisor. Simmons was engaged by Coastwide to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Coastwide Common Stock, Convertible Debentures and Class B Warrants.

     On October 23, 1995, the Financial Advisor delivered its oral opinion to the Coastwide Board to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants. On January 15, 1996,
the Financial Advisor confirmed its oral opinion, and on January   , 1996,
delivered a written opinion to such effect. The full text of the written opinion
of the Financial Advisor dated January      , 1996, which sets forth the
assumptions made, the matters considered, limitations on, and the scope of the review undertaken and procedures followed by the Financial Advisor in rendering its opinion is attached as Appendix B to this Proxy

Statement/Prospectus, and is incorporated herein by reference. Coastwide stockholders are urged to read the Financial Advisor's opinion in its entirety. See "The Merger -- Opinion of Financial Advisor."

     Interests of Certain Persons. Certain members of Coastwide's management and the Coastwide Board may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Coastwide generally. Except as described in this Proxy Statement/Prospectus, (1) there is not presently any plan or arrangement to cause any officer, director or stockholder of Coastwide to become an officer or director of Tesoro or of a subsidiary of Tesoro or to receive an increase in remuneration as a result of the Merger; (2) there are no material relationships among the executive officers, directors and principal stockholders of Coastwide, on the one hand, and the executive officers, directors and principal stockholders of Tesoro, on the other hand; and (3) no officer or director of Coastwide has any direct or indirect material interest in the Merger except insofar as the following might be deemed to create an interest: (i) present ownership of Coastwide Common Stock, Class B Warrants, Convertible Debentures or employee stock options; and (ii) continued employment with the Surviving Corporation after the Merger.

     Members of the Coastwide Board and executive officers of Coastwide own certain rights to acquire, and have been granted options to purchase, Coastwide Common Stock. Exercisability of certain of the options has been accelerated as a result of the Merger Agreement. The exercise and conversion prices of such instruments will be adjusted at the Effective Time so that such rights become rights to acquire the Merger Consideration. Stephen A. Wells, the President and Chief Executive Officer and a director of Coastwide, will be entering into an employment and noncompetition agreement with the Surviving Corporation effective at the Effective Time. None of the foregoing had any material impact on the Coastwide Board's decision to approve the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

     Conduct of Business Following Merger. Tesoro intends, before the Effective Time of the Merger, to combine the business of Tesoro's existing oil field supply and distribution business, operating as a wholly-owned subsidiary of Tesoro, with the Merger Sub. At the Effective Time, the business of Coastwide will be merged into the Merger Sub. Tesoro will evaluate whether it will continue to operate Coastwide's majority-owned subsidiary, Onyx Engineering, Inc. ("Onyx"). See "Terms of the Merger -- Conduct of Business Following Merger."

     Conditions to Merger; Termination. The Merger Agreement provides that the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among other things: (i) approval of the Merger Agreement by the requisite vote of Coastwide stockholders; (ii) receipt of regulatory approvals of, or the expiration or termination of applicable waiting periods (or any extensions thereof) with respect to, the Merger; (iii) absence of legal or court restraint on consummation of the Merger; (iv) receipt by Coastwide and Tesoro, respectively, of certain customary legal opinions and certifications; and (v) approval for listing on the NYSE and PSE of the shares of Tesoro Common Stock to be issued as part of the Merger Consideration. See "Terms of the Merger -- Conditions to the Merger."

     Tesoro's obligation to effect the Merger is, at the option of Tesoro, further subject to satisfaction or waiver of the following conditions, among others: that certain employment agreements have been terminated and that an employment and noncompetition agreement with the Surviving Corporation has been entered into by the Chief Executive Officer of Coastwide, that the holders of not more than 5% of the outstanding shares of Coastwide Common Stock have given notice of their intent to exercise appraisal rights under Delaware Law, receipt of a tax opinion from its counsel and the absence of any material adverse change with respect to Coastwide. See "Terms of the Merger -- Conditions to the Merger."

     Coastwide's obligation to effect the Merger is, among other things, conditioned on receipt of a tax opinion from its counsel and the absence of any material adverse change with respect to Tesoro. See "Terms of the Merger -- Conditions to the Merger."

     The Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time whether before or after Coastwide stockholder approval: (i) by mutual written consent of Tesoro and Coastwide;
(ii) by either Tesoro or Coastwide if any court or government authority has issued a final and nonappealable order or action enjoining or otherwise prohibiting the Merger or, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, if the Merger has not been consummated on or before March 1, 1996; (iii) by either Tesoro, on the one hand, or Coastwide, on the other hand, if the other breaches in any material respect any of its representations or warranties in, or fails to perform in any material respect any of its covenants, agreements or obligations under the Merger Agreement or if there is a material adverse change with respect to Coastwide or a failure to satisfy conditions precedent where such failure is material; or (iv) by Tesoro, if the Coastwide Board or any committee thereof withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Tesoro, the approval or recommendation by the Coastwide Board or any committee thereof, of the Merger Agreement or its recommendation to the Coastwide stockholders with respect thereto, or takes any action having such effect, or approves or recommends, or proposes to approve or recommend, any other takeover proposal. See "Terms of the Merger -- Termination or Amendment of Merger Agreement."

     No Solicitation. Coastwide has agreed in the Merger Agreement, in effect, that neither Coastwide nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of the Coastwide Board (as advised by its counsel), participate in any negotiations or discussions concerning, any acquisition or purchase of a material amount of its assets, or of a substantial equity interest in it, or any merger or other business combination with it, other than as contemplated by the Merger Agreement. See "Terms of the Merger -- No Solicitation."

     Payment in the Event of Termination. The Merger Agreement provides that Coastwide must pay to Tesoro $400,000 if the Coastwide Board withdraws or modifies its recommendation or approval in a manner adverse to Tesoro, breaches its agreement not to participate in any Takeover Proposal (as defined herein), or accepts any Superior Proposal (as defined herein), or if the requisite number of holders of Coastwide Common Stock do not approve the Merger Agreement. See "Terms of the Merger -- Payment in the Event of Termination."

     The Merger Agreement also provides that each party will bear its own expenses incurred in connection with the Merger except that Tesoro will pay certain of Coastwide's expenses if the Agreement is terminated, in effect, because of a breach by Tesoro, or for some other reason within Tesoro's control. See "Terms of the Merger -- Payment in the Event of Termination."

     Stock Exchange Listing. Tesoro Common Stock is listed on the NYSE and the PSE. The Merger Agreement provides that Tesoro will use its reasonable efforts to cause the shares of Tesoro Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE and PSE, subject to official notice of issuance, prior to the Effective Time. Such listing is a condition of the Merger. See "Terms of the Merger -- Conditions to the Merger" and "The Merger -- Stock Exchange Listing."

     Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions (including the Merger) may not be consummated until specified information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the U.S. Federal Trade Commission (the "FTC") and waiting period requirements have been satisfied. Tesoro and Coastwide made the required filings under the HSR Act on November 30, 1995. The waiting period expired December 30, 1995. See "The
Merger -- Governmental and Regulatory Approvals."

     Certain Federal Income Tax Consequences. The consummation of the Merger is conditioned upon receipt by Tesoro and Coastwide of opinions from their respective counsel that the Merger will be treated for federal income tax purposes as a "reorganization," and that, accordingly, none of Tesoro, the Merger Sub or Coastwide will recognize any gain or loss as a result of the Merger. Assuming that the Merger constitutes such a "reorganization," holders of shares of Coastwide Common Stock who exchange their shares for the Merger Consideration will recognize gain, if any, in the Merger, but not in excess of the amount of cash received. No loss will be recognized by Coastwide stockholders. See "The Merger -- Certain U.S. Federal Income Tax Consequences."

     Anticipated Accounting Treatment. The Merger will be treated as a purchase transaction for accounting and financial reporting purposes whereby the total value of the Merger Consideration (total cash and total market value of Tesoro Common Stock to be issued to Coastwide security holders in connection with the Merger) will be allocated to the assets and liabilities of Coastwide on the basis of the fair market value of such assets and liabilities. Any excess of the total value of the Merger Consideration over the fair value of Coastwide's net assets will be recorded as goodwill.

     Comparative Rights of Stockholders of Tesoro and Coastwide. The rights of holders of Coastwide Common Stock are currently governed by Delaware Law, the Coastwide Certificate of Incorporation and the Coastwide Bylaws. At the Effective Time, holders of Coastwide Common Stock will become holders of Tesoro Common Stock, and their rights as holders of Tesoro Common Stock will still be governed by Delaware Law, but will then be governed by Tesoro's Restated Certificate of Incorporation and By-laws, as amended. There are various differences between the rights of Coastwide stockholders and the rights of Tesoro stockholders, including, among others, the required vote for certain business combinations. In addition, Tesoro's Restated Certificate of Incorporation contains certain provisions that may have the effect of deterring or making more difficult a third party acquisition of control of Tesoro. Tesoro also has a Preferred Stock Purchase Rights Plan. See "Comparative Rights of Stockholders of Tesoro and Coastwide."

                         MARKET PRICE AND DIVIDEND DATA

     TESORO. Tesoro Common Stock is listed on the NYSE and the PSE under the symbol "TSO." The following table sets forth the range of high and low closing sales prices for Tesoro Common Stock for the periods indicated, as reported on the NYSE composite tape, as reported by the Dow Jones News/Retrieval Service. As of January 12, 1996, there were 3,977 holders of record of Tesoro Common Stock.

                                                                     HIGH         LOW
                                                                     -----       -----
        1993
          First Quarter...........................................  $ 5 5/8    $ 3
          Second Quarter..........................................    6 5/8      5
          Third Quarter...........................................    7 3/4      5 1/8
          Fourth Quarter..........................................    7 1/2      5 1/8

        1994
          First Quarter...........................................   12 3/8      5 1/4
          Second Quarter..........................................   12 1/8      9 7/8
          Third Quarter...........................................   11 1/4      8 1/2
          Fourth Quarter..........................................   10          8 1/2

        1995
          First Quarter...........................................   10 5/8      8 3/4
          Second Quarter..........................................   12          9 1/2
          Third Quarter...........................................   10 3/8      8
          Fourth Quarter..........................................    9 1/2      7 1/4

        1996
          First Quarter (through January 12)......................    9          8 1/2

     Tesoro has not declared or paid cash dividends on Tesoro Common Stock since 1986 and does not anticipate paying cash dividends on Tesoro Common Stock at any time in the foreseeable future. The terms of Tesoro's credit arrangements with its banks and its outstanding debt instruments effectively prohibit the current payment by Tesoro of cash dividends on Tesoro's Common Stock.

     COASTWIDE. Coastwide Common Stock is traded in the over-the-counter market and since February 1995 has been listed on the Nasdaq National Market (the "Nasdaq/NM") under the symbol "CNRG." Prior to that time, and after November 1, 1993 when trading in the securities began, Coastwide Common Stock was traded on the Nasdaq Stock Market -- Small Cap System under the symbol "CNRG." The table below represents bid prices of Coastwide Common Stock from commencement of trading through mid-February 1995. Bid prices represent prices between dealers and do not include retail markups, markdowns or commissions and may not represent actual transactions. From mid-February, 1995, the prices set forth below are high and low sales prices as reported by Nasdaq/NM.

                                                                     HIGH         LOW
                                                                     -----       -----
        1993
          Fourth Quarter..........................................   $3 1/8      2 1/4
        1994
          First Quarter...........................................       3           2
          Second Quarter..........................................   4 1/8       2 1/2
          Third Quarter...........................................   5 1/4           4
          Fourth Quarter..........................................       6           5
        1995
          First Quarter (through February 13).....................   5 3/4       5 1/4
          First Quarter (February 14 through March 31)............   6 1/4       5 1/2
          Second Quarter..........................................   5 5/8       5 1/2
          Third Quarter...........................................   6 1/8           5
          Fourth Quarter..........................................   6 7/8       5 1/4
        1996
          First Quarter (through January 12)......................   6 1/4       5 3/4

     Coastwide has not paid any cash dividends on Coastwide Common Stock since its organization, and does not anticipate paying cash dividends on Coastwide Common Stock in the foreseeable future.

     On September 13, 1995, the last trading day prior to the announcement by Tesoro and Coastwide that they had reached an agreement concerning the Merger, the closing sales price of Tesoro Common Stock as reported by the NYSE was $9.375 and the closing sales price of Coastwide Common Stock as reported on the Nasdaq/NM was $5.125 per share.

     On January 12, 1996, the closing sales price of Tesoro Common Stock as reported by the NYSE was $8.625 per share, and the closing sales price of Coastwide Common Stock as reported on the Nasdaq/NM was $5.75 per share.

     Coastwide stockholders are advised to obtain current market quotations for Coastwide Common Stock and Tesoro Common Stock. The market price of Tesoro Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date of the Special Meeting, and between the Special Meeting and the Effective Time. Fluctuations in the market price of Tesoro Common Stock prior to the Effective Time could result in an increase or decrease in the market value as of the Effective Time of the shares of Tesoro Common Stock to be received by Coastwide stockholders in the Merger. No assurance can be given concerning the market price of Tesoro Common Stock before or after the Effective Time.

     Following the Merger, Tesoro Common Stock will continue to be traded on the NYSE and the PSE under the symbol "TSO," and Coastwide Common Stock will cease to be traded.

                       SELECTED HISTORICAL FINANCIAL DATA

     The tables on the following pages set forth on an historical basis selected financial data for the periods and as of the dates indicated for Tesoro and its consolidated subsidiaries and for Coastwide and its consolidated subsidiaries. Tesoro's book value per share, cash dividends per share and earnings per share for the year ended December 31, 1994 and any interim period since December 31, 1994 and the date of this Proxy Statement/Prospectus would not be materially affected if such financial statements were presented on a pro forma basis to reflect the acquisition of Coastwide and hence, no such pro forma presentation is made herein.

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Tesoro and Coastwide included elsewhere in this Proxy Statement/Prospectus or in the documents described under "Incorporation of Certain Documents by Reference." Interim results are not necessarily indicative of the results to be expected for the year ending December 31, 1995.

                          TESORO PETROLEUM CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                           THREE
                                                                           MONTHS
                                                                           ENDED                                 NINE MONTHS
                                                          YEARS ENDED       DEC.          YEARS ENDED               ENDED
                                                         SEPTEMBER 30,       31           DECEMBER 31,          SEPTEMBER 30,
                                                       -----------------   ------   ------------------------   ---------------
                                                        1990      1991     1991(1)   1992     1993     1994     1994     1995
                                                       ------   --------   ------   ------   ------   ------   ------   ------
STATEMENTS OF OPERATIONS DATA
Gross Operating Revenues:
  Refining and Marketing.............................  $860.5   $  898.6   $196.8   $810.7   $687.2   $687.0   $523.6   $588.7
  Exploration and Production(2)......................    32.4       59.2     12.5     42.7     63.1    106.3     69.6     99.4
  Oil Field Supply and Distribution..................   103.7      134.3     36.5     93.5     80.7     77.9     58.4     56.9
  Intersegment Eliminations(3).......................      --       (7.1)    (5.2)     (.4)      --       --       --       --
                                                       ------   --------   ------   ------   ------   ------   ------   ------
  Total Gross Operating Revenues.....................  $996.6   $1,085.0   $240.6   $946.5   $831.0   $871.2   $651.6   $745.0
                                                       ======    =======   ======   ======   ======   ======   ======   ======
Segment Operating Profit (Loss), Including
  Gain on Sales of Assets(4):
  Refining and Marketing.............................  $ 48.2   $   19.3   $  1.7   $(14.9)  $ 15.2   $  2.4   $ (3.7)  $ (4.5)
  Exploration and Production(2)(5)...................    16.8       35.6      7.4     29.1     40.7     64.3     42.6     92.3
  Oil Field Supply and Distribution..................     2.9        (.5)    (1.2)    (4.7)    (3.6)    (2.3)    (1.8)    (2.5)
                                                       ------   --------   ------   ------   ------   ------   ------   ------
  Total Segment Operating Profit.....................  $ 67.9   $   54.4   $  7.9   $  9.5   $ 52.3   $ 64.4   $ 37.1   $ 85.3
                                                       ======    =======   ======   ======   ======   ======   ======   ======
Net Earnings (Loss)(5)...............................  $ 22.7   $    3.9   $  (.4)  $(65.9)  $ 17.0   $ 15.7   $   .4   $ 46.0
                                                       ======    =======   ======   ======   ======   ======   ======   ======
Net Earnings (Loss) Applicable to Common Stock(5)....  $ 13.5   $   (5.3)  $ (2.7)  $(75.1)  $  7.8   $ 13.0   $ (2.3)  $ 46.0
                                                       ======    =======   ======   ======   ======   ======   ======   ======
Earnings (Loss) per Primary and Fully Diluted*
  Share(5)...........................................  $  .96   $   (.37)  $ (.19)  $(5.34)  $  .54   $  .56   $ (.10)  $ 1.83
                                                       ======    =======   ======   ======   ======   ======   ======   ======
Average Common and Common
  Equivalent Shares Outstanding(6):
  Primary............................................    14.1       14.1     14.1     14.1     14.3     23.2     22.6     25.1
  Fully diluted......................................    18.8       18.8     18.8     18.8     19.1     24.7     24.6     25.1
CAPITAL EXPENDITURES
Refining and Marketing...............................  $  6.9   $    4.4   $   .8   $  3.7   $  7.1   $ 32.0   $ 22.9   $  7.2
Exploration and Production...........................    13.2       19.3      3.0      9.3     29.3     65.6     48.8     40.8
Oil Field Supply and Distribution....................     2.5         .4       --      1.1       .3       .2       .1       .3
Other................................................      .5         .4       .1      1.3       .8      1.8      1.5       .6
                                                       ------   --------   ------   ------   ------   ------   ------   ------
Total Capital Expenditures...........................  $ 23.1   $   24.5   $  3.9   $ 15.4   $ 37.5   $ 99.6   $ 73.3   $ 48.9
                                                       ======    =======   ======   ======   ======   ======   ======   ======
DEPRECIATION, DEPLETION AND AMORTIZATION
Refining and Marketing...............................  $  8.4   $    9.0   $  2.4   $ 10.2   $ 10.3   $ 10.4   $  7.8   $  8.8
Exploration and Production...........................     1.5        4.6      1.5      5.2     11.1     24.3     15.1     23.0
Oil Field Supply and Distribution                         2.0         .5       .1       .5       .4       .3       .3       .2
Other................................................      .9         .9       .2       .7       .8      1.0       .7       .8
                                                       ------   --------   ------   ------   ------   ------   ------   ------
Total Depreciation, Depletion and Amortization.......  $ 12.8   $   15.0   $  4.2   $ 16.6   $ 22.6   $ 36.0   $ 23.9   $ 32.8
                                                       ======    =======   ======   ======   ======   ======   ======   ======
BALANCE SHEET AND OTHER DATA
Total Assets.........................................  $504.9   $  496.8   $494.7   $446.7   $434.5   $484.4   $459.0   $533.7
Working Capital......................................  $117.9   $   95.4   $106.1   $122.6   $124.5   $ 85.9   $ 82.3   $105.1
Long-Term Debt and Other Obligations, Including
  Current Portion(7).................................  $168.0   $  184.7   $189.4   $201.7   $185.5   $199.6   $198.9   $197.0
Redeemable Preferred Stock...........................  $ 57.4   $   57.4   $ 57.4   $ 71.7   $ 78.1       --       --       --
Common Stock and Other Stockholders' Equity(6).......  $141.4   $  137.4   $137.0   $ 50.7   $ 58.5   $160.7   $145.4   $207.9

---------------

  * Anti-dilutive.

(1) Tesoro's fiscal year-end was changed from September 30 to December 31, effective January 1, 1992.

(2) Tesoro is involved in litigation related to a natural gas sales contract. For additional information concerning this dispute, see "Risk Factors and Recent Developments -- Risk Factors with Respect to Tesoro."

(3) Intersegment eliminations represent sales from Refining and Marketing to Oil Field Supply and Distribution, at prices which approximate market.

(4) Segment operating profit represents pretax earnings (loss) before certain corporate expenses, interest income and interest expense.

(5) The net loss for 1992 included a charge of $20.6 million ($1.47 per share) for the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." Net earnings for 1994 included a $4.8 million ($.21 per share) extraordinary loss related to an early extinguishment of debt in connection with a recapitalization. Net earnings for the nine months ended September 30, 1995 included a gain of approximately $33 million ($1.34 per share) from the sale of certain oil and gas interests in the Bob West Field.

(6) No dividends were paid on common shares during the periods presented above.

(7) In December 1995, $34.6 million principal amount of 12% Subordinated Debentures were redeemed with a portion of the proceeds from the sale of certain of Tesoro's oil and gas interests in the Bob West Field. Tesoro will record an extraordinary loss in the fourth quarter of 1995 of approximately $2.9 million ($.11 per share) for the early retirement of that debt.

                        COASTWIDE ENERGY SERVICES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                            ---------------------------------------------------    ------------------
                             1990       1991       1992       1993       1994       1994       1995
                            -------    -------    -------    -------    -------    -------    -------
OPERATING DATA
Product and service
  revenues................  $41,169    $34,092    $28,435    $34,449    $41,160    $30,141    $31,315
Direct operating
  expenses................   36,658     31,202     27,073     31,197     35,635     26,125     27,473
                            -------    -------    -------    -------    -------    -------    -------
Gross profit..............    4,511      2,890      1,362      3,252      5,525      4,016      3,842
General and administrative
  expenses................    2,352      2,823      2,377      2,818      3,531      2,613      2,898
                            -------    -------    -------    -------    -------    -------    -------
Operating income (loss)...  $ 2,159    $    67    $(1,015)   $   434    $ 1,994    $ 1,403    $   944
                            =======    =======    =======    =======    =======    =======    =======
Income (loss) from
  continuing operations,
  before extraordinary
  items...................  $   894    $  (422)   $  (881)   $   292    $ 1,217    $   826    $   372
Income (loss) from
  discontinued
  operations..............       55       (633)        --         --         --         --         --
Extraordinary items.......      274         --         --         --         --         --         --
                            -------    -------    -------    -------    -------    -------    -------
          Net income
            (loss)........  $ 1,223    $(1,055)   $  (881)   $   292    $ 1,217    $   826    $   372
                            =======    =======    =======    =======    =======    =======    =======
Earnings per common and
  common equivalent share
  (primary)...............                                   $   .15    $   .58    $   .40    $   .17
Earnings per common and
  common equivalent share
  (fully diluted).........                                   $   .15    $   .51    $   .36    $   .17
PERCENTAGE OF TOTAL
  REVENUES:
Diesel fuel sales(1)......    79.2%      73.3%      67.4%      58.5%      54.3%      53.4%      51.4%
BALANCE SHEET DATA
Total assets..............  $18,278    $16,136    $15,212    $18,412    $22,230    $22,318    $24,164
Long-term debt (including
  current portion)........  $   209    $   724    $   737    $   700    $ 2,455    $ 2,456    $ 1,731
Convertible debentures....  $    --    $    --    $    --    $    --    $ 4,270    $ 4,270    $ 4,270
Stockholders' equity......  $10,658    $ 9,603    $ 8,942    $ 9,504    $10,901    $10,440    $11,310

---------------

(1) No other product or service accounted for more than 15% of total revenues during any period.

                           COMPARATIVE PER SHARE DATA

     The following tables set forth for Tesoro and Coastwide certain historical and pro forma equivalent per share financial information for the nine months ended September 30, 1995 and for the year ended December 31, 1994. Equivalent pro forma earnings per Tesoro share and book value per Tesoro share have been computed by multiplying Tesoro's historical earnings per share and book value per share by the exchange ratio so that the equivalent pro forma per Tesoro share amounts are equated to the respective values of one share of Coastwide Common Stock. Equivalent pro forma earnings per Coastwide share and book value per Coastwide share have been computed by dividing Coastwide's historical earnings per share and book value per share by the exchange ratio so that the equivalent pro forma per Coastwide share amounts are equated to the respective values of one share of Tesoro Common Stock. In addition to the shares of Tesoro Common Stock to be received, Coastwide shareholders will receive $2.55 in cash per common and common equivalent share of Coastwide. No cash dividends were declared by Tesoro or Coastwide during the nine months ended September 30, 1995 or for the year ended December 31, 1994.

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Tesoro and Coastwide included in the documents described under "Incorporation of Certain Documents by Reference" and the consolidated financial statements and accompanying notes of Coastwide set forth elsewhere in this Proxy Statement/Prospectus.

PER SHARE AND SHARE EQUIVALENT OF TESORO COMMON STOCK TO COASTWIDE SHAREHOLDERS:

                                                             NINE MONTHS
                                                                ENDED           YEAR ENDED
                                                             SEPTEMBER 30,      DECEMBER 31,
                                                                1995               1994
                                                               ------             ------
    Earnings -- fully diluted:
      Historical............................................   $ 1.83             $ 0.56
      Equivalent pro forma..................................   $ 0.75             $ 0.23
    Book value at period end:
      Historical............................................   $ 8.47             $ 6.59
      Equivalent pro forma..................................   $ 3.47             $ 2.70

PER SHARE AND SHARE EQUIVALENT OF COASTWIDE COMMON STOCK TO TESORO SHAREHOLDERS:

    Earnings -- fully diluted:
      Historical............................................   $ 0.17             $ 0.51
      Equivalent pro forma..................................   $ 0.41             $ 1.23
    Book value at period end:
      Historical............................................   $ 4.87             $ 4.75
      Equivalent pro forma..................................   $11.87             $11.58

                      RISK FACTORS AND RECENT DEVELOPMENTS

     Prior to making a decision regarding the Merger, holders of Coastwide Common Stock should consider carefully, in addition to the other information contained in, or incorporated by reference in, this Proxy Statement/Prospectus, the following risk factors, including recent developments:

RISK FACTORS WITH RESPECT TO TESORO

     Consent Solicitation. On December 26, 1995, a group of five holders of Tesoro's Common Stock, led by Kevin S. Flannery (the "Flannery Group"), beneficially owning in the aggregate approximately 5.9% of the outstanding shares of Tesoro Common Stock, filed a Form 13D with the Commission announcing that they had formed a "group" identified as the "Committee for New Management of Tesoro Petroleum Corporation" (the "Committee"), to seek to acquire control of Tesoro through the replacement of the current Tesoro Board with persons nominated by the Committee. In the Schedule 13D filed by the Flannery Group, the Flannery Group stated that it would seek to accomplish its goal of replacing the Tesoro Board by soliciting the written consent of holders of Tesoro Common Stock through a consent statement.

     Delaware Law allows stockholders to act by written consent in the absence of a meeting of stockholders if the consent of a majority of the outstanding shares is obtained in writing within a period of 60 days from the date that the first written consent is delivered to the company. The By-laws of Tesoro set forth a procedure to be followed in any stockholder consent solicitation. Under the By-laws, any stockholder of record who wants to seek written consents must ask the Tesoro Board to fix a record date, which the Tesoro Board must do within ten days of such request. Only stockholders of record on the record date are entitled to participate in the consent solicitation. As of the date of this Prospectus/Proxy Statement, the Flannery Group had not asked the Tesoro Board to fix a record date for its announced intended consent solicitation.

     The Flannery Group has filed preliminary consent solicitation materials with the Commission. In summary, as reported in the materials filed, the Flannery Group, which purportedly consists of Kevin S. Flannery, Alan Kaufman, James H. Stone, Robert S. Washburn and George F. Baker, intends to solicit consents from Tesoro stockholders to (i) remove, without cause, all of the current members of the Board of Directors, (ii) elect to the Tesoro Board a slate comprised of three Committee members plus two additional nominees designated by the Committee, and (iii) amend the By-laws to facilitate the removal of the current Tesoro Board and the election of the Committee's nominees. The Flannery Group indicates in its filings, that if elected, their nominees would conduct a detailed review of Tesoro and consider alternative strategies to enhance stockholder value, which they "expect" will include the prompt disposition of Tesoro's refinery business and perhaps other "non-core" assets or the Company as a whole. See "Information about Tesoro."

     The Flannery Group has also filed a related lawsuit in the U.S. District Court for the Western District of Texas (the "District Court") against Tesoro and its President and Chief Executive Officer, Bruce A. Smith, seeking a judgment (i) declaring that Tesoro's Rights Agreement does not apply to the efforts of the Flannery Group to solicit consents and that Tesoro's By-laws permit removal and replacement of the directors through stockholder action by written consent; (ii) enjoining Tesoro from delaying or otherwise unlawfully interfering with the efforts of the Flannery Group to solicit consents, and
(iii) declaring that the actions and disclosures of the Flannery Group with regard to their solicitation are and have been in compliance with the federal securities laws. On January 8, 1996, Tesoro filed an answer and counterclaims to the Flannery Group complaint alleging violations of the federal securities laws, tortious interference with contract and prospective contractual relations (including interference with the Merger Agreement) and business disparagement. Among the allegations made by Tesoro is the allegation that Ardsley Advisory Partners, a beneficial owner of more than five percent of Tesoro's outstanding Common Stock, is part of the Flannery Group. See "Information About
Tesoro -- Principal Stockholders."

     On January 8, 1996, the District Court, at the request of Tesoro, issued a temporary restraining order restraining the Flannery Group from taking any action in furtherance of its consent solicitation, including soliciting or attempting to solicit consents, filing or disseminating to Tesoro stockholders or the public any Schedule 13D or 14A statements relating to Tesoro, or making any false or misleading statements regarding Tesoro. In connection with the request for the restraining order, Tesoro volunteered not to commence any judicial proceedings in any other forum that would require litigation of issues common to those before the court or to take any action unlawfully to delay or interfere with the plaintiffs efforts to solicit written consents. In its motion requesting a temporary restraining order, Tesoro also asked the court to enjoin the consent solicitation until after Tesoro's 1996 Annual Meeting of Stockholders.

     The Tesoro Board presently intends to contest vigorously the Flannery Group's consent solicitation by seeking revocation of consents through a revocation solicitation. There may be developments in this matter before and after the Special Meeting. Any definitive consent revocation statement or reports on Form 8-K filed with the Commission by Tesoro after the date of this Prospectus/Proxy Statement are incorporated by reference into this Registration Statement. See "Incorporation by Reference." See also "Information About Tesoro."

     Possible Adverse Impact of Pending Litigation. Tesoro is involved in certain litigation regarding a gas purchase contract (the "Tennessee Gas Contract") with Tennessee Gas Pipeline Company ("Tennessee Gas"). Two producing gas units within the Bob West Field in South Texas are subject to the Tennessee Gas Contract, pursuant to which Tennessee Gas pays prices greatly in excess of spot market prices. During September 1995, the Contract Price (as defined below) was in excess of $8.00 per thousand cubic feet ("Mcf") compared to average spot market prices for natural gas of $1.45 per Mcf during September 1995. During the nine months ended September 30, 1995, approximately 18% of Tesoro's net domestic natural gas production was sold under the Tennessee Gas Contract. Through September 30, 1995, under the Tennessee Gas Contract, Tesoro has recognized cumulative net revenues in excess of spot market prices (in excess of a $3.00 per Mcf nonrefundable Bond Price (as defined below) from September 18, 1994, through August 13, 1995) totaling approximately $96.6 million, which Tesoro anticipates will continue to increase. If Tennessee Gas ultimately prevails in this litigation, Tesoro could be required to reverse some or all of such incremental revenue and repay Tennessee Gas all or a portion of $53.9 million for amounts received above spot market prices, plus interest if awarded by the court. In addition, the present value of estimated future net revenues on a pre-tax basis from Tesoro's proved domestic natural gas reserves has been calculated based in part on the Contract Price (as defined below) at the date of determination. At September 30, 1995, Tesoro estimates that such present value was approximately $153 million. If calculated using estimated September 30, 1995, spot market prices instead of the Contract Price, Tesoro estimates that such present value would have been approximately $92 million.

     The litigation with Tennessee Gas involves the Tennessee Gas Contract which provides that the price of gas shall be the maximum price as calculated in accordance with Section 102(b)(2) ("Contract Price") of the Natural Gas Policy Act of 1978 ("NGPA"). In August 1990, Tennessee Gas filed suit against Tesoro in the District Court of Bexar County, Texas, alleging that the Tennessee Gas Contract is not applicable to Tesoro's properties and that the gas sales price should be the price calculated under the provisions of Section 101 of the NGPA rather than the Contract Price. Tennessee Gas also claimed that the contract should be considered an "output contract" under Section 2.306 of the Texas Uniform Commercial Code ("UCC") and that the increases in volumes tendered under the contract exceeded those allowable for an output contract.

     The District Court judge returned a verdict in favor of Tesoro on all issues. On appeal by Tennessee Gas, the Court of Appeals for the Fourth Supreme Judicial District of Texas affirmed the validity of the Tennessee Gas Contract as to Tesoro's properties and held that the price payable by Tennessee Gas for the gas was the Contract Price. The Court of Appeals remanded the case to the trial court based on its determination that (i) the Tennessee Gas Contract was an output contract and (ii) a fact issue existed as to whether the increases in the volumes of gas tendered to Tennessee Gas under the contract were made in bad faith or were unreasonably disproportionate to prior tenders. Tesoro sought review of the appellate court ruling on the output contract issue in the Supreme Court of Texas. Tennessee Gas also sought review of the appellate court ruling denying the remaining Tennessee Gas claims in the Supreme Court of Texas. The appellate court decision was the first decision reported in Texas holding that a take-or-pay contract was an output contract. The Supreme Court of Texas heard arguments in December 1994 regarding the output contract issue and certain of the issues raised by Tennessee Gas. On August 1, 1995, the Supreme Court of Texas, in a divided opinion, affirmed the decision of the appellate court on all issues, determined that the Tennessee Gas Contract was an output contract and remanded the case to the trial court for determination of whether gas volumes tendered by Tesoro to Tennessee Gas were tendered in good faith and were not unreasonably disproportionate to any normal or otherwise comparable prior output or stated estimates in accordance with the UCC. In addition, the Supreme Court of Texas affirmed that the price under the Tennessee Gas Contract is the Contract Price. Tesoro filed a motion for rehearing before the Texas Supreme Court on the issue of whether the Tennessee Gas Contract is an output contract. Tesoro and its outside counsel are evaluating the impact of various aspects of the Supreme Court decision. Tesoro believes that, if this issue is tried, the gas volumes tendered to Tennessee Gas will be found to have been in good faith and otherwise in accordance with the requirements of the UCC. However, there can be no assurance as to the ultimate outcome at trial.

     In September 1994, the court ordered that, effective until August 1, 1995, Tennessee Gas (i) take at least its entire monthly take-or-pay obligation under the Tennessee Gas Contract, (ii) pay for gas at $3.00 per Mmbtu, which approximates $3.00 per Mcf ("Bond Price"), and (iii) post a $120 million bond with the court representing an amount which, together with anticipated sales of natural gas to Tennessee Gas at the Bond Price, will equal the anticipated value of the Tennessee Gas Contract during this interim period. The Bond Price for this period is nonrefundable by Tesoro. On August 10, 1995, a hearing was held before the trial court regarding the extension of the Tennessee Gas bond. Pursuant to an agreement of the parties, the court ordered that Tennessee Gas, for the period August 14, 1995, until the earlier of October 16, 1995, or the date the Supreme Court issues its rulings on motions for rehearings, (i) continue to take at least its entire take-or-pay volume obligations, (ii) pay for gas at a price of $3.00 per Mmbtu subject to potential refund of amounts in excess of market prices if Tennessee Gas should ultimately prevail in the litigation and (iii) post a $25 million bond in addition to the $120 million bond presently in place. On November 8, 1995, pursuant to agreement of the parties, the court ordered that Tennessee Gas will, for the period October 16, 1995, until the earlier of January 31, 1996, or the date the Supreme Court issues its ruling on motions for rehearing, (i) continue to take at least its entire take-or-pay volume obligation, (ii) pay for gas at a price of $3.00 per Mmbtu subject to potential refund of amounts in excess of market prices if Tennessee Gas should ultimately prevail in the litigation, and (iii) post a $35 million bond in addition to the $145 million bond presently in place. Tennessee Gas had previously agreed to pay Tesoro the nonrefundable Bond Price until August 14, 1995. Under the provisions of the bond agreement, Tesoro retains the right to receive the full Contract Price for all gas sold to Tennessee Gas.

     Certain Provisions of Tennessee Gas Contract. Under normal industry practices, elections to take gas are made on a monthly basis. Under the terms of the Tennessee Gas Contract, Tennessee Gas is not required to take gas for any period of a contract year. Tesoro recognizes revenues under the Tennessee Gas Contract based on the quantity of natural gas actually taken by Tennessee Gas. While Tennessee Gas has the right to elect not to take gas during any contract year, this right is subject to an obligation to pay within 60 days after the end of such contract year for gas not taken, subject to the provisions of the bond posted by Tennessee Gas. The contract year ends on January 31 of each year. Although the failure to take gas could adversely affect Tesoro's income and cash flows from operating activities within a contract year, Tesoro should recover reduced cash flows shortly after the end of the contract year under the take-or-pay provisions of the contract, subject to the provisions of the bond posted by Tennessee Gas. See above under "Possible Adverse Impact of Pending Litigation."

     Concentration of Operations. Tesoro's exploration and production segment contributed substantially all of Tesoro's operating profit for the year ended December 31, 1994 and for the nine months ended September 30, 1995. Oil and gas production is subject to interruption as a result of a variety of conditions and events, including natural disasters, reservoir damage, mechanical difficulties, unavailability of equipment and supplies, transportation problems, title and contractual controversies, governmental regulation and others. Because Tesoro's domestic oil and gas production is confined to South Texas, primarily to the Bob West Field, and its international oil and gas operations are confined to two blocks in Bolivia, the effect of any of such conditions or events on Tesoro could be more adverse than if Tesoro were more geographically diverse. Any interruption of oil and gas production in any one or more of Tesoro's areas of operation could have a material adverse effect on Tesoro.

     All of Tesoro's refinery operations are conducted at its facility in Kenai, Alaska (the "Refinery"). As a result, the operations of Tesoro would be subject to significant interruption if the Refinery or the dock facilities owned by Tesoro were to experience a major accident or were damaged by severe weather or other natural disaster. Tesoro maintains business interruption insurance with respect to its Refinery operations in amounts that the management of Tesoro believes to be adequate.

     Potential Interruption of Feedstock Availability. The Refinery currently utilizes crude oil that is transported through the Trans Alaska Pipeline System ("TAPS") to Valdez, Alaska and from there to the Refinery by Tesoro's time-chartered American flag vessel. In connection with an ongoing overhaul of the electrical systems of the TAPS, numerous electrical code violations have been discovered. While representatives of the TAPS have indicated that they believe the overhaul of the electrical system and any action required to remedy such violations will not cause any significant interruptions in the transportation of crude oil through the TAPS, there is a possibility that such interruptions could occur as a result of electrical failure, regulatory action or other matters related to the overhaul or the violations. In 1994, approximately 59% of the Refinery's feedstock was Alaska North Slope ("ANS") crude oil. Tesoro had a contract with the State of Alaska ("State") for the purchase of ANS royalty crude oil from the State. The contract between Tesoro and the State, which required Tesoro to purchase approximately 40,000 barrels per day of ANS crude oil, which equals approximately 80% of Tesoro's total feedstock requirements during the nine months ended September 30, 1995, expired on December 31, 1995. In May 1995, Tesoro negotiated a new three-year contract with the State for the period January 1, 1996 through December 31, 1998. The new contract also provides for the purchase of approximately 40,000 barrels per day of ANS royalty crude oil. Tesoro's remaining feedstock requirements are generally met through short-term contracts and spot market purchases. In the event of any significant interruption in this supply or transportation system, Tesoro has access to other sources of feedstocks. However, Tesoro cannot predict the price or terms on which such alternative feedstock supplies could be secured, and any such interruption could have a material adverse effect on Tesoro's operations.

     Volatility of Prices, Earnings and Cash Flows. The markets for crude oil and natural gas and the refined products produced at the Refinery historically have been volatile and are likely to continue to be volatile in the future. An increase in crude oil prices could adversely affect Tesoro's operating margins. Tesoro's operating margins are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas and refined petroleum products, market uncertainty and a variety of additional factors that are beyond the control of Tesoro. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in other producing countries, the actions of the Organization of Petroleum Exporting Countries, the supply of foreign crude oil and natural gas, the proximity of Tesoro's gas reserves to pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price of foreign imports, the price and availability of alternative fuels and overall economic conditions. Tesoro cannot predict the future markets and prices for Tesoro's natural gas or refined products. The volatility of prices can result in inventory write-downs that can cause income to fluctuate from quarter to quarter.

     Decreases in the prices of natural gas have had, and could have in the future, an adverse effect on the carrying value of Tesoro's proved reserves and Tesoro's revenues, profitability and cash flow. Although the prices that Tesoro currently receives for sales of natural gas in the spot market are higher than in recent months, such prices have been very volatile over the last three years. During 1993, 1994 and the nine months ended September 30, 1995, Tesoro's spot market natural gas prices averaged $2.03, $1.64 and $1.47 per Mcf, respectively.

     Environmental Regulations and Liabilities. Tesoro is subject to extensive federal, state and local laws and regulations governing releases into the environment and the storage, transportation, disposal and cleanup of hazardous waste materials. Future environmental regulations could result in increased capital expenditures and operating costs that may adversely affect Tesoro's results of operations and financial condition. At present, Tesoro has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act for two Superfund sites. In addition, in March 1992, Tesoro received a Compliance Order and Notice of Violation from the EPA alleging violations of the New Source Performance Standards of the Clean Air Act at the Refinery. Tesoro is currently negotiating the assessment of penalties with the DOJ regarding the alleged violations. While Tesoro has from time to time been, and presently is, the subject of litigation and investigations relating to environmental and related matters, management of Tesoro believes that such proceedings will not have a material adverse effect on the results of operations or competitive position of Tesoro. However, there can be no assurance that Tesoro will not become involved in further litigation or other proceedings, or that if Tesoro were to be held responsible for damage in any litigation or proceedings (including existing litigation or proceedings), such costs would not be material.

     Tesoro currently operates service stations in Alaska, and has in the past operated service stations in other jurisdictions, that have underground fuel storage tanks. All such storage tanks are subject to governmental regulation and legislation. The operation of underground storage tanks poses certain risks apart from costs associated with regulatory requirements. These risks are predominately damages associated with underground leaks of petroleum products. Tesoro currently has leak detection and tank testing programs in effect in Alaska to mitigate the threat of such risks. In addition, the majority of Tesoro's operating service stations are in nonresidential locations, further reducing the risks associated with contamination of residential areas. However, there can be no assurance that Tesoro will not become liable for damages from its underground storage tanks at some future date.

     Uncertainty in Estimating Oil and Gas Reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves of oil and gas and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of Tesoro. In addition, the present value of estimated future net revenues from proved reserves of Tesoro is based upon certain assumptions about future production levels, prices and costs that may not prove correct over time.

     Tesoro periodically reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Commission. Under the full-cost accounting rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves on an after-tax basis, discounted at 10% per annum, plus the lower of cost or fair market value of unproved properties. Application of this rule generally requires pricing future revenues at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time. The risk that Tesoro will be required to write down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or unusually volatile.

     Depletion of Reserves; Risk of Oil and Gas Operations. Without the successful drilling of new wells or the acquisition of producing properties, Tesoro's domestic and foreign production and reserves will decline. To the extent Tesoro engages in drilling activities, such activities carry the risk that no commercially viable oil and gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, regulatory delays, weather conditions and shortages or delays in delivery of equipment, as well as the financial instability of well operators, major working interests owners and well servicing companies. Tesoro's primary domestic exploration and production activities are located in South Texas where its proved natural gas reserves have a relatively short reserve life of approximately 3.5 years if determined by dividing estimated domestic proved natural gas reserves at September 30, 1995 by the September 1995 production volume. However, based on normal declines in future production levels, Tesoro anticipates the economic life of such reserves to be substantially longer.

     Possible Limitation on Use of Tax Benefits. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"), if Tesoro has an "ownership change" as defined therein, Tesoro's use of its net operating loss carry forwards and general business credits after the ownership change will be subject to an annual limit (the "382 Limit"). An ownership change generally occurs if the ownership by 5-percent shareholders, as defined in Code Section 382, increases by more than 50 percentage points over the lowest percent of stock owned by such 5-percent shareholders during any three-year period. Tesoro completed a recapitalization ("Recapitalization") in February 1994 which resulted in significant changes in the ownership of Tesoro. In addition, Tesoro completed an offering of 5,850,000 shares of Tesoro Common Stock in June 1994, the proceeds of which were used to repurchase the capital stock of Tesoro owned by MetLife Security

Insurance Company of Louisiana (the "MetLife Redemption"). Finally, there have been other significant sales and purchases of Tesoro Common Stock during the last three years. Tesoro has taken the position that an ownership change under existing law did not occur as a result of the Recapitalization, the MetLife Redemption or any of the other significant stock transfers that will have taken place prior to the Merger (the "Prior Transactions"). Further, Tesoro intends to take the position that consummation of the Merger, combined with the Prior Transactions, will not constitute an ownership change. Because there are substantial interpretive questions concerning the application of Code Sections 382 and 383 and because changes in ownership of Tesoro occurring within three years after the Merger are taken into account in determining whether an ownership change has occurred, there can be no assurance that an ownership change has not occurred as a result of the Prior Transactions or will not occur as a result of the Merger and future events. If an ownership change occurred as a result of the Recapitalization or the MetLife Redemption, the 382 Limit, based on the value of Tesoro on February 9, 1994 and June 29, 1994, as determined by the approximate market value of Tesoro Common Stock as of such dates, could be as low as approximately $18.9 million and $12.5 million, respectively, per year. If an ownership change occurs as a result of the Merger, the 382 Limit, based on the value of Tesoro on January 12, 1996, as determined by the approximate market value of Tesoro Common Stock as of such date, would be approximately $12.2 million per year. Tesoro's net operating loss carryforwards and general business credits as of December 31, 1994 were approximately $122.1 million and $8.1 million, respectively.

     Foreign Operations. A portion of Tesoro's operations are conducted in foreign countries, where Tesoro is subject to risks of a political nature and other risks inherent in foreign operations. Tesoro's operations outside the United States have been, and in the future may be, materially affected by host governments through increases or variations in taxes, royalty payments, export taxes and export restrictions and adverse economic conditions in the foreign countries, the future effects of which Tesoro is unable to predict.

     Operating Hazards. Tesoro's oil and gas and refining operations are hazardous due to the combination of individuals and machines operating in restricted work areas and the highly flammable nature of crude oil, natural gas and refined products. As a result, Tesoro has experienced personal injury and property damage incidents in the past and such incidents could occur in the future. The frequency and severity of such incidents affect Tesoro's operating costs, insurability and relationships with customers, employees and regulators. Any significant increase in the frequency or severity of such incidents, or the general level of compensation awards with respect thereto, could affect the ability of Tesoro to obtain insurance and could have a material adverse effect on Tesoro.

     Competition. The oil and gas industry is highly competitive in all phases, including the refining and marketing of crude oil and petroleum products and the search for and development of oil and gas reserves. The industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial, individual and other consumers. Tesoro competes with a substantial number of major integrated oil companies and other companies having materially greater financial and other resources. These competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, unlike Tesoro, many competitors also produce large volumes of crude oil, which may be used in connection with their refining operations. The North American Free Trade Agreement has further streamlined and simplified procedures for the importation and exportation of natural gas among Mexico, the United States and Canada. These changes are likely to enhance the ability of Canadian and Mexican producers to export natural gas to the United States, thereby further increasing competition in the domestic natural gas market.

RISK FACTORS WITH RESPECT TO COASTWIDE

     Volatility of Oil and Gas Prices and Markets. Coastwide's revenues and profitability are substantially dependent upon prevailing prices for oil and gas since they directly affect the level of drilling activity. Because of the location of Coastwide's facilities along the U.S. Gulf Coast, its operations are particularly sensitive to the prices paid for natural gas. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of Coastwide. These factors include political conditions in the

Middle East, the domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the availability and capacity of gas gathering systems and pipelines, the effect of federal and state regulations, general economic conditions, changes in supply and changes in demand may adversely affect prices and thereby Coastwide's ability to market its services and products.

     Competition. The principal competitive factors affecting Coastwide are the location of its facilities, availability of logistical support services, experience of personnel and dependability of service. The marketing of Coastwide's products and services is price sensitive, and Coastwide encounters price competition from its competitors. Coastwide competes with several independent operations, and in Harbor Island and Port O'Connor, Texas and Cameron, Louisiana, with one or more major mud companies who maintain their own marine terminals.

     Potential Liability and Insurance. Performance of Coastwide's services and the manufacture of its products requires the use of heavy equipment and exposure to hazardous conditions. In addition, in the ordinary course of its business, Coastwide handles hazardous materials and waste. As a result, Coastwide may be subject to fines, penalties or other liabilities arising from its operations.

     Coastwide maintains workers' compensation insurance for its employees and other coverages for normal business risks, including general liability insurance with an annual aggregate coverage limit of approximately $5 million. Coastwide's insurance coverage does not cover pollution related claims. Although Coastwide believes that its insurance coverage is generally consistent with industry practice, a successful liability claim for which Coastwide is only partially insured or completely uninsured could have a material adverse effect on Coastwide. In addition, if Coastwide experiences a significant number of such claims, increases in Coastwide's insurance premiums could have a material adverse effect on Coastwide.

     Environmental Regulation. Regulations relating to the protection of the environment have not had a material effect on Coastwide's capital expenditures, earnings or competitive position and Coastwide does not currently anticipate making any material capital expenditures for environmental control facilities. Coastwide's facilities handle materials which are, or may in the future be, considered hazardous wastes and thus there can be no assurance that significant expenditures will not be required in the future. Future environmental regulations could result in increased capital expenditures and operating costs that may adversely affect Coastwide's results of operations and financial condition. While Coastwide is not presently involved in any litigation or, to the best of its knowledge, the subject of any investigations relating to environmental and related matters, there can be no assurance that Coastwide will not become involved in litigation or other proceedings, or that if Coastwide were to be held responsible for damage in any litigation or proceedings such costs would not be material.

     Dependence on Key Personnel. Coastwide's operations are dependent upon a relatively small group of management and technical personnel. The loss of one or more of these individuals could have a material adverse effect on Coastwide.

     Geographic Concentration of Operations. Virtually all of Coastwide's operations are located along the U.S. Gulf of Mexico. Because of this concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production by customers will impact Coastwide more adversely than if Coastwide were more geographically diversified.

     Compliance with Governmental Regulations. Coastwide's operations are subject to extensive governmental regulation, which may be changed from time to time in response to economic or political conditions. Coastwide believes that the trend of more expansive and stricter environmental laws and regulations will continue. The implementation of new, or the modification of existing, environmental laws or regulations could have a material adverse impact on Coastwide.

     Control by Principal Stockholders. Coastwide's three principal stockholders constitute a majority of the Coastwide Board and own more than 50% of the Coastwide Common Stock. As a result, they are in a position to control Coastwide through their ability to control the outcome of stockholder votes on the election of directors and other matters. See "Information About Coastwide -- Securities Ownership of Principal Stockholders and Management."

     Dividend Policy. Coastwide has never paid a dividend on Coastwide Common Stock. Although Coastwide does not presently pay dividends on shares of Coastwide Common Stock, the Coastwide Board will reviews its dividend policy from time-to-time.

                              THE SPECIAL MEETING

     This proxy statement is being furnished to holders of Coastwide Common Stock in connection with the solicitation of proxies by the Coastwide Board for use at the Special Meeting and any adjournments thereof. This document also serves as the prospectus of Tesoro with regard to the offer by Tesoro of shares of Tesoro Common Stock to stockholders of Coastwide in connection with the Merger for which approval is being sought at the Special Meeting.

     All information contained herein with respect to Tesoro has been supplied by Tesoro and all information contained herein with respect to Coastwide has been supplied by Coastwide.

     This Prospectus/Proxy Statement and the attached Notice and Form of Proxy are first being mailed to stockholders of Coastwide on or about January 20, 1996.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the holders of Coastwide Common Stock will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to act upon such other matters as may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Appendix A hereto.

     The Merger Agreement provides that, if the Merger is consummated, Coastwide will, in effect, become a wholly-owned subsidiary of Tesoro and each Coastwide stockholder will receive the Merger Consideration, and Coastwide Class B Warrants, Convertible Debentures and employee stock options will be appropriately adjusted to substitute the Merger Consideration for Coastwide Common Stock.

     THE COASTWIDE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT COASTWIDE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held at 10:00 a.m., Central Standard Time, on February 20, 1996, at the Sheraton Grand Hotel, 2525 West Loop South, Houston, Texas.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on the Record Date, which the Coastwide Board has set as December 22, 1995, are entitled to notice of the Special Meeting and to vote at the Special Meeting, or any adjournment thereof.

     At the close of business on the Record Date, there were approximately 300 holders of Coastwide Common Stock with 1,825,285 shares issued and outstanding. Each share of Coastwide Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

VOTE REQUIRED

     Coastwide's Bylaws provide that the presence at the Special Meeting, in person or by proxy, of the holders of a majority of Coastwide Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Under Delaware Law, approval and adoption of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Coastwide Common Stock issued and outstanding on the Record Date, or 912,643 shares.

     At the close of business on the Record Date, the directors and executive officers of Coastwide and their affiliates, held 1,022,889 shares entitled to vote, representing approximately 56% of the shares of Coastwide Common Stock outstanding and entitled to vote at the Special Meeting. Don L. Ingram, L. Mark Newman and Stephen A. Wells, each of whom is a director of Coastwide, are entitled to vote an aggregate of 991,297 of such shares, representing 54% of the shares entitled to vote at the Special Meeting, and have indicated that they intend to vote for the Merger.

     The Merger Agreement provides that in the event the Merger Agreement is terminated because Coastwide stockholders fail to approve the Merger, Coastwide must pay Tesoro $400,000. See "Terms of the Merger -- Payment in the Event of Termination."

     As of the Record Date, directors and executive officers of Tesoro and their affiliates did not own any shares of Coastwide Common Stock. No vote of the stockholders of Tesoro is required to approve the Merger Agreement or the Merger.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Coastwide Common Stock executes and returns a form of proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger and the Merger Agreement and otherwise in the discretion of the proxy holders as to any other matters that may come before the Special Meeting or any adjournment or postponement thereof.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. As of the date of this Proxy Statement/Prospectus, Coastwide does not have any knowledge of any matters to be presented at the Special Meeting other than approval of the Merger Agreement. A stockholder of Coastwide who has executed and returned a form of proxy may revoke it at any time before it is voted at the Special Meeting by executing and returning a form of proxy bearing a later date, by filing written notice of such revocation with the Secretary of Coastwide, or by attending the Special Meeting and voting in person.

     Checking the abstention box on the proxy card or failing to return the form of proxy card has the same effect as voting against the proposal. Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger or the Merger Agreement. Broker non-votes will have the effect of votes against the Merger and the Merger Agreement. Under Delaware Law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of Coastwide may solicit proxies from stockholders by personal interview, telephone, facsimile or otherwise. Coastwide will bear the costs of the solicitation of proxies. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. Coastwide will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

     COASTWIDE STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Coastwide Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     Representatives of Arthur Andersen LLP, Coastwide's independent public accountants, are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     APPROVAL OF THE MERGER AGREEMENT AND MERGER REQUIRES THE AFFIRMATIVE VOTES OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COASTWIDE COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING. BROKER NON-VOTES AND ABSTENTIONS HAVE THE SAME EFFECT AS VOTES CAST AGAINST THE MERGER.

     For the reasons stated herein, the Coastwide Board recommends that the stockholders vote FOR the Merger Agreement and the Merger.

                                   THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Merger Agreement. The description in this Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified by, and made subject to, the more complete information set forth in the Merger Agreement, attached hereto as Appendix A.

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, receipt of necessary regulatory approvals, expiration of all waiting periods in respect thereof, and approval of the Merger Agreement by Coastwide stockholders, at the Effective Time, Coastwide will be merged with and into the Merger Sub, with the Merger Sub surviving as a wholly-owned subsidiary of Tesoro, succeeding to and assuming all rights and obligations of Coastwide as provided by Delaware Law. As a result of the Merger, the separate corporate existence of Coastwide will cease. Pursuant to the Merger Agreement, each outstanding share of Coastwide Common Stock will be converted into the right to receive the Merger Consideration, and outstanding Class B Warrants, Convertible Debentures and employee stock options to acquire Coastwide Common Stock will be adjusted to substitute the Merger Consideration for Coastwide Common Stock. See "Terms of the Merger -- Outstanding Warrants and Convertible Debentures" and "Terms of the Merger -- Options and Employee Matters."

     If the Merger is consummated, the Merger Sub will survive as the Surviving Corporation and will continue as a wholly-owned subsidiary of Tesoro under the name of "Coastwide Marine Services, Inc." Before the Effective Time, Tesoro intends to merge Tesoro's existing oil field supply and distribution business into the Merger Sub. See "Terms of the Merger -- Conduct of Business Following Merger."

     On September 13, 1995, the last trading day before public announcement of the proposed merger, the closing sales price for Tesoro Common Stock on the NYSE was $9.375 per share. On January 12, 1996, the closing price of Tesoro Common Stock on the NYSE was $8.625 per share. THE MARKET PRICE OF TESORO COMMON STOCK AT THE EFFECTIVE TIME MAY BE HIGHER OR LOWER THAN THE MARKET PRICE AT THE TIME THE MERGER CONSIDERATION WAS FIRST SET, AT THE DATE OF MAILING OF THIS PROXY STATEMENT/PROSPECTUS, OR AT THE TIME OF THE SPECIAL MEETING. STOCKHOLDERS OF COASTWIDE ARE NOT ASSURED OF RECEIVING ANY SPECIFIC MARKET VALUE OF TESORO COMMON STOCK AT OR AFTER THE EFFECTIVE TIME.

     For information on historical market prices of Tesoro Common Stock, see "Market Price and Dividend Data -- Tesoro." Current prices for Tesoro Common Stock are published in various newspapers, including the Wall Street Journal. Stockholders should obtain current market price information regarding Tesoro Common Stock.

     The Merger Agreement was negotiated by the managements of Tesoro and Coastwide on an arms-length basis. See "-- Background of the Merger," and "-- Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

     On several occasions during 1993, 1994 and 1995, representatives of Coastwide and Tesoro Petroleum Distributing Company ("PEDCO"), a wholly-owned subsidiary of Tesoro, met to discuss various approaches to combining portions of the two companies' businesses, including Coastwide's purchase of certain of PEDCO's Texas assets, PEDCO becoming a fuel supplier to Coastwide and various structures of a potential joint venture. None of these ideas was ever developed beyond initial discussions.

     During the period between March 30, 1995 and April 11, 1995, representatives of Coastwide and Tesoro explored the possibility of a joint venture or other combination between Coastwide and PEDCO. On April 21, 1995, Coastwide executed a Confidentiality Agreement which was then executed by Tesoro on April 24, 1995. Simmons was engaged by Coastwide on April 26, 1995, pursuant to approval from the Coastwide Board at its meeting on April 25, 1995, to assist Coastwide in exploring a possible combination.

     From May through July 1995, both companies supplied financial and operating data to Simmons to study the possible combination of the businesses. During meetings at Simmons' offices held on May 22, July 11 and July 17, 1995, representatives of Coastwide and Tesoro reviewed and discussed the advantages and disadvantages of consolidation. On June 19, 1995, management of Tesoro and Coastwide toured Coastwide and Tesoro locations on the western U.S. Gulf of Mexico. Discussions regarding the consolidation of the companies continued. As a result of the meetings, it became apparent that Tesoro, due to its size and greater financial flexibility, should be the acquiring company.

     In August 1995, management of Tesoro and Coastwide met with representatives of Simmons, representing Coastwide, and representatives of Lehman Brothers, Inc., representing Tesoro, at Simmons' offices. During this meeting, the terms of a possible transaction were discussed whereby Tesoro would acquire Coastwide through a merger using a combination of Tesoro Common Stock and cash.

     Subsequent to that meeting, the proposed transaction was discussed separately by the members of the Coastwide Board and the Tesoro Board. Following further discussions, a Letter of Intent was negotiated with price terms based on the closing price of Tesoro Common Stock on the NYSE on September 13, 1995, of $9.375 per share. The parties agreed upon news releases which were issued prior to market openings on September 14, 1995. The Letter of Intent provided that it would be a condition to consummation of the Merger that the price per share of Tesoro Common Stock be no less than $8.25 or more than $10.50 at the time of consummation.

     On September 20, 1995, Don V. Ingram, Coastwide's Chairman, and Mr. Wells met with representatives of Simmons to review preliminary analyses for determination of the fairness of the transaction to Coastwide's stockholders.

     On October 23, 1995, in a meeting in New Orleans, Louisiana, the Coastwide Board heard a formal presentation by representatives of Simmons as to the fairness of the transaction to Coastwide stockholders. At the Coastwide Board meeting, a lengthy discussion of the proposed Merger, including the price of Tesoro's Common Stock, which had declined, was conducted.

     Coastwide management met with Tesoro management in late October and early November 1995 to discuss adjusting the Merger Consideration to reflect the decline in the price per share of Tesoro Common Stock from $9.375 on the date the Letter of Intent was signed to approximately $8.00 during the latter part of October and early November 1995. The parties agreed to go forward with the execution of the Merger Agreement pursuant to the terms set forth in the Letter of Intent, except that the parties agreed that they would fix the merger consideration before mailing of the Proxy Statement/Prospectus, depending to some extent on the price of Tesoro Common Stock shortly before mailing of this Proxy Statement/Prospectus. The Merger Agreement provides that if the closing price of Tesoro Common Stock on the NYSE is not less than $8.25 per share or more than $10.50 per share two days prior to effectiveness of the registration statement filed by Tesoro with respect to Tesoro Common Stock to be issued in the Merger, then the Merger Consideration would be fixed at $2.55 in cash and
 .41 share of Tesoro Common Stock per Coastwide share, and if the closing price of Tesoro Common Stock on the NYSE at that time were outside of that range, then the parties would make a good faith effort to renegotiate the price. The price
of Tesoro Common Stock on the NYSE on             , 1996, two days prior to the
effective date of the registration statement was $       , and thus the final
fixed price was set at the Merger Consideration. The Coastwide Board met on January 15, 1996, and reaffirmed its approval of the Merger Agreement.

TESORO'S REASONS FOR THE MERGER

     The instability of oil and natural gas prices over the last several years has contributed significantly to the ongoing restructuring in the U.S. oil field service industry, including the fuel and lubricant distribution business of the type provided by Tesoro's wholly-owned subsidiary, PEDCO. This instability has led to lower revenues, increased competition and severe pressure on profitability in the fuel and lubricant distribution business. These pressures have resulted in consolidation in the industry, with the objective of streamlining operations, reducing costs and seeking to take advantage of synergies that can be created by combining similar and complementary businesses, particularly service and fuel and lubricant distribution. Tesoro's objective in acquiring Coastwide is consistent with these industry trends. Tesoro believes that the Merger will create a service and distribution business of sufficient size to be able to achieve significant cost savings and synergisms between Coastwide's shore-based service business and PEDCO's fuel and lubricant distribution business, which Tesoro anticipates will improve profitability, while concentrating the focus of the business on the offshore drilling and production operations. Tesoro believes it will further benefit from the fact that Coastwide is a leading supplier of shore-based services, as well as fuel and lubricants, to the offshore industry in the U.S. Gulf of Mexico. Although PEDCO has historically provided fuel and lubricant distribution services to both the onshore and offshore petroleum industry, PEDCO has recently sold four land-based locations in Texas. PEDCO remains the largest supplier of diesel fuel and lubricants to the offshore industry in Texas.

     Although there can be no assurances, Tesoro believes that, in addition to realizing cost savings and improved profitability from combining PEDCO and Coastwide and operating them as Coastwide Marine Services, Inc., the combined operations would be well-positioned and would have the financial resources to take advantage of any increase in the market for such fuel and lubricants distribution and energy services over the next few years and to expand their operations into market areas beyond their existing operations.

COASTWIDE'S REASONS FOR THE MERGER

     The Coastwide Board has reviewed the terms of the Merger with the Financial Advisor and concluded that the Merger is fair, from a financial point of view, to and in the best interests of Coastwide and its stockholders. Coastwide believes that the proposed Merger will be beneficial to its stockholders by permitting them a partial cash return on their investment while at the same time providing them with an interest in a larger and more diversified energy and energy service company. Coastwide's management believes that the Merger will strengthen the combined oil service operations of Coastwide and PEDCO while providing greater resources to achieve a more competitive position. In addition, given the volatility of the energy business, the greater resources and diversity of the combined companies should to some degree lessen the risks to Coastwide stockholders with regard to any negative trends within the energy sector.

     The Coastwide Board is composed of five persons, three of whom, as of the Record Date, owned beneficially in the aggregate approximately 54% of the outstanding Coastwide Common Stock and have indicated that they intend to vote for the Merger. See "The Special Meeting -- Vote Required."

     The decision of the Coastwide Board to approve the Merger Agreement and the Merger on November 2, 1995, followed extensive negotiations between Coastwide and Tesoro. The Coastwide Board reviewed in detail Tesoro's business, results of operations and prospects, as well as information about Tesoro acquired during the negotiations.

     During the course of its deliberations relating to a possible merger with Tesoro, the Coastwide Board also considered, without assigning relative weights thereto, the following other material factors:

          (i) the terms and conditions of the Merger Agreement, including the amount and form of the consideration, which the Coastwide Board believed represented the most favorable transaction possible with Tesoro for Coastwide's public stockholders;

          (ii) the historical and prospective business of Coastwide, including, among other things, the current financial condition and future prospects of Coastwide, the strategic direction of Coastwide's business, the current conditions in, and future prospects of, the energy industry, the competitive position of Coastwide in that industry, and the historical business and future prospects of Tesoro and its current financial condition, which indicated to the Coastwide Board that there is a favorable strategic fit between the two companies and that the Merger may produce benefits to Coastwide stockholders by allowing them to participate in a combined enterprise with greater business and financial resources that is well positioned to take advantage of new opportunities and to meet competitive challenges;

          (iii) the financial resources offered by Tesoro, which the Coastwide Board believed would give the combined operations of Coastwide and PEDCO the opportunity to increase the growth of Coastwide;

          (iv) the potential for improved business opportunities and cost savings resulting from the synergies from the complementary assets and combination of complementary businesses of Coastwide and Tesoro, which the Coastwide Board believed would have a favorable impact on long-term value for Coastwide stockholders as holders of Tesoro Common Stock after the Merger;

          (v) the opportunity for Coastwide's stockholders to retain a significant continuing interest in the energy industry through the acquisition of Tesoro Common Stock, which the Coastwide Board believed would be favorable to Coastwide's stockholders and consistent with their investment intent in purchasing shares of Coastwide Common Stock;

          (vi) historical data relating to market prices and trading volumes of Coastwide Common Stock and of Tesoro Common Stock compared to those of certain other publicly traded companies and the likely effects of the Merger on Tesoro's operations, the likely reaction of the financial market to the Merger and its effect on the price of Tesoro Common Stock, which the Coastwide Board believed indicated that the value of the Tesoro Common Stock to be received in the Merger was within the range of fair value, from a financial point of view, to Coastwide stockholders;

          (vii) the structure of the Merger, which would permit holders of Coastwide Common Stock to exchange their shares of Coastwide Common Stock for the Merger Consideration, a portion of which will be Tesoro Common Stock, on a tax-free basis; and

          (viii) the presentation of the Financial Advisor delivered to the Coastwide Board at its meeting on October 23, 1995, that the consideration to be received by Coastwide stockholders in connection with the Merger is fair to such stockholders from a financial point of view.

RECOMMENDATION OF THE COASTWIDE BOARD OF DIRECTORS

     By written consent of the Coastwide Board dated November 2, 1995, the Coastwide Board unanimously approved the Merger Agreement and unanimously concluded that the Merger is fair and in the best interests of Coastwide's stockholders and recommended that the stockholders of Coastwide vote FOR approval and adoption of the Merger Agreement. Under the terms of the Merger Agreement, consummation of the Merger by Coastwide was subject, among other things, to the receipt of an opinion of the Financial Advisor, prior to the mailing of the Proxy Statement/ Prospectus, to the effect that the Merger Consideration is fair to the holders of the Coastwide Common Stock from a financial point of view. On January 15, 1996, the Coastwide Board unanimously reaffirmed its approval of the Merger Agreement, its conclusion that the Merger is fair and in the best interests of Coastwide's stockholders, and its recommendation that the stockholders of Coastwide vote to approve and adopt the Merger Agreement.

     The Financial Advisor, as part of its line of professional services, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Financial Advisor was selected by the Coastwide Board in order to obtain an independent evaluation of the fairness of the consideration to be received pursuant to the Merger. The Coastwide Board, not the Financial Advisor, determined the consideration for the Merger.

OPINION OF FINANCIAL ADVISOR

     Coastwide has retained Simmons to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Coastwide Common Stock, Convertible Debentures and Class B Warrants.

     On October 23, 1995, Simmons delivered its oral opinion to the Coastwide Board to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants. On January 15, 1996, Simmons confirmed its oral opinion to the Coastwide Board, and delivered a written
opinion to such effect on January   , 1996. The full text of the written opinion
of Simmons dated January   , 1996, which sets forth the assumptions made, the
matters considered, limitations on, and the scope of the review undertaken and procedures followed by

Simmons in rendering its opinion is attached as Appendix B to this Proxy Statement/Prospectus, and is incorporated herein by reference. Coastwide stockholders are urged to read Simmon's opinion in its entirety.

     In connection with its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Letter of Intent between Coastwide and Tesoro; (ii) the Merger Agreement; (iii) the financial statements and other information concerning Coastwide, including the Annual Reports on Form 10-K of Coastwide for each of the years in the two-year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of Coastwide for the quarterly periods ended March 31, June 30 and September 30, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Coastwide furnished by Coastwide for purposes of Simmons' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Coastwide Common Stock; (vi) certain publicly available information concerning Tesoro, including the Annual Reports on Form 10-K of Tesoro for each of the years in the three-year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of Tesoro for the quarterly periods ended March 31, June 30 and September 30, 1995 and the Current Reports on Form 8-K dated October 11, 1995 and December 15, 1995; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Tesoro furnished by Tesoro for purposes of Simmons' analysis;
(viii) certain publicly available information concerning the trading of, and the trading market for, Tesoro Common Stock; (ix) certain publicly available information concerning litigation and/or disputes regarding attempts by certain holders of Tesoro Common Stock to attain effective control of the Tesoro Board;
(x) certain publicly available information with respect to certain other companies that Simmons considers to be comparable to Coastwide or Tesoro (the "Comparable Companies") and the trading markets for certain of such other companies' securities; (xi) certain publicly available information concerning the estimates of the future operating and financial performance of Coastwide, Tesoro and the Comparable Companies prepared by industry experts unaffiliated with either Coastwide or Tesoro; and (xii) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons also has met with certain officers and employees of Coastwide and Tesoro to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     Additionally, in conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Coastwide and Tesoro; (ii) the business prospects of Coastwide and Tesoro; (iii) completed or pending litigation and/or disputes regarding attempts by certain holders of Tesoro Common Stock to attain effective control of the Tesoro Board; (iv) the historical and current market for Coastwide Common Stock, for Tesoro Common Stock and for the equity securities of certain other companies believed to be comparable to Coastwide or Tesoro; (v) the respective contributions in terms of various financial measures of Coastwide and Tesoro to the combined company, and the relative pro forma ownership of Tesoro after the proposed Merger by the current holders of Coastwide Common Stock and Tesoro Common Stock; and (vi) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuations generally.

     In connection with its presentation to the Coastwide Board on October 23, 1995, Simmons advised the Coastwide Board that in evaluating the consideration to be received in the Merger by Coastwide, Simmons performed a variety of financial and comparative analyses, including those described below:

     Exchange Ratio Profile. Simmons performed an analysis of the ratio of the market price of Coastwide Common Stock to the market price of Tesoro Common Stock during the period from November 1, 1993 to September 13, 1995. Simmons calculated the ratio of the Coastwide Common Stock closing price to the Tesoro Common Stock closing price for each day during that period. This analysis implied an exchange ratio ranging from a high of 0.710 shares of Tesoro Common Stock for each share of Coastwide Common Stock to a low of 0.237 shares of Tesoro Common Stock for each share of Coastwide Common Stock, with an average during the period of 0.501 shares of Tesoro Common Stock for each share of Coastwide Common Stock and an average during the period of January 1, 1995 to September 13, 1995 of 0.583 shares of Tesoro Common Stock for each share of Coastwide Common Stock. Simmons also calculated the ratio of the Coastwide

Common Stock closing price on September 13, 1995 ($5.125 per share) to the Tesoro Common Stock closing price on such day ($9.375 per share). This implied an exchange ratio of 0.547 shares of Tesoro Common Stock for each share of Coastwide Common Stock.

     Simmons also analyzed the ratio of the consideration to Coastwide stockholders to the price of Tesoro Common Stock under a range of prices of Tesoro Common Stock referred to in the Merger Agreement between Coastwide and Tesoro. Based on a price of Tesoro Common Stock of $8.25, Coastwide stockholders would receive the equivalent of $5.93 (0.41 shares of Tesoro Common Stock plus $2.55 in cash) (the "Lower Implied Consideration") for each share of Coastwide Common Stock. Based on a price of Tesoro Common Stock of $10.50, Coastwide stockholders would receive the equivalent of $6.86 (0.41 share of Tesoro Common Stock plus $2.55 in cash) (the "Higher Implied Consideration") for each share of Coastwide Common Stock. This implied an exchange ratio of 0.719x based on the Lower Implied Consideration and an exchange ratio of 0.653x based on the Higher Implied Consideration.

     Premium Analysis. Simmons calculated the premium to holders of Coastwide Common Stock of the Lower Implied Consideration and the Higher Implied Consideration to the closing stock price of Coastwide Common Stock on September 13, 1995 and on the dates one month, three months and 12 months prior thereto as well as to the average closing price for Coastwide Common Stock during the preceding 12 months and to each of the high and low closing prices for Coastwide Common Stock since the spin-off from Grasso on October 31, 1993. Based on the Lower Implied Consideration, Simmons calculated premiums to the holders of Coastwide Common Stock equal to 15.8 percent of the closing stock price for Coastwide Common Stock on September 13, 1995; 15.8 percent of the closing stock price for Coastwide Common Stock one month earlier; negative 6.0 percent of the closing stock price for Coastwide Common Stock three months earlier; 48.3 percent of the closing stock price for Coastwide Common Stock 12 months earlier;
3.3 percent of the average closing stock price for Coastwide Common Stock during the 12 months preceding September 13, 1995; and negative 10.5 percent and positive 163.7 percent of the high and low closing stock prices for Coastwide Common Stock, respectively, since the spin-off from Grasso.

     Based on the Higher Implied Consideration, Simmons calculated premiums to the holders of Coastwide Common Stock equal to 33.8 percent of the closing stock price for Coastwide Common Stock on September 13, 1995; 33.8 percent of the closing stock price for Coastwide Common Stock one month earlier; 8.6 percent of the closing stock price for Coastwide Common Stock three months earlier; 71.4 percent of the closing stock price for Coastwide Common Stock 12 months earlier;
19.3 percent of the average closing stock price for Coastwide Common Stock during the 12 months preceding September 13, 1995; and 3.5 percent and 204.7 percent of the high and low closing stock prices for Coastwide Common Stock, respectively, since the spin-off from Grasso.

     Simmons also analyzed average acquisition premiums for acquisitions of certain comparable public companies in the years 1987 through 1994, and January through a portion of October 1995. The average premium to last closing price prior to announcement of such transactions for the transactions occurring during any year ranged from a low of 13.1 percent to a high of 49.0 percent, with the weighted average being 26.0 percent. This compares with a premium for the Merger of 15.8 percent based on the Lower Implied Consideration and a premium for the Merger of 33.8 percent based on the Higher Implied Consideration.

     Relative Contribution Analysis. Simmons analyzed the relative contributions of Coastwide and Tesoro to, among other things, the combined pro forma historical revenues, earnings before depreciation and amortization, interest and taxes ("EBDIT"), earnings before interest and taxes ("EBIT"), net income, cash flow, total assets, book equity value and projected net income and cash flow. Simmons also analyzed the relative contributions of Coastwide and Tesoro to combined total market capitalization and market equity value at September 13, 1995. The analysis makes certain pro forma adjustments for non-recurring and/or extraordinary items in the historical financial statements of Coastwide and Tesoro. Based on results for the trailing 12 months ("TTM") ended June 30, 1995, Simmons calculated contributions by Coastwide of approximately 4.2 percent of combined revenues, 2.5 percent of combined EBDIT, 2.8 percent of combined EBIT,
3.9 percent of combined net income, 2.6 percent of combined cash flow, 4.5 percent of combined total assets, and 8.3 percent of combined book equity value. Based on estimates of research analysts unaffiliated with either Coastwide or Tesoro, Simmons calculated contributions by Coastwide of 5.7 percent of projected 1995 net income and 3.1 percent of projected 1995 cash flow. Simmons calculated contributions by Coastwide of 4.6 percent of combined total market capitalization and 6.7 percent of combined market equity value based on closing stock prices on September 13, 1995.

     Based on the Lower Implied Consideration, Simmons calculated pro forma contributions by Coastwide of approximately 5.4 percent of combined total market capitalization and 8.6 percent of combined market equity value. Based on the Higher Implied Consideration, Simmons calculated pro forma contributions by Coastwide of approximately 5.4 percent of combined total market capitalization and 7.9 percent of combined market equity value.

     Liquidity Analysis. Simmons examined the average weekly dollar trading volumes of Coastwide Common Stock, Tesoro Common Stock, and the common stocks of certain similar publicly-traded oil service companies for the period of January 1, 1995 through October 20, 1995. For the purpose of this analysis, the group of similar companies was comprised of Ambar, Inc., Evans Systems, Inc., Getty Petroleum Corp., Maritrans Inc., Matrix Service Company, Offshore Logistics, Inc., Petroleum Helicopters, Inc., and Serv-Tech, Inc. (collectively the "Comparable Companies"). Weekly dollar trading volumes of Coastwide Common Stock averaged approximately $23,000. Weekly dollar trading volumes of Tesoro Common Stock averaged approximately $4,181,000. Weekly dollar trading volumes of the Comparable Companies ranged from $53,000 to $3,258,000.

     Analysis of Selected Publicly-Traded Comparable Companies. Simmons reviewed certain publicly available financial, operating and stock market information as of September 13, 1995 for Coastwide and for the Comparable Companies. Simmons calculated, among other things, multiples of market stock price to TTM earnings and cash flow per share and to estimated 1995 earnings and cash flow per share (derived from estimates of research analysts unaffiliated with either Coastwide or Tesoro) and multiples of Adjusted Market Value (total market capitalization less cash in excess of five percent of revenues) to TTM revenues, TTM EBDIT and Adjusted Book Value (total book capitalization less cash in excess of five percent of TTM revenues).

     An analysis of the multiples of market stock price to TTM earnings per share and to estimated 1995 earnings per share yielded 19.2x and 14.2x, respectively, for Coastwide (22.2x and 16.5x, respectively, at the Lower Implied Consideration and 25.7x and 19.0x, respectively, at the Higher Implied Consideration) and averages of 18.7x and 16.8x, respectively, for the Comparable Companies. An analysis of the multiples of market stock price to TTM cash flow per share and to estimated 1995 cash flow per share yielded 9.2x and 7.5x, respectively, for Coastwide (10.6x and 9.1x, respectively, at the Implied Consideration and 12.3x and 10.5x, respectively, at the Higher Implied Consideration) and averages of 7.5x and 7.5x, respectively, for the Comparable Companies. An analysis of the multiples of Adjusted Market Value to TTM revenues yielded 0.5x for Coastwide (0.5x at the Lower Implied Consideration and 0.6x at the Higher Implied Consideration) and an average of 0.6x for the Comparable Companies. An analysis of the Adjusted Market Value to TTM EBDIT yielded 8.6x for Coastwide (9.7x at the Lower Implied Consideration and 11.0x at the Higher Implied Consideration) and an average of 7.4x for the Comparable Companies. An analysis of the multiples of Adjusted Market Value to Adjusted Book Value yielded 1.1x for Coastwide (1.2x at the Lower Implied Consideration and 1.3x at the Higher Implied Consideration) and an average of 1.1x for the Comparable Companies.

     Analysis of Selected Comparable Transactions. Simmons reviewed several transactions involving the acquisition of oil service companies. Simmons calculated multiples of acquisition price, or transaction value, to the revenues, EBDIT and net income generated in the 12 months prior to acquisition. These calculations yielded a range of acquisition price to revenues of 0.3x to 2.7x, with an average excluding the high and low value of 1.0x, a range of acquisition price to EBDIT of 4.7x to 7.5x, with an average excluding the high and low value of 6.0x, and a range of acquisition price to net income of 8.1x to 20.4x, with an average excluding the high and low value of 11.5x. The average transaction revenue multiple of 1.0x (excluding the high and low value) compares to a 0.5x TTM revenue multiple for Coastwide (0.5x at the Lower Implied Consideration and 0.6x at the Higher Implied Consideration). The average transaction EBDIT multiple of 6.0x (excluding the high and low value) compares to an 8.6x TTM EBDIT multiple for Coastwide (9.7x at the Lower Implied Consideration and 11.0x at the Higher Implied Consideration). The average transaction net income multiple of 11.5x (excluding the high and low value) compares to a 19.2x TTM net income multiple for Coastwide (22.2x at the Lower Implied Consideration and 25.7x at the Higher Implied Consideration).

     The foregoing summary does not purport to be a complete description of the analyses performed by Simmons or of its presentations to the Coastwide Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Simmons believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Simmons, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Simmons and its opinion. Simmons made no attempt to assign specific weights to particular analyses. Any estimates contained in Simmons' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Simmons does not assume responsibility for their accuracy.

     In performing its analysis and arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available and did not independently verify any of such information. Simmons did not conduct a physical inspection of the properties, equipment or facilities of Coastwide or Tesoro, nor did it make or obtain any independent valuations or appraisals of such properties, equipment or facilities. In rendering its opinion, Simmons assumed that in the course of obtaining regulatory and government approvals, if any, for the proposed Merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the proposed Merger.

     The opinion rendered by Simmons does not constitute an opinion as to the future value of Tesoro Common Stock upon consummation of the Merger or the price at which Tesoro Common Stock will trade at any time. In addition, the opinion of Simmons does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

     The full text of Simmons' fairness opinion, dated January   , 1996, which
sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. Simmons' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants and does not constitute a recommendation to any holder of Coastwide Common Stock as to how such stockholder should vote on the Merger Agreement. THE SUMMARY OF SIMMONS' OPINION SET FORTH ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS APPENDIX B. STOCKHOLDERS OF COASTWIDE ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

FINANCIAL ADVISOR

     Simmons is a specialized energy-related investment banking firm engaged in the valuation of businesses and securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public and private placements of equity and debt. Coastwide selected Simmons as its financial advisor in connection with the Merger because of Simmons' expertise in the oil and gas service and equipment industry.

     As compensation for rendering its fairness opinion and other financial advisory services, Coastwide has agreed to pay Simmons as its financial advisor a contingent fee of $450,000, payable at the closing of the transaction, plus reimbursement of its out-of-pocket expenses. The agreement with Simmons also provides for indemnification of Simmons by Coastwide against certain liabilities, including liabilities under federal securities laws. There were no material relationships between Coastwide and Simmons as its financial advisor and no compensation was paid by Coastwide to Simmons during the past two years. Simmons did not negotiate the terms of the transaction between the parties.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Coastwide's management and the Coastwide Board may be deemed to have certain interests in the Merger in addition to their interests as Coastwide stockholders generally. Except as described in this Proxy Statement/Prospectus, (1) there is not presently any plan or arrangement to cause any officer, director or stockholder of Coastwide to become an officer or director of Tesoro or of a subsidiary of Tesoro or to receive an increase in remuneration as a result of the Merger; (2) there are no material relationships among the executive officers, directors and principal stockholders of Coastwide, on the one hand, and the executive officers, directors and principal stockholders of Tesoro, on the other hand; and (3) no officer or director of Coastwide has any direct or indirect material interest in the Merger except insofar as the following might be deemed to create an interest: (i) present ownership of Coastwide Common Stock, Class B Warrants, Convertible Debentures or stock options, as described below; and (ii) continued employment with the Surviving Corporation after the Merger.

     Don V. Ingram and L. Mark Newman, each a Coastwide Director, beneficially own 37,293 and 80,100 Class B Warrants, respectively. Messrs. Ingram and Newman and Stephen A. Wells, also a Coastwide Director and its President, and P. Blake Dupuis, an executive officer of Coastwide, beneficially own $300,000, $1,500,000, $375,000 and $50,000, respectively, principal amount of Convertible Debentures. The exercise and conversion prices of the Class B Warrants and the Convertible Debentures, respectively, will be adjusted at the Effective Time so that, based on the Merger Consideration, such holders will, upon exercise or conversion, as the case may be, receive an amount of shares of Tesoro Common Stock and cash equivalent to the amount of Coastwide Common Stock they would have received upon such exercise or conversion. Therefore, Messrs. Ingram and Newman will be entitled, upon exercise of their Class B Warrants, after payment of the exercise price of $57,431 and $113,354, respectively, to receive in the aggregate $95,097 and $204,255 in cash and 15,290 and 32,841 shares of Tesoro Common Stock, respectively. Similarly, upon conversion of the Convertible Debentures owned by Messrs. Ingram, Newman, Wells and Dupuis, they will be entitled to receive in the aggregate $180,000, $900,000, $225,000, and $30,000 in cash and 28,941, 144,705, 36,171, and 4,824 shares of Tesoro Common Stock, respectively.

     Messrs. Ingram, Newman, Wells, and Dupuis have been granted and hold options to purchase 37,500, 33,750, 100,000 and 10,000 shares of Coastwide Common Stock, respectively. All of these options are currently vested and exercisable. To the extent that they were not vested prior to the execution of the Merger Agreement, the exercisability was accelerated to that date for 6,750 of Mr. Ingram's options, 6,750 of Mr. Newman's options, and 20,000 of Mr. Wells' options. Each of the accelerated options for Messrs. Ingram and Newman has an exercise price of $3.73 per share of Coastwide Common Stock and the accelerated options of Mr. Wells have an exercise price of $3.00 per share of Coastwide Common Stock. The exercise prices of such options will be adjusted immediately prior to the Merger so that based on the Merger Consideration such holders will, upon exercise, receive cash and an amount of shares of Tesoro Common Stock and cash equivalent to the amount of Coastwide Common Stock they would have received upon such exercise.

     Mr. Wells will be entering into an employment and noncompetition agreement with the Surviving Corporation effective at the Effective Time, pursuant to which Mr. Wells will be employed by the Surviving Corporation as President of the Surviving Corporation until December 31, 1996 and will receive an annual salary of $165,000 plus a bonus, if any, as determined by the Compensation Committee of Tesoro's Board and reimbursement for certain travel and living expenses estimated not to exceed $32,500. In addition, it is anticipated that Mr. Wells would be granted, subject to the approval of the Compensation Committee of Tesoro's Board, an option to purchase 35,000 shares of Tesoro Common Stock at fair market value on the date of grant. Pursuant to the agreement, Mr. Wells will agree not to compete with the Surviving Corporation or any affiliate for two years from the Effective Time. If Mr. Wells' employment agreement is not extended, or if Mr. Wells leaves the employ of the Surviving Corporation other than for specified reasons, Mr. Wells would be entitled to a payment of $8,333.33 per month for the remaining term of the noncompetition agreement. See "Terms of the Merger -- Options and Employee Matters."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger so qualifies, the principal federal income tax consequences of the Merger will be as follows:

          (a) No gain or loss will be recognized by Tesoro, the Merger Sub or Coastwide as a result of the Merger.

          (b) Gain, if any, realized by a Coastwide stockholder upon receipt of the Merger Consideration in exchange for Coastwide Common Stock will be equal to the excess of the fair market value of the Tesoro Common Stock received plus the amount of cash received, including cash received in lieu of fractional shares, if any, by such Coastwide stockholder, over the cost or other basis of the Coastwide Common Stock surrendered in such exchange. Such gain will be recognized, but in an amount not in excess of the amount of cash received by each Coastwide stockholder as provided in Section 356(a)(1) of the Code. In accordance with Section 356(a)(2) of the Code, if the exchange does not have the effect of the distribution of a dividend (determined with the application of Sections 302 and 318(a) of the Code), such recognized gain will generally be treated as gain from the sale or exchange of property, resulting in capital gain. Whether the receipt of cash has the effect of the distribution of a dividend would depend upon a stockholder's particular circumstances. No loss will be recognized by the Coastwide stockholders.

          (c) The basis of Tesoro Common Stock received by each Coastwide stockholder will equal the tax basis of such Coastwide stockholder's shares of Coastwide Common Stock, decreased by the cash received and increased by the amount of any gain (including any portion of such gain which was treated as a dividend) such Coastwide stockholder recognized on the exchange.

          (d) The holding period for the shares of the Tesoro Common Stock received by each Coastwide stockholder will include the holding period for the shares of Coastwide Common Stock exchanged in the Merger, provided that the common stock to be exchanged by the Coastwide stockholders is held as a capital asset at the time of the Merger.

          (e) A stockholder that exercises dissenter's rights with respect to and receives a cash payment for his or her shares generally will recognize capital gain or loss for federal income tax purposes (if such shares were held as a capital asset at the time of the Merger) measured by the difference between the holder's basis in such shares and the amount of cash received, provided, however, the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. A sale of shares pursuant to an exercise of dissenter's rights generally will not have the effect of a distribution of a dividend if, as a result of such exercise, the stockholder exercising dissenter's rights owns no shares of Tesoro's Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger.

     Consummation of the Merger is conditioned upon receipt by Tesoro and Coastwide of opinions from their respective counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be issued with the understanding that the relevant facts are as described in this Proxy Statement/Prospectus and exhibits and appendices hereto, and in rendering such opinions such counsel will rely upon the accuracy of the factual statements and representations in the foregoing documents and upon certain representations made in writing to such counsel by Tesoro and Coastwide and certain of their stockholders. An opinion of counsel, however, is not binding on the Internal Revenue Service or the courts. No ruling on the Merger will be sought from the Internal Revenue Service.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS,

SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, REGULATED INVESTMENT COMPANIES, AND STOCKHOLDERS WHO ACQUIRED COASTWIDE COMMON STOCK PURSUANT TO THE EXERCISE OF COASTWIDE OPTIONS OR OTHERWISE AS COMPENSATION. THE TAX CONSEQUENCES TO HOLDERS OF COASTWIDE WARRANTS OR CONVERTIBLE DEBT ARE NOT DISCUSSED. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase transaction for accounting and financial reporting purposes whereby the total value of the Merger Consideration (total cash and total market value of Tesoro Common Stock to be issued to Coastwide security holders in connection with the Merger) will be allocated to the assets and liabilities of Coastwide on the basis of the fair market value of such assets and liabilities. Any excess of the total value of the Merger Consideration over the fair value of Coastwide's net assets will be recorded as goodwill.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the Merger are reviewed by the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Tesoro and Coastwide filed notification reports with the DOJ and the FTC under the HSR Act on November 30, 1995. The required waiting period under the HSR Act expired on December 30, 1995.

     At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Tesoro to divest itself, in whole or in part, of Coastwide or of other businesses conducted by Tesoro. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Tesoro and Coastwide would prevail.

     Tesoro and Coastwide are aware of no other material governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

STOCK EXCHANGE LISTING

     As a condition to the closing of the Merger, the shares of Tesoro Common Stock to be issued at the Effective Time of the Merger will be approved for listing on the NYSE and the PSE, subject to official notice of issuance.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Tesoro Common Stock to be received by Coastwide stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of Tesoro Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities
Act) of Coastwide prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Tesoro, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Merger Agreement provides that, as a condition to consummation of the Merger, Tesoro will have received a written agreement from each affiliate of

Coastwide to the effect that such person will not dispose of any shares of Tesoro Common Stock issued to such persons pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder.

APPRAISAL RIGHTS

     Record holders of Tesoro Common Stock are not entitled to appraisal rights under Section 262 of the Delaware Law.

     Record holders of Coastwide Common Stock are entitled to appraisal rights under Section 262 of the Delaware Law. A holder of Coastwide Class B Warrants, Convertible Debentures or employee stock options is not entitled to appraisal rights with respect to these securities except to the extent that the holder exercises the Warrant, Convertible Debenture or option and becomes a holder of Coastwide Common Stock prior to the Special Meeting and thereafter follows the procedures set forth below.

     This discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware Law and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus. A person having a beneficial interest in shares of Coastwide Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF COASTWIDE COMMON STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C CAREFULLY. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DELAWARE LAW.

     Under the Delaware Law, record holders of Coastwide Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Coastwide Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. A holder of shares of Coastwide Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of Coastwide, before the vote on the Merger Agreement at the Coastwide Special Meeting, a written demand for appraisal of his shares of Coastwide Common Stock and must not vote for the Merger. In addition, a holder of shares of Coastwide Common Stock wishing to exercise his appraisal rights must hold shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

     Within 10 days after the Effective Time of the Merger, the Merger Sub, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section
262. Within 120 days after the Effective Time, but not thereafter, Coastwide or any holder of shares of Coastwide Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. Coastwide is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the "fair value" of the shares of Coastwide Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of Coastwide Common Stock will fail to perfect, or effectively lose, his right to appraisal if no petition for appraisal of shares of Coastwide Common Stock is filed within 120 days after the Effective Time.

     If any holder of shares of Coastwide Common Stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the Delaware Law, the shares of Coastwide Common Stock of such stockholder will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his demand for appraisal by delivering to Coastwide a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by
Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

     Any holder of shares of Coastwide Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Coastwide Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Coastwide Common Stock as of a date prior to the Effective
Time). Pursuant to the Merger Agreement, Coastwide shall not, except with the prior written consent of Tesoro, voluntarily make any payment with respect to any demands for appraisals of Coastwide Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                              TERMS OF THE MERGER
EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective at the Effective Time set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware with respect to the Merger. It is anticipated that, if the Merger Agreement is approved at the Special Meeting and all other conditions to, and approvals for, the Merger have been satisfied or waived, the Effective Time will occur as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES OF COASTWIDE COMMON STOCK

     The Merger Agreement provides that, at the Effective Time, each share of Coastwide Common Stock issued and outstanding, other than shares held by Tesoro or any direct or indirect wholly-owned subsidiary of Tesoro (which shares will be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto) or shares as to which appraisal rights have been perfected, will be converted into the right to receive the Merger Consideration.

     As soon as practicable following the Effective Time, an exchange agent selected by Tesoro (the "Exchange Agent") shall mail to each record holder of Coastwide Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Coastwide Common Stock certificates for the Merger Consideration. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF COASTWIDE PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     No fraction of a share of Tesoro Common Stock will be issued in the Merger. Each stockholder of Coastwide otherwise entitled to a fraction of a share will, upon surrender of Coastwide Common Stock certificates held by such holder, be paid an amount in cash equal to the value of such fraction of a share based upon the closing price of Tesoro Common Stock on the NYSE on the last trading day prior to the Effective Time. No interest will be paid on such amount and all shares of Coastwide Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Tesoro Common Stock to be issued in the Merger.

     At or prior to the Effective Time, Tesoro shall deposit, or shall cause to be deposited, with the Exchange Agent, the cash consideration and certificates representing the shares of Tesoro Common Stock (and cash in lieu of fractional shares) to be paid and issued in exchange for outstanding shares of Coastwide Common Stock.

     Until such time as a holder of Coastwide Common Stock surrenders his or her outstanding stock certificates to the Exchange Agent, together with an appropriately completed and executed letter of transmittal, the shares of Coastwide Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and distributions declared prior to the merger, to evidence the ownership of the number of full shares of Tesoro Common Stock into which such shares may be converted. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of Tesoro Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing Coastwide Common Stock, the holder thereof will receive certificates representing the number of shares of Tesoro Common Stock to which he or she is entitled, the cash portion of the Merger Consideration to which he or she is entitled, cash in lieu of a fraction of a share and the amount of dividends or other distributions, if any, payable to holders of Tesoro Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

     At any time more than six months after the Effective Time, if the Exchange Agent holds any Merger Consideration or any dividends or other distributions in respect of Tesoro Common Stock with respect to which the holder of record of the Coastwide stock certificate has not surrendered such certificate, Tesoro, on written notice, may direct the Exchange Agent to deliver such Merger Consideration and all such dividends and other distributions to the Surviving Corporation. Upon receipt thereof, the holder who has not surrendered such certificate shall look solely to the Surviving Corporation for payment of the Merger Consideration and any applicable dividends or other distributions.

     None of Tesoro, the Surviving Corporation, Coastwide or the Exchange Agent or any person shall be liable to any former holder of shares of Coastwide Common Stock or other equity securities for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any shares of Coastwide Common Stock with respect to which appraisal rights have been perfected will be purchased in accordance with the procedures described under "Appraisal Rights" and under Section 262 of the Delaware Law attached hereto as Appendix C.

OUTSTANDING WARRANTS AND CONVERTIBLE DEBENTURES

     As of the Record Date, Coastwide had outstanding Class B Warrants to purchase approximately 360,000 shares of Coastwide Common Stock for $1.54 per share, expiring December 22, 1996. The Merger Agreement provides that, subject to the terms of the Warrant Agreement, Tesoro will enter into an amended Warrant Agreement with the Warrant Agent, giving each holder of Class B Warrants the right (prior to the expiration date of the warrants), upon payment of the warrant price in effect immediately prior to such action, to receive upon exercise of each Class B Warrant the Merger Consideration that could have been received at the Effective Time if the Class B Warrant had been exercised immediately prior thereto. For example, a holder of 10,000 Class B Warrants would, after the Effective Date, and prior to December 22, 1996, be entitled to receive, upon payment of the exercise price of $15,400 ($1.54 times 10,000), $25,500 in cash ($2.55 times 10,000), and 4,100 shares of Tesoro Common Stock (.41 share of Tesoro Common Stock times 10,000).

     As of the Record Date, Coastwide had outstanding $4,270,000 of 8% Convertible Subordinated Debentures due July 1, 2004, convertible into Coastwide Common Stock at $4.25 per share. Under the terms of the Merger Agreement, the Surviving Corporation will assume the Convertible Debentures and from and after the Effective Time, the holders of the Convertible Debentures will have the right to convert such Convertible Debentures into the Merger Consideration received by a holder of the number of shares of Coastwide Common Stock into which such Convertible Debentures might have been converted immediately prior to the Merger. Thus, for example, a holder of $42,500 principal amount of the Convertible Debentures, which prior to the Effective Time would have been convertible into 10,000 shares of Coastwide Common Stock, would be entitled after the Merger to convert the Convertible Debentures into 4,100 shares of Tesoro Common Stock and $25,500 in cash, which is the number of shares of Tesoro Common Stock and the amount of cash, respectively, that a holder of 10,000 shares of Coastwide Common Stock would have received upon conversion of his shares in the Merger. The Surviving Corporation will enter into a supplemental agreement with the Convertible Debenture holders with respect to such obligations pursuant to the terms of the agreement under which the Convertible Debentures were issued.

OPTIONS AND EMPLOYEE MATTERS

     Upon consummation of the Merger, the stock options outstanding as of the Record Date under the Coastwide 1993 LongTerm Incentive Plan will become exercisable for the Merger Consideration rather than for Coastwide Common Stock, but otherwise on the same terms and conditions. Upon execution of the Merger Agreement those options that were not vested became fully vested. See "The Merger -- Interests of Certain Persons in the Merger."

     The Surviving Corporation and Mr. Wells will enter into an employment and noncompetition agreement, effective at the Effective Time, pursuant to the terms of which Mr. Wells will serve as President of the Surviving Corporation until December 31, 1996, will be compensated at an annual salary of $165,000 and will be reimbursed for certain travel and living expenses estimated not to exceed $32,500, will be entitled to the usual Tesoro benefits, and will be granted, subject to approval of the Compensation Committee of the Tesoro Board, an option to purchase 35,000 shares of Tesoro Common Stock at fair market value on the date of grant. Pursuant to the agreement, Mr. Wells will agree, with certain limited exceptions, for two years from the Effective Time, not to engage or participate in any business that provides shore-based services on the Texas or

Louisiana Gulf Coast or in the sale or delivery of fuel or lubricants offshore or the sale or delivery of fuel or lubricants within 100 miles inland of the Texas or Louisiana Gulf Coast. "Shore-based services" for this purpose means all services and operations conducted by Coastwide or its predecessor, Grasso, or PEDCO during the three years preceding the date of the agreement, or conducted by the Surviving Corporation during the term of the agreement. Mr. Wells will also agree not to solicit customers of the Surviving Corporation or its affiliates on behalf of anyone other than such persons. If the Surviving Corporation does not extend the employment agreement beyond December 31, 1996, or Mr. Wells leaves the employ of the Surviving Corporation for specified reasons (because of a material reduction in his responsibility or authority, a requirement that he reside at a different location than his principal residence, or relocation of the principal executive offices of the Surviving Corporation outside Houston), the Surviving Corporation must pay Mr. Wells $8,333.33 per month for the remaining term of the noncompetition agreement. If Mr. Wells is offered the chance to continue employment on the same terms, but determines not to for any reason other than those set forth above, or if he is discharged for cause, then no additional consideration will be paid for the balance of the noncompetition agreement.

     After the Effective Time of the Merger, Coastwide's employee benefit plans will be phased out and replaced generally by the benefit plans offered to Tesoro employees.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of Tesoro and Coastwide to effect the Merger are subject to the satisfaction at or prior to the Effective Time, of the following conditions: (a) that the Merger Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Coastwide; (b) that the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or have been terminated (see "The Merger -- Government and Regulatory Approvals"); (c) that no order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (d) that the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, no stop-order suspending the effectiveness thereof shall have been issued and that no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; (e) that Tesoro Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE and PSE; and (f) that there shall have been obtained all material permits, approvals and consents of securities authorities of any jurisdiction that are necessary so that consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on Tesoro or the free transferability of the Tesoro Common Stock to be issued.

     The Merger Agreement provides that the obligation of Tesoro to effect the Merger is, at the option of Tesoro, further subject to the satisfaction or waiver of the following conditions: (a) that all of the agreements and covenants of the Merger Agreement to be complied with and performed by Coastwide shall have been duly complied with and performed in all material respects; (b) that Tesoro shall have received from counsel to Coastwide an opinion as to certain corporate matters of Coastwide; (c) that the representations and warranties of Coastwide contained in the Merger Agreement that are qualified as to materiality shall be true in all respects and those not so qualified shall be true in all material respects, in each case as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); (d) that Coastwide shall have received, and furnished written copies to Tesoro of, agreements by each person deemed to be an affiliate of Coastwide confirming that such person will not dispose of any shares of Tesoro Common Stock received pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder; (e) that Tesoro shall have received from Fulbright & Jaworski L.L.P., counsel to Tesoro, an opinion to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (f) that Tesoro shall have received evidence satisfactory to it that such licenses, consents and similar approvals by governmental authorities and other third parties as are necessary in connection with the Merger Agreement and Merger have been obtained; (g) that there is not pending or threatened by any governmental entity any proceeding (or any other person if such proceeding has a reasonable likelihood of success), challenging in any way the consummation of the Merger or seeking damages with respect thereto, seeking to limit the ownership or operation by Coastwide or Tesoro of any material portion of the business or assets of Coastwide or in other ways seeking to limit Tesoro from effectively controlling the operations of Coastwide; (h) that the holders of not more than 5% of the outstanding shares of Coastwide Common Stock shall have given proper notice of their intent to exercise appraisal rights under Delaware Law; (i) that the results of due diligence conducted by Tesoro with respect to Coastwide shall be satisfactory to Tesoro; (j) that there has been no material adverse change with respect to Coastwide since September 14, 1995; (k) that Coastwide shall have received the opinion of Simmons, immediately prior to mailing of this Proxy Statement/Prospectus, to the effect that the terms of the Merger are fair to the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants from a financial point of view; (l) that an employment and noncompetition agreement between Mr. Wells and the Surviving Corporation shall have been entered into; (m) that all lenders to Tesoro shall have approved the consummation of the Merger or shall have waived any objection or right to object; (n) that all employment and consulting agreements between Coastwide and Messrs. Ingram and Newman shall have been terminated on terms acceptable to Tesoro; and (o) that Tesoro shall have received a copy of the "comfort letter" of the auditors for Coastwide in form and substance reasonably satisfactory to Tesoro, updated as customary.

     The Merger Agreement provides that the obligation of Coastwide to effect the Merger is, at the option of Coastwide, further subject to the satisfaction or waiver of the following conditions: (a) that all of the agreements and covenants of the Merger Agreement to be complied with or performed by Tesoro shall have been duly complied with and performed in all material respects; (b) that Coastwide shall have received from counsel to Tesoro an opinion as to certain corporate matters of Tesoro; (c) that all the representations and warranties of Tesoro contained in the Merger Agreement that are qualified as to materiality shall be true in all respects and those not so qualified shall be true in all material respects as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); (d) that Coastwide shall have received from counsel to Coastwide an opinion to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized to Coastwide as a result of the Merger; (iii) no realized gain or loss will be recognized by a Coastwide stockholder upon receipt of Tesoro Common Stock (although gain or loss will be recognized with respect to receipt of cash); (iv) the aggregate tax bases of the Tesoro Common Stock received by the Coastwide stockholders (including any fractional interests treated as received) will be the same as the aggregate tax bases of the shares surrendered in exchange therefore decreased by the cash portion of the Merger Consideration and increased by the gain recognized in the Merger; and (v) that the holding period of the Tesoro Common Stock received will include the period during which the Coastwide shares surrendered in exchange therefor were held, provided the Coastwide shares were held as a capital asset at the Effective Time; (e) that appropriate adjustments and assumptions have been made with respect to the outstanding Coastwide employee stock options, Class B Warrants and Convertible Debentures; (f) that there has been no material adverse change with respect to Tesoro since September 14, 1995; (g) that Coastwide shall have received the opinion of Simmons, immediately prior to the mailing of the Proxy Statement/Prospectus to the effect that the Merger Consideration is fair to the holders of Coastwide Common Stock, Convertible Debentures and Class B Warrants from a financial point of view; and (h) that the results of due diligence conducted by Coastwide with respect to Tesoro shall be satisfactory to Coastwide.

REPRESENTATIONS AND WARRANTIES OF TESORO AND COASTWIDE

     In the Merger Agreement, Tesoro and Coastwide have made various representations and warranties relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time.

CONDUCT OF BUSINESS OF COASTWIDE PRIOR TO MERGER

     Pursuant to the Merger Agreement, Coastwide agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, Coastwide and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve current business organizations, services, customers, suppliers and others having business dealings with them. Specifically, Coastwide agreed that it will not: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares; (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or securities evidencing a right to acquire any such shares, except for issuance of Coastwide Common Stock upon exercise of outstanding employee stock options, Class B Warrants, or Convertible Debentures; (c) amend its organizational documents; (d) acquire or agree to acquire any business or any assets that would be material to Coastwide, except purchases of supplies and inventory in the ordinary course of business consistent with past practice; (e) sell or agree to encumber or dispose of any of its properties or assets, except for sales of inventory in the ordinary course of business consistent with past practice; (f) incur any indebtedness or guarantee any indebtedness of another, or make loans, advances or capital contributions to or investments in any other person; (g) make or incur any new capital expenditure not now in the capital budget for fiscal 1995, in excess of such budget, except for capital expenditures not in excess of $50,000 as to any single item or $100,000 in the aggregate; (h) make any election relating to taxes or settle or compromise any tax liability; (i) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected, reserved against in, or contemplated by, the most recent consolidated financial statements or incurred in the ordinary course of business consistent with past practice; (j) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Coastwide is a party; (k) terminate or amend in any material respect any contract or agreement material to Coastwide; (l) enter into any collective bargaining agreement; (m) adopt a plan of liquidation or merger, restructuring or similar plan; (n) change any material accounting principle used by Coastwide; (o) settle or compromise any litigation other than where the amount paid in settlement does not exceed $10,000; (p) except for inventory purchased for resale in the ordinary course of business, enter into any contracts or commitments in excess of $100,000 or for a term longer than one year; (q) adopt or amend any employee benefit plan, or increase compensation other than in the ordinary course of business consistent with past practice; and (r) grant any new or modified severance or termination arrangement.

CONDUCT OF BUSINESS FOLLOWING MERGER

     Prior to the Effective Time, Tesoro intends to merge its wholly-owned subsidiary, PEDCO, with and into the Merger Sub so that after the Effective Time, the operations of Coastwide and PEDCO will be combined in the Surviving Corporation, which will operate as a wholly-owned subsidiary of Tesoro under the name of "Coastwide Marine Services, Inc." Coastwide Marine Services, Inc. would provide shore-based services, as well as fuel and lubricant distribution, to the offshore petroleum industry in the U.S. Gulf of Mexico, with marine terminals in Texas and Louisiana. After the Merger is consummated, Tesoro will evaluate whether it will continue to operate Onyx Engineering, Inc. ("Onyx"), Coastwide's majority-owned subsidiary which provides engineering, design, project management and other technical services to petrochemical refineries along the Texas Gulf Coast. If a determination is made that Onyx's operations are not compatible with Tesoro's future plans, Tesoro will attempt to dispose of its investment in Onyx after the Merger, although there can be no assurance that it will be able to do so.

     Directors of the Surviving Corporation are expected to be certain executive officers of Tesoro. The officers of the Surviving Corporation are expected to include Mr. Wells as President, with the remaining officers being primarily current officers of Coastwide. Each director and officer of the Surviving Corporation will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

NO SOLICITATION

     The Merger Agreement provides that Coastwide will not, and will not permit any of its subsidiaries to, or authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of, or enter into any agreement (other than confidentiality and standstill agreements as provided below) with respect to any Takeover Proposal (as defined below), or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal. Notwithstanding the foregoing, prior to the vote of the Coastwide stockholders on the Merger Agreement, Coastwide may, to the extent required by the fiduciary obligations of the Coastwide Board as determined by a majority of its disinterested directors, in response to an unsolicited request therefor, furnish information to a third party pursuant to a confidentiality and standstill agreement. Any violation of the restrictions set forth above by any officer, director or employee of Coastwide or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of Coastwide, whether or not such person is purporting to act on behalf of Coastwide or otherwise, would be deemed to be a material breach of the Merger Agreement by Coastwide. A "Takeover Proposal" for these purposes means any proposal or offer (other than by Tesoro or any of its affiliates) (i) for a merger or business combination involving Coastwide, (ii) to acquire from Coastwide or any of its affiliates in any manner an equity interest in Coastwide or any material amount of assets of Coastwide, or (iii) to acquire from stockholders of Coastwide by tender offer or otherwise more than 10% of the outstanding shares of Coastwide Common Stock.

     The Merger Agreement also provides that neither the Coastwide Board nor any committee thereof shall withdraw or modify in a manner adverse to Tesoro, its recommendation or approval of the Merger Agreement, or approve or recommend any Takeover Proposal. If the Coastwide Board receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of its disinterested directors, based on the advice of outside counsel), it determines to be a Superior Proposal (as hereinafter defined), the Coastwide Board may withdraw or modify its approval or recommendation of the Merger Agreement and may thereafter terminate the Merger Agreement, in each case after the fifth business day following Tesoro's receipt of written notice advising Tesoro that the Coastwide Board has received a Takeover Proposal that it has determined to be a Superior Proposal; provided that Coastwide may so terminate the Merger Agreement only if the stockholders of Coastwide have not yet voted upon the Merger and Coastwide shall have paid to Tesoro $400,000 as liquidated damages and not as a penalty. A "Superior Proposal" shall mean any bona fide takeover proposal to acquire, directly or indirectly, all of the outstanding Coastwide Common Stock or all or substantially all of the assets of Coastwide, and otherwise on terms that a majority of the disinterested members of the Coastwide Board determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to Coastwide's stockholders than the Merger. Notwithstanding the foregoing, Coastwide may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act prior to the sixth business day following Tesoro's receipt of a notice of Superior Proposal, provided that Coastwide does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a Takeover Proposal.

     The Merger Agreement provides that Tesoro may terminate the Merger Agreement if the Coastwide Board, or any committee thereof, withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Tesoro the approval or recommendation of the Coastwide Board, or any such committee, of the Merger Agreement or the Merger or takes any action having such effect, or approves or recommends, or proposes to approve or recommend, any Takeover Proposal.

PAYMENT IN THE EVENT OF TERMINATION

     In the event that prior to March 1, 1996, the Merger Agreement is terminated because the Coastwide Board or any committee thereof withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Tesoro, the approval or recommendation of the Coastwide Board or any committee thereof, of the Merger Agreement or the Merger, or takes any action having such effect, or approves or recommends, or proposes to approve or recommend any Takeover Proposal (as defined above), or otherwise violates the no-solicitation restrictions set forth in the Merger Agreement, Coastwide must pay Tesoro $400,000 as liquidated damages and not as a penalty. In addition, if the stockholders of Coastwide do not approve the Merger Agreement at the Special Meeting or any adjournment thereof, Coastwide shall pay Tesoro $400,000 as liquidated damages and not as a penalty.

     In addition, the Merger Agreement provides that Tesoro will pay certain expenses of Coastwide incurred in connection with the preparation of the tax opinion to be delivered by Coastwide's counsel, and the preparation and filing of this Proxy Statement/Prospectus and the HSR filing, if the Merger Agreement is terminated, in effect, for reasons within Tesoro's control.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
Coastwide: (a) by mutual consent of Tesoro and Coastwide; (b) by either Tesoro or Coastwide if the Merger has not been effected on or before March 1, 1996, unless the failure is the result of a breach by the party seeking to terminate;
(c) by either party if there is a material breach or material adverse change with respect to failure to satisfy conditions precedent; (d) by either party if any court of competent jurisdiction or any governmental body shall have entered an order to restrain, enjoin or otherwise prohibit a consummation of the Merger Agreement or the transactions contemplated in connection therewith and such order is final and nonappealable; (e) by either Tesoro or Coastwide if the required approval of the stockholders of Coastwide for the adoption and approval of the Merger and the Merger Agreement is not received at the Special Meeting or any adjournment thereof; or (f) by Tesoro or Coastwide as described above under "Conditions to the Merger."

     The Merger Agreement provides that it may be amended or supplemented by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of Coastwide, it may be amended only as may be permitted by applicable provisions of Delaware Law.

INDEMNIFICATION

     The Merger Agreement provides that all rights to indemnification for acts and omissions occurring prior to the Effective Time existing in favor of current or former officers or directors of Coastwide and its subsidiaries as provided in their respective certificates of incorporation and bylaws, will survive the Merger.

           COMPARATIVE RIGHTS OF STOCKHOLDERS OF TESORO AND COASTWIDE

     The rights of holders of Coastwide Common Stock are currently governed by Delaware Law and Coastwide's Certificate of Incorporation and Bylaws, as amended. Upon consummation of the Merger, holders of Coastwide Common Stock will become holders of Tesoro Common Stock, and their rights as holders of Tesoro Common Stock will still be governed by Delaware Law, but will then be governed by Tesoro's Restated Certificate of Incorporation and Bylaws, as amended. The following summary, which does not purport to be a complete statement of the differences between the rights of the stockholders of Tesoro and Coastwide, sets forth the principal differences between the Tesoro Restated Certificate of Incorporation and the Coastwide Certificate of Incorporation and the Tesoro Bylaws and the Coastwide Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the Delaware Law. For information as to how such documents may be obtained, see "Available Information."

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the Delaware Law prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder; (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The Delaware Law defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder; (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary. The Delaware Law permits a corporation to elect not to be governed by Section 203. Neither Tesoro nor Coastwide have made such an election.

     Tesoro's Restated Certificate of Incorporation contains provisions that require a higher percentage of stockholders' votes to approve an "interested combination" (as defined below) than would otherwise be required by Delaware Law. Pursuant to these provisions, an "involved stockholder" is defined generally to mean any person, who at the record date for the determination of stockholders entitled to vote thereon or consent thereto, or at any time within the preceding twelve months has been, the beneficial owner of 10% or more of the outstanding shares of stock of Tesoro entitled to vote in elections of directors. The holders of not less than 80% of the outstanding shares of capital stock of Tesoro entitled to vote in the election of directors must approve the "interested combination" with an "involved stockholder." The term "interested combination" is defined generally to include any of the following transactions in which an "involved stockholder" is involved: (i) a merger or consolidation,
(ii) sale or other disposition of all or substantially all the assets, or any part of such assets having a then fair market value equal to or greater than 50% of the then fair market value of the total assets of Tesoro, and (iii) the issuance or transfer by Tesoro of any voting securities of Tesoro in exchange or payment for the securities or assets of the "involved stockholder."

     The special stockholder voting requirement is not applicable to an "interested combination" involving an "involved stockholder" if the Tesoro Board by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the Tesoro Board voting in favor of such resolution were duly elected and acting members of the Tesoro Board prior to the time such "involved stockholder" became the beneficial owner of 10% or more of the outstanding shares of Tesoro capital stock entitled to vote in elections of directors.

     Tesoro's Restated Certificate of Incorporation also contains a provision that requires the affirmative vote or consent of the holders of not less than 80% of the outstanding shares of capital stock of Tesoro entitled to vote in the election of directors to adopt any plan of dissolution of Tesoro if the Tesoro Board shall have not, by resolution, recommended to the stockholders the adoption of such plan for dissolution of the Company.

     Under certain circumstances, Section 203 of the Delaware Law and Tesoro's Restated Certificate of Incorporation may make it more difficult for a person who would be an "interested stockholder" or "involved stockholder" to effect various business combinations with Tesoro. It is anticipated that the provisions of Section 203 of the Delaware Law and Tesoro's Restated Certificate of Incorporation may encourage companies interested in acquiring Tesoro to negotiate in advance with the Tesoro Board. Notwithstanding the foregoing,
Section 203 of the Delaware Law and the Tesoro Restated Certificate of Incorporation could have the effect of discouraging a third party from making a tender or exchange offer for Tesoro, even though such an offer might be beneficial to Tesoro and its stockholders.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Under the Delaware Law, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation provides for a higher percentage. Tesoro's Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote in the election of directors is required for amendments to the article of Tesoro's Restated Certificate of Incorporation relating to certain business combinations with "involved stockholders" and the dissolution of Tesoro. However, in the event the Tesoro Board shall by resolution unanimously recommend to the stockholders the adoption of any such amendment, a vote of the stockholders holding a majority of the outstanding shares of stock of Tesoro entitled to vote in the elections of directors may amend, modify or repeal any or all of such provisions.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Under the Delaware Law, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws. Under Coastwide's Bylaws, special meetings of stockholders of Coastwide may be called by the Coastwide Board, the Chairman of the Board, the President or the Secretary upon the request in writing of two thirds of the issued and outstanding shares of stock of Coastwide entitled to vote at such meeting. Tesoro's Bylaws provide that special meetings of stockholders of Tesoro may be called by the Tesoro Board, the Chairman or Vice Chairman of the Tesoro Board, the President, or any Vice President and must be called by the Chairman or Vice Chairman of the Tesoro Board, the President, or any Vice President whenever stockholders holding shares representing a majority of the votes of the shares of Tesoro then issued and outstanding shall make application therefor in writing. Tesoro's Bylaws also provide that a special meeting of stockholders shall be called by any one of the foregoing for the purpose of electing one additional member to the Tesoro Board in the event there should occur three tie votes of the Tesoro Board with respect to any matter or series of matters or series of meetings within a three-consecutive month period.

NUMBER OF DIRECTORS

     The Tesoro Bylaws provide that the number of directors will be fixed from time to time by resolution of the Tesoro Board but shall not be less than three. Coastwide's Bylaws provide that the number of directors will be fixed from time to time by the vote of a majority of the entire Coastwide Board or by action of the stockholders of Coastwide.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS

     The Coastwide Bylaws establish an advance notice procedure for stockholders to bring business before an annual meeting of stockholders of Coastwide (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Coastwide Board or any stockholder who has given timely written notice to the Secretary of Coastwide of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder proposals to be made at an annual meeting must be received by Coastwide no less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

     Under the Stockholder Notice Procedure, a stockholder's notice must contain certain information about each matter the stockholder proposes to bring before the meeting, including, without limitation, a brief description of the proposal the stockholder desires to bring before the meeting, the name and address of such stockholder and any other stockholders known by such stockholder to be supporting such proposal, the class and number of shares of stock of Coastwide beneficially owned by such stockholder and any other stockholders known by such stockholder to be supporting such proposal, and any financial interest of such stockholder in the business so proposed. If the chairman of the annual meeting determines that a stockholder proposal was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such proposal will not be acted upon at the annual meeting.

     By requiring advance notice of other proposed business, the Stockholder Notice Procedure provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Coastwide Board, provides the Coastwide Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Coastwide Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     The Tesoro By-laws also establish an advance notice procedure that must be followed in order for stockholders to bring business before the annual meeting of stockholders or to nominate a candidate for director. A Tesoro stockholder of record at the time of giving notice, who is entitled to vote at the meeting, can bring a proper subject for stockholder action under Delaware Law before the meeting or make a nomination for director by giving timely notice to the Secretary of Tesoro. To be timely, the notice must be delivered not less than 60 days or more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the stockholder's notice will be timely if it is delivered not earlier than the ninetieth day before the annual meeting and not later than the sixtieth day prior to the meeting or the tenth day following the first date on which public announcement of the meeting is made. If the number of directors to be elected is increased and there is no public announcement so specifying at least 70 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely (with respect to nominees for any of the new positions created), if delivered not later than the tenth business day after the public announcement of the increase.

     Under the Tesoro By-laws, the stockholder's notice must set forth, as to any nominee for director, the information about the nominee that would be required by the federal proxy rules (including consent of the person so nominated), and as to any business proposed to be brought before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the stockholder or beneficial owner. The notice must also identify the record and beneficial owner of the stock and the shares that are owned by such persons.

     The business conducted at special meetings of Tesoro stockholders is limited to those matters described in the notice of the meeting. If an election of directors is to be held at the special meeting, stockholders may make nominations if the notice complies with the above and is delivered to the Secretary not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to the special meeting or the tenth day following the public announcement of the meeting and of the proposed nominees.

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

     The Delaware Law provides that any action that is required to be, or may be, taken at any annual or special meeting of stockholders can be taken without a meeting, without prior notice and without a vote if consents in writing are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary and delivered to the company. Such consents are effective to take action only if, within 60 days of the earliest dated consent, consents signed by a sufficient number of holders to take action are delivered to the company.

     Tesoro's By-laws provide that in order to enable the company to determine the stockholders entitled to consent to corporate action, the Board may fix a record date, which cannot precede the date of the Tesoro Board's action or be more than ten days after such date. Any stockholder of record that wants to seek written consents must ask the Tesoro Board to fix a record date, which the Tesoro Board must do within ten days of such request. Within three business days after receipt of the earliest dated consent delivered to the company, Tesoro must retain independent inspectors of elections for the purpose of reviewing the validity of consents and any revocations thereof. The inspectors are to provide a preliminary report as to the number of shares represented by valid and unrevoked consents, the number represented by invalid consents and invalid revocations and the number entitled to submit consents as of the record date. After an opportunity for Tesoro and the stockholders to challenge the findings of the inspectors, the inspectors are to issue a final report.

PREFERRED STOCK

     Pursuant to Tesoro's Restated Certificate of Incorporation, the Tesoro Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Tesoro Preferred Stock in one or more series, to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. Coastwide's Certificate of Incorporation contains substantially similar provisions relating to Coastwide Preferred Stock.

     Tesoro believes that the ability of the Tesoro Board to issue one or more series of Tesoro Preferred Stock provides Tesoro with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of Tesoro Preferred Stock, as well as shares of Tesoro Common Stock, are available for issuance without further action by Tesoro's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotations system on which Tesoro's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of shares of common stock or in the amount of voting securities outstanding. If the approval of Tesoro's stockholders is not required for the issuance of shares of Tesoro Preferred Stock or Tesoro Common Stock, the Tesoro Board may not seek stockholder approval.

     Although the Tesoro Board has no present intention of doing so, it could issue a series of Tesoro Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Tesoro Board will make any determination to issue such shares based on its judgement as to the best interests of Tesoro and its stockholders. The Tesoro Board, in so acting, could issue Tesoro Preferred Stock having terms that discourage an acquisition attempt through which an acquirer may be able to change the composition of the Tesoro Board, including a tender offer or other transaction that some, or a majority, of Tesoro's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

STOCKHOLDER RIGHTS PLAN

     Tesoro has adopted a stockholder rights plan that is designed to protect Tesoro stockholders from coercive or unfair takeover tactics. To implement the plan, in November 1985, the Tesoro Board declared a distribution of one Preferred Stock Purchase Right ("Right") for each outstanding share of Tesoro Common Stock and authorized the issuance of one Right for each share of Tesoro Common Stock issued thereafter, but prior to the triggering of the plan. One Right will be issued with respect to each share of Tesoro Common Stock issued pursuant to the Merger. Each Right entitles a registered holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of Participating Preferred Stock at an initial exercise price of $35 for each one one-hundredth of a share. The description and terms of the Rights are set forth in the Rights Agreement. In general, pursuant to the Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person of Tesoro's capital stock having at least 20% of the general voting power without approval of the Tesoro Board, Tesoro's stockholders (except those stockholders whose Rights have been voided under the Rights Agreement as a result of a triggering event) shall have the right to receive, in lieu of Participating Preferred Stock, that amount of Tesoro Common Stock (or in certain circumstances, cash, property or other securities of Tesoro or a reduction in the purchase price) having a value equal to two times the exercise price of the Rights. The Rights Agreement further provides that if Tesoro is acquired in a merger or other business combination which is not approved by the Tesoro Board, Tesoro stockholders (except those stockholders whose Rights have been voided under the Rights Agreement as a result of a triggering event) shall have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Rights. Under certain circumstances, Tesoro may redeem the Rights, which would have otherwise expired on December 16, 1995. The Tesoro Board recently extended the expiration date of the Rights to July 24, 1996. The effect of the Rights Agreement may be to render more difficult a change in control of Tesoro.

     Coastwide presently has no stockholder rights plan.

LIMITATION ON LIABILITY OF DIRECTORS

     The Delaware Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. Each of Tesoro's Restated Certificate of Incorporation and Coastwide's Certificate of Incorporation includes such a provision, as set forth below, to the maximum extent permitted by law. Each of the Tesoro Restated Certificate of Incorporation and Coastwide Certificate of Incorporation provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     Although these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, they have no effect on the availability of equitable remedies such as an injunction or recision based on a director's breach of his or her duty of care. The provisions described above do not apply to officers of the corporation except if they are acting in their capacity as director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Tesoro Bylaws provide that each person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Tesoro or serves or served any other enterprise at the request of Tesoro, will be indemnified by Tesoro to the full extent authorized and permitted by the laws of the State of Delaware. The Coastwide Certificate of Incorporation and Bylaws contain substantially similar provisions relating to indemnification.

                            INFORMATION ABOUT TESORO

     Tesoro is a natural resource company engaged in petroleum refining and marketing, natural gas exploration and production, and wholesale marketing of fuel and lubricants. Tesoro was incorporated in Delaware in 1968 (a successor by merger to a California corporation incorporated in 1939).

     Tesoro's Refining and Marketing segment's operations in Alaska include: a refinery that produces gasoline, jet fuel, diesel fuel, heavy distillates and residual products; a retail marketing system that sells gasoline through the company's chain of licensed 7-Eleven stores; a distribution system that wholesales gasoline to both branded and unbranded dealers and jobbers; and a wholesale marketing operation that supplies a substantial portion of the commercial jet fuel and diesel fuel sold in Alaska. In addition, this segment's marketing operations provide supply, storage and distribution services in California and the Pacific Northwest and has recently commenced selling gasoline on a wholesale basis in the Russian Far East and to Tesoro-branded service stations in the Pacific Northwest.

     Tesoro's Exploration and Production segment is primarily focused in the Bob West Field in South Texas, which was discovered by Tesoro in 1990. During the third quarter of 1995, Tesoro sold certain interests in its producing and non-producing properties in the Bob West Field for an adjusted price of approximately $68 million, resulting in an after-tax gain of approximately $33 million. The interests sold represented approximately 40% of Tesoro's total proved domestic natural gas reserves. A portion of the consideration received by Tesoro for the sale of these interests, which is subject to post-closing adjustments, was used to redeem $34.6 million principal amount of Tesoro's outstanding 12 3/4% Subordinated Debentures. Tesoro expects that the remainder of the consideration received will be used to reduce borrowings under Tesoro's Revolving Credit Facility and improve Tesoro's liquidity. Tesoro does not expect any final post-closing adjustments to be material. Tesoro also has operations in southern Bolivia that include significant natural gas reserves, the majority of which are shut-in awaiting access to gas-consuming markets.

     Tesoro's Oil Field Supply and Distribution segment sells lubricants, fuels and specialty petroleum products, primarily to offshore drilling contractors. In the third quarter of 1995, Tesoro consolidated certain operations in this segment by exiting the land-based portion of its petroleum product distribution business in Texas. Tesoro continues to operate shore-based terminals on the Texas and Louisiana Gulf Coast. See "Terms of the Merger -- Conduct of Business Following Merger."

     During 1994, Tesoro consummated a recapitalization plan and equity offering whereby a major portion of its outstanding debt was restructured and all of its preferred stock and dividend arrearages were eliminated and which, among other matters, deferred $44 million of debt service requirements, increased stockholders' equity by approximately $82 million and eliminated $9.2 million of annual preferred dividend requirements. In addition, the recapitalization enabled Tesoro to enter into a $125 million Corporate Revolving Credit Facility and to obtain $15 million financing for a major addition to the Refinery.

     Information concerning the business of Tesoro and the results of its operations for the three most recent fiscal years is contained in Tesoro's Annual Report on Form 10-K for the year ended December 31, 1994, with updates in quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1995, as well as Current Reports on Form 8-K dated October 11, 1995 and December 15, 1995, all of which are incorporated by reference to this Proxy Statement/Prospectus.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Certain information as to each current duly elected director of Tesoro is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to Tesoro by the respective directors.

                                                     SERVED
                                                     AS
                                                     DIRECTOR
                                                     OF
                                     AGE             TESORO
                                     AT               OR
                                     DECEMBER        PREDECESSOR
                                     31,             COMPANIES     OTHER POSITIONS AND OFFICES
             NAME(1)                 1995            FROM                  WITH TESORO
----------------------------------   ---             ----         ------------------------------
Robert J. Caverly.................    77             1992            Chairman of the Board of
                                                                        Directors(2)(3)(4)
Peter M. Detwiler.................    67             1967                   (2)(3)(4)
Steven H. Grapstein...............    37             1992                      (5)
Raymond K. Mason, Sr. ............    68             1983                      (4)
John J. McKetta, Jr. .............    80             1980                     (3)(5)
Bruce A. Smith....................    52             1995         President and Chief Executive
                                                                            Officer(2)
Murray L. Weidenbaum..............    68             1992                   (2)(3)(5)

---------------

(1) Michael D. Burke, who had been a director since July 1992, resigned as a director of Tesoro on January 12, 1996.

(2) Member of the Executive Committee (Mr. Caverly, Chairman).

(3) Member of the Compensation Committee (Mr. Detwiler, Chairman).

(4) Member of the Nominating Committee (Mr. Caverly, Chairman).

(5) Member of the Audit Committee (Dr. Weidenbaum, Chairman).

     Robert J. Caverly was elected Chairman of the Board of Directors in May 1995. Mr. Caverly was Vice Chairman of the Board of Directors from February 1995 until May 1995. Mr. Caverly is a consultant and investor. For the last five years he has performed interim management assignments for various real estate development projects and has been a consultant on real estate matters to financial institutions and law firms. Mr. Caverly was a director of Contel Corporation from 1975 to March 1991. From 1972 through 1979, Mr. Caverly served in the positions of Executive Vice President of Operations, director, and member of the Executive Committee of Occidental Petroleum Corporation.

     Peter M. Detwiler is presently President and Chief Executive Officer of Pinoak Digital Corporation, a Federal Communication Commission licensed marine high speed digital communications company. Mr. Detwiler is Chairman of the Board of Detwiler & Company, Inc., a consulting company. He is the former Vice Chairman of the Board of Directors of E.F. Hutton & Company Inc. and the E.F. Hutton Group, New York, New York, a major financial firm, with which he had been associated since 1961.

     Steven H. Grapstein has been a Vice President of Kuo Investment Company and subsidiaries, an international investment group, since September 1985. He is a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. since 1989. Mr. Grapstein is also a director of Baldwin Plc., which is an entertainment and leisure-related entity. See "Information About Tesoro -- Principal Stockholders" for information regarding the securities of the Company owned by Oakville N.V.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc., since 1978. Mr. Mason has served as Chairman of the Board of Directors of American Security Life Assurance Company of North Carolina ("ASLNC") and its parent, American Security Life Assurance Company of Florida ("ASLF"). During December 1990, ASLNC and ASLF voluntarily consented to administrative rehabilitation. Pursuant to administrative rehabilitation, Mr. Mason's authority as Chairman of the Board of Directors of ASLNC and ASLF was automatically suspended. Both of these companies are presently in liquidation. In connection with the liquidation of ASLNC, Mr. Mason was named as a co-defendant in a lawsuit alleging violations of federal and RICO statutes, common law fraud and unfair and deceptive trade practices. The parties, without admitting liability, have entered into a settlement agreement which provides for cash payments to the plaintiffs, for the purchase of certain assets owned by the estate of ASLNC, for dismissal of the litigation with prejudice and for the delivery of general releases.

     John J. McKetta, Jr., is Professor Emeritus of Chemical Engineering at The University of Texas at Austin. Dr. McKetta has been associated with The University of Texas since 1946.

     Bruce A. Smith was elected President and Chief Executive Officer effective September 29, 1995. Mr. Smith was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Tesoro from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production Operations and Chief Financial Officer of Tesoro from September 1993 to July 1995; and Vice President and Chief Financial Officer of Tesoro from September 1992 to September 1993. Mr. Smith was Vice President and Treasurer of Valero Energy Corporation from 1986 to September 1992.

     Murray L. Weidenbaum is an economist and educator and is the Mallinckrodt Distinguished University Professor at Washington University in St. Louis, Missouri, where he also serves as Chairman of the University Center for the Study of American Business. He has been a faculty member at Washington University since 1964. Dr. Weidenbaum is a director of May Department Stores Company and Harbour Group, Ltd.

     No director of Tesoro has a family relationship with any other director or executive officer of Tesoro.

     The following is a list of Tesoro's executive officers, their ages and their positions with Tesoro at January 12, 1996.

                                                                                   POSITION HELD
             NAME(1)                AGE                  POSITION                      SINCE
---------------------------------   ---     -----------------------------------   ---------------
Bruce A. Smith...................   52      President and Chief Executive          September 1995
                                            Officer
James C. Reed, Jr................   50      Executive Vice President, General      September 1995
                                            Counsel and Secretary
Gaylon H. Simmons................   55      Executive Vice President               September 1993
William T. Van Kleef.............   44      Senior Vice President and Chief        September 1995
                                            Financial Officer
Don E. Beere.....................   55      Vice President, Controller              February 1992
Thomas E. Reardon................   49      Vice President, Human Resources and    September 1995
                                            Environmental
Gregory A. Wright................   46      Vice President, Corporate              September 1995
                                            Communications and Treasurer

---------------

(1) Michael D. Burke, who had been President and Chief Executive Officer of Tesoro since July 1992, terminated his employment effective September 29, 1995.

     There are no family relationships among the officers listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers. Officers are elected annually by the Tesoro Board at its first meeting following the Annual Meeting of Stockholders, each to hold office until the corresponding meeting of the Tesoro Board in the next year or until a successor shall have been elected or shall have qualified.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the beneficial ownership of Tesoro's Common Stock reported to Tesoro as of December 31, 1995, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, for each director, the Chief Executive Officer, the other four most highly compensated officers of Tesoro during 1995 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Tesoro Common Stock listed.

                                                                  BENEFICIAL OWNERSHIP OF
                                                                          TESORO
                                                                       COMMON STOCK
                                                                  ON DECEMBER 31, 1995(1)
                                                                 -------------------------
                                                                                   PERCENT
                                                                                      OF
                                                                   SHARES           CLASS
                                                                -----------         ------
Robert J. Caverly..............................................      9,000(2)        0.036
Peter M. Detwiler..............................................     14,715(2)        0.059
Steven H. Grapstein............................................  1,528,900(2)(3)     6.168
Raymond K. Mason, Sr. .........................................     23,428(2)        0.095
John J. McKetta, Jr. ..........................................      7,565(2)        0.031
Bruce A. Smith.................................................     94,018(4)        0.378
Murray L. Weidenbaum...........................................      7,000(2)        0.028
Gaylon H. Simmons..............................................    128,540(5)        0.516
James C. Reed, Jr. ............................................     30,980(6)        0.125
William T. Van Kleef...........................................     22,645(7)        0.091
Thomas E. Reardon..............................................     14,163(8)        0.057
All directors and executive officers as a group (14
  individuals).................................................  1,934,196(9)        7.843

---------------

(1) The shares shown do not include 430,367 shares of Tesoro's Common Stock beneficially owned by Mr. Burke, who resigned as a director on January 12, 1996.

(2) The shares shown for Mr. Caverly, Mr. Grapstein, Mr. Detwiler, Mr. Mason, Dr. McKetta and Dr. Weidenbaum include 6,000 shares each which such directors had the right to acquire through the exercise of stock options on December 31, 1995, or within 60 days thereafter.

(3) The shares shown include 1,522,900 shares of Tesoro's Common Stock owned by Oakville N.V. Mr. Grapstein is an officer of Oakville N.V. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares.

(4) The shares shown include 1,304 shares credited to Mr. Smith's account under Tesoro's Thrift Plan and 80,866 shares which Mr. Smith had the right to acquire through the exercise of stock options on December 31, 1995, or within 60 days thereafter.

(5) The shares shown include 114,200 shares which Mr. Simmons had the right to acquire through the exercise of stock options on December 31, 1995, or within 60 days thereafter.

(6) The shares shown include 733 and 88 shares credited to Mr. Reed's account under Tesoro's Thrift Plan and Employee Stock Ownership Plan, respectively, and 23,200 shares which Mr. Reed had the right to acquire through the exercise of stock options or stock awards on December 31, 1995, or within 60 days thereafter.

(7) The shares shown include 728 shares credited to Mr. Van Kleef's account under Tesoro's Thrift Plan and 14,660 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on December 31, 1995, or within 60 days thereafter.

(8) The shares shown include 88 shares credited to Mr. Reardon's account under Tesoro's Employee Stock Ownership Plan and 12,741 shares which Mr. Reardon had the right to acquire through the exercise of stock options on December 31, 1995, or within 60 days thereafter.

(9) The shares shown include 3,912 shares and 352 shares credited to the accounts of executive officers and directors under Tesoro's Thrift Plan and Employee Stock Ownership Plan, respectively, and 311,384 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on December 31, 1995, or within 60 days thereafter. The shares shown also include 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.

     Information concerning executive compensation and certain relationships and related transactions is incorporated by reference to "Part III" of Tesoro's Annual Report on Form 10-K for the year ended December 31, 1994. (Part III of such report is incorporated by reference from Tesoro's proxy statement for the annual meeting of stockholders held on May 4, 1995), as well as Tesoro's Form 10-Q for the quarterly period ended June 30, 1995. See "Incorporation of Certain Documents By Reference."

PRINCIPAL STOCKHOLDERS

     The following table sets forth information, to the best of Tesoro's knowledge, based on filings made with the Commission as to each person or group who on December 31, 1995, beneficially owned more than 5 percent of the outstanding shares of Tesoro Common Stock. Tesoro has sued Ardsley Advisory Partners, claiming that it is a member of the Flannery Group (the Committee for New Management of Tesoro Petroleum Company) and that the documents filed by the Flannery Group and by Ardsley with the Commission do not comply with the requirements of the law and are false and misleading. See "Risk Factors and Recent Developments -- Risk Factors with Respect to Tesoro."

                                                                         AMOUNT AND NATURE OF
                                                                         BENEFICIAL OWNERSHIP
                                                                         ---------------------
                                                                          NUMBER        PERCENT
                                      NAME AND ADDRESS OF BENEFICIAL        OF            OF
         TITLE OF CLASS                           OWNER                   SHARES        CLASS
---------------------------------   ----------------------------------   --------       ------
Common Stock.....................   Ardsley Advisory Partners(1)         2,985,000      12.046
                                    646 Steamboat Road
                                    Greenwich, CT 06830

Common Stock.....................   Oakville N.V.(2)                     1,522,900       6.146
                                    c/o Kuo Investment Company
                                    33rd Floor
                                    767 Third Avenue
                                    New York, NY 10017

Common Stock.....................   Committee for New Management         1,467,808       5.923
                                      of Tesoro Petroleum Company(3)
                                    c/o Whelan Management Corp.
                                    8 Holley Street
                                    Lakeville, CT 06039

---------------

(1) According to a Schedule 13G filed with the Commission, Ardsley Advisory Partners ("Ardsley") is a general partnership organized under the laws of the state of Connecticut and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Act"). In its
     Schedule 13G, Ardsley claims that, with respect to the shares of Tesoro Common Stock held by Ardsley, it acts as investment advisor for the discretionary accounts of certain clients, including (i) investment partnerships for which Ardsley serves as the management company and (ii) a general partnership comprised of the same partners as Ardsley serves as general partner. By reason of the provisions of Rule 13d-3 under the Act, Ardsley is deemed to own beneficially the shares owned by the managed accounts. Each client for whose account Ardsley had purchased Tesoro Common Stock has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased for his account. No such client has any of the foregoing rights with respect to more than 5 percent of the Tesoro Common Stock. According to its Schedule 13G, Ardsley states that there is no agreement or understanding among such persons to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Philip J. Hempleman, a managing partner of Ardsley, is a citizen of the United States. By virtue of Mr. Hempleman's position as managing partner of Ardsley, he may be deemed to have the shared power to vote, or direct the voting of, and the shared power to dispose, or direct the disposition of, shares of the Tesoro Common Stock held by the discretionary accounts managed by Ardsley, and therefore, Mr. Hempleman may be deemed to be beneficial owner of such shares.

     According to the Schedule 13D filed by the Flannery Group, on November 16, 1995, Whelan Management Corp., a member of the Flannery Group, purchased from Ardsley options to acquire up to 400,000 shares of Tesoro Common Stock from Ardsley. The above table does not reflect that transaction or any other changes to Ardsley's beneficial ownership that may have occurred since the filing of the Schedule 13G by Ardsley in early 1995.

(2) According to Schedule 13Ds on file with the Commission, Oakville N.V., a Netherlands Antilles corporation ("Oakville"), is a wholly owned subsidiary of Kuo Investment Limited, a Cayman Islands corporation ("Kuo"). According to information provided to Tesoro by Oakville, the following persons are Oakville's directors and executive officers: (a) Peter Yun Siak Fu, President and Director of Oakville; Director and officer of Kuo; (b) Peter Chong Cheng Fu, Director and Secretary of Oakville; Director and officer of Kuo; (c) Ong Beng Seng, Vice President and Director of Oakville; Director and officer of Kuo; (d) David Song Long Ban, Treasurer and Director of Oakville; Director and officer of Kuo; (e) Steven H. Grapstein, Vice President and Director of Oakville; and (f) Holland Intertrust (Curacao) N.V., a Netherlands Antilles corporation, a Director of Oakville. Oakville reports that it has sole voting and dispositive power over its voting securities.

(3) According to the Schedule 13D filed with the Commission on December 26, 1995 by the Flannery Group, Messrs. Flannery, Baker, Kaufman, Stone and Washburn and Whelan Management Corp., the Kaufman Children's Trust, the Robert S. and Suzanne P. Washburn Revocable Trust and Robert S. Washburn, Trustee for the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts have formed a group to seek to acquire control of Tesoro. According to the Schedule 13D, as of the date of the filing, Whelan Management Corp. owned 140,815 shares of the Tesoro Common Stock and held options to acquire 200,000 additional shares; Mr. Flannery held through a trust 18,357 shares of Tesoro Common Stock and held options to acquire 8,000 shares; Mr. Baker owned 10,000 shares of Tesoro Common Stock and held options to acquire 100,000 shares; Mr. Kaufman owned 581,500 shares of Tesoro Common Stock either directly or through an individual retirement account; the Kaufman Children's Trust owned 20,000 shares of Tesoro Common Stock; Mr. Stone owned 46,000 shares of Tesoro Common Stock and held options to acquire 110,000 shares; the Robert S. and Suzanne P. Washburn Revocable Trust owned 39,545 shares of Tesoro Common Stock and the Robert
     S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts owned 193,791 shares of Tesoro Common Stock. In addition, Mr. Flannery's wife owned 2,500 shares of Tesoro Common Stock as to which he disclaimed beneficial ownership and Mr. Kaufman's wife owned 10,500 shares as to which Mr. Kaufman disclaimed beneficial ownership. Mr. Flannery has sole power to vote and direct the disposition of the shares held in the trust for his benefit, Mr. Kaufman has the sole power to vote and direct the disposition of the shares held by the Kaufman Children's Trust, Mr. Washburn shares the power to vote and direct the disposition of the shares held by the Robert
     S. and Suzanne P. Washburn Revocable Trust with Suzanne P. Washburn, and Mr. Washburn has the sole power to vote and direct the disposition of the shares held by the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts.

                          INFORMATION ABOUT COASTWIDE

     Coastwide is the parent of two operating subsidiaries, Coastwide Marine Services, Inc. ("CMSI") (formerly Grasso Marine Service Centers, Inc.) and Onyx (80% owned). Coastwide's principal business is providing services to the offshore oil and gas exploitation industry in the U.S. Gulf of Mexico. Onyx provides engineering, design, project management and other technical services to petrochemical refineries along the Texas Gulf Coast. Prior to October 31, 1993, Coastwide was a wholly-owned subsidiary of Grasso. In November 1993, 100% of the outstanding common stock of Coastwide was spun off to the stockholders of Grasso. The following information was prepared assuming that the spinoff had been effected for all periods presented.

COASTWIDE MARINE SERVICES, INC.

     CMSI sells products, including diesel fuel, lubricants, chemicals and oil field supplies and provides a wide range of logistical support services to the offshore oil and gas exploitation industry from deep water marine terminals ("shore bases") located on the Texas Gulf Coast at Sabine Pass, Galveston, Freeport, Port O'Connor and Harbor Island. CMSI also operates in the eastern U.S. Gulf of Mexico through its facility in Cameron, Louisiana. CMSI's shore bases are bulkheaded and dredged to provide easy access to vessels receiving products for delivery to customers. CMSI's products are delivered offshore aboard vessels owned or chartered by CMSI's customers.

     Diesel fuel and lubricants are used in the operation of offshore drilling rigs, offshore production and transmission platforms, and various ships and equipment engaged in seismic surveys and in the continuing service of rigs, platforms, and pipelines. Other products, including glycol, methanol and other chemicals used primarily to operate and maintain oil and gas production equipment are also sold from CMSI's shore bases.

     Since 1986, CMSI has obtained its diesel fuel inventory from Fina Oil and Chemical Company ("Fina") on a consignment basis. CMSI pays Fina the quoted market price for diesel fuel quantities disposed of through sales to third parties or internal usage. In 1994, 1993 and 1992, diesel fuel sales revenue was $22,379,700, $20,151,800 and $19,156,200, respectively. The variances in diesel fuel sales revenue reflect both changes in offshore drilling activity and in diesel fuel prices.

     Logistical support services provided by CMSI include storing and handling tubular goods, loading and unloading bulk materials, providing facilities from which major and independent oil companies can communicate with and control offshore operations, selling potable water and leasing dockside facilities to companies which provide complementary products and services such as drilling fluids and cementing services. CMSI is compensated for its logistical support services through a variety of fee, commission, lease, rent and other arrangements. In 1994, 1993 and 1992, total service fee revenue was $8,005,700, $5,954,800 and $3,808,100, respectively.

     CMSI's shore bases are used as warehousing and delivery points for drilling fluid ("mud") products. CMSI provides warehousing, inventory control and delivery services to M-I Drilling Fluids LLC, Baker Hughes Inteq, Baroid Drilling Fluids, Chemrich and other mud companies. CMSI earns fees which are based upon a percentage of the sales value of the drilling fluid products delivered from its shore bases.

     Markets and Competition. The services and products offered by CMSI are marketed directly to customers by CMSI employees. Demand for such services and products is closely related to the level of oil and gas exploration, development and production in the Western Gulf of Mexico along the Texas coast, and to a lesser extent the Central Gulf of Mexico. A decline in the prices of crude oil and natural gas that occurred during 1991 caused a significant decline in activities in the Gulf of Mexico that continued through 1992. Activity increased during 1993 and 1994 as product prices improved from their 1992 lows.

     Various factors, such as U.S tax and energy policies, world economic events, budgets of exploration companies, availability of additional offshore lease acreage, expiration dates of existing offshore leases, price and availability of competing fuels and demand for oil and natural gas cause exploration and development activity to fluctuate and directly impact the revenues of CMSI. Management believes that the principal competitive factors affecting CMSI's market share are location of its facilities, availability of logistical support services, experience of personnel and dependability of service. The market for CMSI's products and services, especially diesel fuel, is price sensitive, and CMSI encounters price competition from time to time. CMSI competes with several independent operations, and in Harbor Island and Port O'Connor, Texas and Cameron, Louisiana with one or more major mud companies who maintain their own marine terminals.

     Customers. CMSI's customers are primarily oil and gas exploration and production companies, seismic companies, drilling mud companies and offshore construction companies operating in the U.S. Gulf of Mexico.

     Operating Risks. CMSI's operations are subject to various hazards, including damage to property and injury to persons caused by fire, vehicular accidents, hurricanes and other acts of nature. CMSI maintains general liability, automobile and physical damage insurance which management believes to be adequate.

     Environmental Regulation. Regulations relating to the protection of the environment have not had a material effect on CMSI's capital expenditures, earnings or competitive position. To date CMSI has not made any material capital expenditures for environmental control facilities and does not currently anticipate making any such material capital expenditures in fiscal 1996.

     Employees. As of December 31, 1995, CMSI employed approximately 130 people, of which 5 were executive and supervisory personnel and the remainder were production, service and administrative personnel. None of CMSI's employees belong to a union or are covered by a collective bargaining agreement. Coastwide believes its relations with employees are satisfactory.

ONYX ENGINEERING, INC.

     Onyx is based in Corpus Christi, Texas and was formed in July 1992 to provide engineering, design, project management and other technical services to the petrochemical and refinery industries along the Texas Gulf Coast. At that time, these refineries were entering an expansion period during which many refineries initiated projects involving process modifications, upgrades and other related technical projects. Onyx was created to service this expanding market.

     As of December 31, 1995, Onyx employed approximately 130 people, of which 7 were executive and administrative, 9 were clerical and the rest were technical with expertise in various disciplines. None of the Onyx employees belong to a union or are covered by a collective bargaining agreement. Coastwide management believes its employee relations are satisfactory. See "Terms of the Merger -- Conduct of Business Following Merger."

PROPERTIES

           LOCATION               TYPE OF FACILITY            APPROXIMATE SIZE         LEASED/OWNED
           --------               ----------------            ----------------         ------------
SHORE BASES:
Galveston, TX.................    Dock Facilities                     52 acres            Owned
                                  Offices/Warehouse             40,500 sq. ft.            Owned
                                  Fuel Storage Tanks              85,000 bbls.            Owned
Galveston, TX.................    Dock Facilities                     12 acres            Leased
                                  Offices/Warehouses             5,000 sq. ft.            Leased
Galveston, TX.................    Dock Facilities                      8 acres            Leased
                                  Offices/Warehouses            25,000 sq. ft.            Leased
Freeport, TX..................    Dock Facilities                      8 acres            Owned
                                  Dock Facilities                      4 acres            Leased
                                  Offices/Warehouses            10,000 sq. ft.            Owned
                                  Offices/Warehouses             1,250 sq. ft.            Leased
                                  Fuel Storage Tanks               4,500 bbls.            Owned
Freeport, TX..................    Dock Facilities                      5 acres            Leased
                                  Offices/Warehouses             5,000 sq. ft.            Leased
Sabine Pass, TX...............    Dock Facilities                     15 acres            Leased
                                  Dock Facilities                      2 acres            Owned
                                  Offices/Warehouses            14,000 sq. ft.            Owned
                                  Fuel Storage Tanks              46,000 bbls.            Owned
Port O'Connor, TX.............    Dock Facilities                     23 acres            Leased
                                  Offices/Warehouses             7,800 sq. ft.            Leased
                                  Fuel Storage Tanks               5,000 bbls.            Leased
Port O'Connor, TX.............    Dock Facilities                      5 acres            Leased
                                  Offices/Warehouses             5,000 sq. ft.            Leased
Harbor Island, TX.............    Dock Facilities                     26 acres            Owned
                                  Dock Facilities                      7 acres            Leased
                                  Offices/Warehouses            26,000 sq. ft.            Owned
                                  Fuel Storage Tanks               8,000 bbls.            Leased
Cameron, LA...................    Dock Facilities                     28 acres            Leased
                                  Offices/Warehouses            39,000 sq. ft.            Owned
                                  Fuel Storage Tanks              22,000 bbls.            Owned
OTHER:
Houston, TX...................    Executive Office               8,000 sq. ft.            Leased
Lafayette, LA.................    Sales Office                     200 sq. ft.            Leased
Corpus Christi, TX............    Onyx Office                   17,000 sq. ft.            Leased
Belle Chase, LA...............    Distribution Center            3,000 sq. ft.            Leased

LEGAL PROCEEDINGS

     Coastwide is involved in certain litigation and claims arising from the normal course of its business operations. Coastwide management believes the ultimate disposition of such matters will not, individually or in the aggregate, have a material adverse effect upon the consolidated operations or financial position of Coastwide.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Prior to October 31, 1993, Coastwide was a wholly-owned subsidiary of Grasso. On October 31, 1993, Coastwide was spun off to the stockholders of Grasso. The following information was prepared assuming that the spinoff had been effected for all periods presented.

     Until November 1992, CMSI owned an 80% interest in Harbor Island Terminal, Inc. ("HITI"), which operated a deep water terminal at Port Aransas, Texas, with the remaining 20% interest in HITI owned by Baroid Drilling Fluids, Inc. ("Baroid"). In November 1992, CMSI acquired Baroid's 20% interest in HITI. HITI was merged into CMSI effective December 31, 1992.

                             RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS SEPTEMBER 30, 1994

     Consolidated revenue for the three month period ended September 30, 1995 was $12,197,600, 12.6% higher than the $10,830,500 reported for 1994.
Consolidated gross profit percentage was 11.6% in 1995 compared to 12.7% in 1994. Income before provision for federal income taxes was $368,400 in 1995 compared to $317,600 in 1994.

     Operating Income for the three month periods ended September 30, 1995 and 1994 are summarized as follows:

                                                      1995            1994           CHANGE
                                                   -----------     -----------     ----------
    Revenue:
      Product Sales..............................  $ 8,067,100     $ 7,693,300     $  373,800
      Service Fees:
         Shore Base..............................    2,308,500       2,108,700        199,800
         Engineering.............................    1,822,000       1,028,500        793,500
                                                   -----------     -----------     ----------
              Total Revenue......................  $12,197,600     $10,830,500     $1,367,100
                                                   ===========     ===========     ==========
    Direct Operating Expense.....................  $10,787,500     $ 9,454,500     $1,333,000
                                                   ===========     ===========     ==========
    Selling, General & Administrative Expense....  $   885,700     $   932,500     $  (46,800)
                                                   ===========     ===========     ==========
    Operating Income.............................  $   524,400     $   443,500     $   80,900
                                                   ===========     ===========     ==========

     Coastwide's operations are directly dependent on the volume of oil and gas drilling, workover, construction and seismic activity in the U.S. Gulf of Mexico, particularly the activity level in Texas waters as all but one of Coastwide's shore bases are located on the Texas coast. During the third quarter of 1995, the Baker Hughes weekly count of rigs drilling in waters offshore the Texas coast averaged 11 rigs versus 17 rigs in the third quarter of 1994, a 55% decrease in indicated activity level. Although drilling activity was lower, Coastwide's consolidated revenue increased mainly due to the growth in revenue from Engineering Service Fees and the terminal additions discussed in Note 4 to the Consolidated Financial Statements.

     The increase in Direct Operating Expense was due to higher cost of products sold resulting from higher sales volume and increased direct expenses at Onyx due to higher staff levels. The decrease in Selling, General and Administrative Expense was due primarily to cost containment efforts by the Company.

NINE MONTHS ENDED SEPTEMBER 30, 1995 VERSUS SEPTEMBER 30, 1994

     Consolidated revenue for the nine month period ended September 30, 1995 was $31,315,300, 3.9% higher than the $30,141,000 reported for 1994. Consolidated gross profit percentage was 12.3% in 1995 compared to 13.3% in 1994. Income before provision for federal income taxes was $541,600 in 1995 compared to $1,036,300 in 1994.

     Operating Income for the nine month periods ended September 30, 1995 and 1994 are summarized as follows:

                                                      1995            1994           CHANGE
                                                   -----------     -----------     ----------
    Revenue:
      Product Sales..............................  $20,909,700     $21,335,500     $ (425,800)
      Service Fees:
         Shore Base..............................    6,194,300       5,950,200        244,100
         Engineering.............................    4,211,300       2,855,300      1,356,000
                                                   -----------     -----------     ----------
              Total Revenue......................  $31,315,300     $30,141,000     $1,174,300
                                                   ===========     ===========     ==========
    Direct Operating Expense.....................  $27,472,800     $26,125,100     $1,347,700
                                                   ===========     ===========     ==========
    Selling, General & Administrative Expense....  $ 2,898,200     $ 2,613,100     $  285,100
                                                   ===========     ===========     ==========
    Operating Income.............................  $   944,300     $ 1,402,800     $ (458,500)
                                                   ===========     ===========     ==========

     For the nine month periods ended September 30, 1995 and 1994, the Baker Hughes weekly average count of rigs drilling in waters offshore the Texas coast decreased from 15 in 1994 to 12 in 1995. The principal components of the increase in consolidated revenues in 1995 was the increase in Engineering Service Fees due to the growth in Onyx's business.

     Direct Operating Expense was higher on a year-to-year comparison due to increased direct expenses at Onyx due to higher staff levels. Direct Operating Expense was also affected by the elimination of $1,106,000 of book reserves for unasserted potential claims offset by $500,000 of additional expense recorded as a result of plans to consolidate Coastwide's Galveston, Texas operations. The increase in Selling, General and Administrative Expense was due to additional costs resulting from the termination in September, 1994 of certain administrative cost sharing agreements between Coastwide and its former parent, Grasso and additional doubtful accounts expense of $150,000.

     Production from the Texas waters of the Gulf of Mexico is primarily gas; therefore, offshore activity in that area is greatly influenced by the current and projected price of natural gas. Although it is not possible to predict future natural gas prices or future offshore activity with any precision, a significant and prolonged decline in natural gas prices would likely result in a further decline in the level of offshore activity and could adversely affect Coastwide's business.

1994 VERSUS 1993

     Consolidated revenues for the year ended December 31, 1994 were $41,160,200, 19.5% higher than the $34,449,000 reported for 1993. Consolidated gross profit percentage was 13.4% in 1994 compared to 9.4% in 1993. Income from operations before income taxes was $1,517,000 in 1994 compared to $297,100 in 1993.

     Results for the full year ended December 31, 1994 and 1993 operations are summarized as follows:

                                                     1994           1993          CHANGE
                                                  -----------    -----------    ----------
    Revenues:
      Product Sales.............................. $29,368,400    $25,967,100    $3,401,300
      Service Fees:
         Shore Base..............................   8,005,700      5,954,800     2,050,900
         Engineering.............................   3,786,100      2,527,100     1,259,000
                                                  -----------    -----------    ----------
              Total Revenue...................... $41,160,200    $34,449,000    $6,711,200
                                                  ===========    ===========    ==========
    Direct Operating Expenses.................... $35,634,800    $31,196,900    $4,437,900
                                                  ===========    ===========    ==========
    General & Administrative Expenses............ $ 3,530,900    $ 2,817,700    $  713,200
                                                  ===========    ===========    ==========
    Income (Loss) From Operations................ $ 1,994,500    $   434,400    $1,560,100
                                                  ===========    ===========    ==========

     Coastwide's operations are directly dependent on the volume of oil and gas drilling, workover, construction and seismic activity in the Gulf of Mexico, particularly the activity level in Texas waters as all but one of Coastwide's shore bases are located on the Texas coast. The weekly average count of rigs drilling oil or gas wells in the Texas waters of the Gulf of Mexico increased from 12 in 1993 to 16 in 1994. The increase in the number of rigs drilling wells was mainly responsible for the increases in Product Sales revenue and CMSI Service Fee revenue. The principal components of the increase in consolidated revenues in 1994 were a 13.3% increase in diesel fuel sales, a 7.9% increase in the sales of other products such as lubricants, greases, oils, and chemicals, and an 34.4% increase in CMSI Service Fees. CMSI Service Fee revenues earn higher margins than Product Sale Revenues, therefore, Coastwide's gross profit percentage increased. The increase in Onyx Service Fees is due to the growth in Onyx's business. Onyx began operating in the last half of 1992.

     The increase in Direct Operating Expense was due to increases in cost of products sold resulting from increased sales volume and to the costs resulting from the expansion of Onyx's operations. The increase in general and administrative expense was due primarily to additional costs resulting from Coastwide's status as a stand alone entity subsequent to the spin-off from Grasso as certain costs which had been shared are now borne solely by Coastwide.

     Production from the Texas waters of the Gulf of Mexico is primarily gas; therefore, offshore activity in that area is greatly influenced by the current and projected price of natural gas. Although it is not possible to predict future natural gas prices or future offshore activity with any precision, a significant and prolonged decline in natural gas prices would likely result in a decline in the level of offshore activity and could adversely affect Coastwide's business.

1993 VERSUS 1992

     Consolidated revenues for the year ended December 31, 1993 were $34,449,000, 21.2% higher than the $28,434,500 reported for 1992. Consolidated gross profit percentage was 9.4% in 1993 compared to 4.8% in 1992. Income (loss) from operations before income taxes was $297,100 in 1993 compared to $(1,334,800) in 1992.

     Results for full years ended December 31, 1993 and 1992 operations are summarized as follows:

                                                      1993           1992         CHANGE
                                                   ----------     ----------     ---------
    Revenues:
      Product Sales..............................  $25,967,100    $ 24,350,100    $1,617,000
      Service Fees:
         Shore Base..............................    5,954,800       3,808,100     2,146,700
         Engineering.............................    2,527,100         276,300     2,250,800
                                                   -----------    ------------    ----------
              Total Revenue......................  $34,449,000    $ 28,434,500    $6,014,500
                                                   ===========    ============    ==========
    Direct Operating Expenses....................  $31,196,900    $ 27,072,700    $4,124,200
                                                   ===========    ============    ==========
    General & Administrative Expenses............  $ 2,817,700    $  2,376,800    $  440,900
                                                   ===========    ============    ==========
    Income (Loss) From Operations................  $   434,400     $(1,015,000)   $1,449,400
                                                   ===========    ============    ==========

     Coastwide's operations are directly dependent on the volume of oil and gas drilling activity in the Gulf of Mexico, particularly the activity level in Texas waters as all but one of Coastwide's shore bases are located on the Texas coast. The weekly average drilling rig count in the Texas waters of the Gulf of Mexico increased from 6 in 1992 to 12 during 1993. The increase in the number of rigs drilling wells was mainly responsible for the increase in Product Sales revenue and CMSI Service Fee revenue. The principal components of the increase in consolidated revenues in 1993 were a 5.2% increase in revenues from diesel fuel sales, a 12% increase in the sales of other products such as lubricants, greases, oils, and chemicals, and a 56.4% increase in CMSI Service Fees. The increase in other service fees is due to the growth in Onyx's business. Onyx began operating in the last half of 1992.

     The increase in operating expenses was due primarily to the effect of Onyx's operation. The increase in general and administrative expense was due primarily to an increase in personnel.

LIQUIDITY AND CAPITAL RESOURCES

     Coastwide utilizes borrowings under a revolving line of credit facility (Revolver) with a bank to handle its short term financing needs. The Revolver allows Coastwide to borrow the maximum indebtedness of $4.5 million (including letters of credit up to $500,000) or 75% of eligible accounts receivable, whichever is less. Advances under the Revolver bear interest at the bank's prime rate plus 3/4%. The interest is payable monthly. Substantially all of Coastwide's assets are pledged as collateral. The principal outstanding on the Revolver at September 30, 1995 was $2,000,000.

     During the month of June 1994, Coastwide closed on the sale of $4,270,000 of 8% Convertible Subordinated Debentures. The debentures were sold by private placement. On June 22, 1994, Coastwide borrowed $2,000,000 pursuant to a term loan facility provided by a bank. The combined proceeds from these two transactions were used to acquire a 24 acre terminal facility located in Galveston, Texas for $1,700,000; repay a $1,600,000 note payable incurred in connection with the 1993 acquisition of the land underlying Coastwide's terminal facility located in Aransas Pass, Texas; and repay the $2,383,000 outstanding balance of a revolving loan from Congress Financial Corporation ("Congress").

     Coinciding with its repayment of the Congress loan, Coastwide elected to terminate the revolving loan agreement with Congress then in effect between the two parties. Coastwide paid Congress an early termination fee of $120,000.

     Cash provided by (used in) operating activities was $(278,500), $(985,500) and $451,900 for the years ended 1994, 1993 and 1992, respectively. In 1994 and 1993, cash used in operating activities resulted primarily from growth in accounts receivable due to increased revenues. In 1992, cash provided by operating activities primarily resulted from decreases in accounts receivable associated with declining revenues.

     Cash used in investing activities mainly consisted of capital expenditures of $2,764,800, $1,611,400 and $765,900 for the years ended 1994, 1993 and 1992, respectively. Partially offsetting these uses were reductions of restricted certificates of deposit in 1994, 1993 and 1992 which were used to secure letters of credit. In 1992, $459,700 of proceeds were received from the sale of E&S Machinery Co.

     Cash provided by (used in) financing activities was $3,112,700, $2,461,500 and $(487,800) for the years ended 1994, 1993 and 1992, respectively, and primarily consisted of borrowings under various debt agreements. In 1992, the minority interest of a subsidiary was purchased for $500,000.

     Working capital was $5,535,900, $890,500 and $3,744,300 at December 31,
1994, 1993 and 1992, respectively. Additional information relative to sources and uses of cash is presented in the financial statements included in this report.

     Coastwide's requirements for receivable and inventory growth and sustaining capital expenditures will be funded with existing available net working capital ($3,914,900 as of September 30, 1995), cash provided by operations and future borrowings on the Revolver. Cash provided by operations was $658,900 for the nine-month period ended September 30, 1995.

SECURITIES OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of December 31, 1995, certain information known to Coastwide concerning beneficial ownership (as that term is defined in the rules and regulations of the Commission), of the Coastwide Common Stock by
(a) each person who is known by Coastwide to be the beneficial owner of more than five percent (5%) of the shares of Coastwide Common Stock outstanding, (b) each director of Coastwide beneficially owning Coastwide Common Stock, (c) each named executive officer, and (d) all directors and officers of Coastwide as a group:

                                                                                    PERCENTAGE
                                                                   BENEFICIAL          OF
                          NAME AND ADDRESS                        OWNERSHIP(1)        CLASS
                          ----------------                        ------------     ----------
    Don V. Ingram(2).............................................    545,236         27.7%
      2200 Ross Avenue
      Suite 4300B, LB 170
      Dallas, Texas 75201

    L. Mark Newman(3)............................................    908,151         39.7%
      P.O. Box 5685
      Incline Village, Nevada 89450

    Stephen A. Wells(4)..........................................    365,008         17.2%
      11111 Wilcrest Green Drive
      Suite 300
      Houston, Texas 77042

    John L. Ferris(5)............................................    249,470         12.7%
      3110 Beverly Drive
      Dallas, Texas 75205

    All officers and directors as a group (6 persons)(6).........  1,845,160           69%

---------------

(1) Unless otherwise specified, each of the persons listed holds sole voting and investment power with respect to the shares of Coastwide Common Stock reported. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Includes (i) 271,704 shares, Class B Warrants for 5,379 shares and 70,588 shares which may be acquired upon conversion of the Convertible Debentures of which Mr. Ingram has direct ownership; (ii) 300 shares and Class B Warrants for 75 shares owned by a revocable trust for Mr. Ingram's niece and nephew of which Mr. Ingram is trustee; (iii) 26,292 shares and Class B Warrants for 6,573 shares owned by a trust for Mr. Ingram's daughter, as to which Mr. Ingram disclaims beneficial ownership; (iv) 101,460 shares and Class B Warrants for 25,365 shares owned by Summit Partners Management Co., of which Mr. Ingram is president and Chief Executive Officer, and (v) 37,500 shares that may be acquired by Mr. Ingram upon exercise of currently exercisable stock options.

(3) Includes (i) 441,360 shares, Class B Warrants for 80,100 shares and 352,941 shares which may be acquired upon conversion of the Convertible Debentures owned by Atalanta Selective Fund Number Six Limited Partnership, of which Mr. Newman is the general partner and has a 70% equity interest; and (ii) 33,750 shares that may be acquired by Mr. Newman upon exercise of currently exercisable stock options.

(4) Includes (i) 116,773 shares and 11,765 shares which may be acquired upon conversion of the Convertible Debentures of which Mr. Wells has direct ownership; (ii) 3,000 shares and 11,765 shares which may be acquired upon conversion of the Convertible Debentures owned by the Dan Kirkland Wells Foundation, of which Mr. Wells is President; (iii) 1,000 shares and 5,882 shares which may be acquired upon conversion of Convertible Debentures owned by the spouse of Mr. Wells; (iv) 53,000 shares and 47,059 shares which may be acquired upon conversion of the Convertible Debentures owned by Wells Resources, Inc. of which Mr. Wells is President and has controlling ownership; (v) 5,882 shares which may be acquired upon conversion of the Convertible Debentures owned by Mr. Wells' daughter; (vi) 3,000 shares and 5,882 shares which may be acquired upon conversion of the Convertible Subordinated owned by the

    Stephen A. Wells Profit Sharing Plan; (vii) 100,000 shares which may be acquired upon exercise of currently exercisable options.

(5) Includes 113,928 shares, Class B Warrants for 64,954 shares and 70,588 shares which may be acquired upon conversion of Convertible Debentures.

(6) Includes (i) 1,022,889 shares and Class B Warrants for 117,492 shares owned by the officers and directors; (ii) 181,250 shares that may be acquired by the officers and directors upon exercise of currently exercisable stock options; and (iii) 523,529 shares which may be acquired upon conversion of the Convertible Debentures.

                                 LEGAL MATTERS

     The validity of the shares of Tesoro Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P. Certain tax consequences of the Merger will be passed upon for Coastwide by Rubin Baum Levin Constant & Friedman and for Tesoro by Fulbright & Jaworski L.L.P.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus from Tesoro's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference and have been so incorporated in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Coastwide included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                COASTWIDE ENERGY SERVICES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2
Consolidated Balance Sheets at December 31, 1994 and 1993.............................   F-3
Consolidated Statements of Operations for the Years Ended December 31, 1994, 1993 and
  1992................................................................................   F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994,
  1993 and 1992.......................................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and
  1992................................................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7
Consolidated Balance Sheets as of September 30, 1995 (unaudited) and December 31,
  1994................................................................................  F-16
Consolidated Statements of Operations (unaudited) for the Three Months Ended September
  30, 1995 and 1994 and the Nine Months Ended September 30, 1995 and 1994.............  F-17
Consolidated Statements of Cash Flows (unaudited) for the Nine Months Ended September
  30, 1995 and 1994...................................................................  F-18
Notes to Consolidated Financial Statements............................................  F-19

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Coastwide Energy Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Coastwide Energy Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coastwide Energy Services, Inc., and subsidiaries as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 7, 1995

                        COASTWIDE ENERGY SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31
                                                                    -------------------------
                                                                        1994          1993
                                                                    -----------    ----------
ASSETS
CURRENT ASSETS:
Cash............................................................... $   216,600    $   15,000
Restricted Certificate of Deposit..................................     150,000       214,800
Accounts Receivable, net of allowance for doubtful accounts of
  $158,600 and $160,800 for 1994 and 1993, respectively............   7,688,800     6,041,400
Inventories........................................................   1,330,900     1,251,400
Prepaid Expenses...................................................     436,000       177,500
                                                                    -----------   -----------
          Total Current Assets.....................................   9,822,300     7,700,100
                                                                    -----------   -----------
PROPERTY AND EQUIPMENT:
Land...............................................................   5,051,900     3,538,700
Buildings and Improvements.........................................   7,728,100     7,429,400
Equipment..........................................................   6,431,900     5,729,500
                                                                    -----------   -----------
       Total Property and Equipment................................  19,211,900    16,697,600
Less: Accumulated Depreciation.....................................  (7,987,400)   (7,120,100)
                                                                    -----------   -----------
       Net Property and Equipment..................................  11,224,500     9,577,500
OTHER ASSETS.......................................................      58,300         3,700
NOTES RECEIVABLE...................................................   1,124,500     1,130,800
                                                                    -----------   -----------
          Total Assets............................................. $22,229,600   $18,412,100
                                                                    ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Maturities of Long-Term Debt...............................  $  901,200    $  352,100
Note Payable.......................................................          --     1,600,000
Short-Term Borrowings..............................................     800,000     2,229,000
Accounts Payable...................................................   1,836,600     2,217,200
Accrued Liabilities................................................     748,600       411,300
                                                                     ----------    ----------
          Total Current Liabilities................................   4,286,400     6,809,600
                                                                     ----------    ----------
LONG-TERM DEBT.....................................................   1,554,000       347,400
CONVERTIBLE SUBORDINATED DEBENTURES................................   4,270,000            --
OTHER NON-CURRENT LIABILITIES......................................   1,217,800     1,751,600
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, none
  issued and outstanding...........................................          --            --
Common Stock, $.01 par value, 15,000,000 shares authorized,
  1,795,865 in 1994 and 1,680,011 in 1993 shares issued and
  outstanding......................................................      18,000        16,800
Additional Paid-in Capital.........................................     668,900       489,200
Retained Earnings..................................................  10,214,500     8,997,500
                                                                    -----------   -----------
       Total Stockholders' Equity..................................  10,901,400     9,503,500
                                                                    -----------   -----------
          Total Liabilities and Stockholders' Equity............... $22,229,600   $18,412,100
                                                                    ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                           1994          1993          1992
                                                       -----------   -----------   -----------
REVENUES:
  Sales of Products................................... $29,368,400   $25,967,100   $24,350,100
  Service Fees........................................  11,791,800     8,481,900     4,084,400
                                                       -----------   -----------   -----------
                                                        41,160,200    34,449,000    28,434,500
DIRECT OPERATING EXPENSES:
  Cost of Products Sold...............................  24,470,800    22,226,100    21,347,000
  Operating Expenses..................................  11,164,000     8,970,800     5,725,700
                                                       -----------   -----------   -----------
                                                        35,634,800    31,196,900    27,072,700
                                                       -----------   -----------   -----------
GROSS PROFIT..........................................   5,525,400     3,252,100     1,361,800
GENERAL AND ADMINISTRATIVE EXPENSES...................   3,530,900     2,817,700     2,376,800
                                                       -----------   -----------   -----------
OPERATING INCOME (LOSS)...............................   1,994,500       434,400    (1,015,000)
INTEREST EXPENSE......................................     456,000       322,500       377,500
OTHER (INCOME) EXPENSE................................      21,500      (185,200)      (57,700)
                                                       -----------   -----------   -----------
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME
  TAXES...............................................   1,517,000       297,100    (1,334,800)
PROVISION (BENEFIT) FOR INCOME TAXES..................     300,000         5,000      (453,800)
                                                       -----------   -----------   -----------
NET INCOME (LOSS)..................................... $ 1,217,000    $  292,100   $  (881,000)
                                                       ===========    ==========   ===========
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
  (PRIMARY)...........................................  $     0.58    $     0.15(1)
                                                        ==========    ==========
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE (FULLY
  DILUTED)............................................  $     0.51    $     0.15(1)
                                                        ==========    ==========

---------------

(1) Pro Forma (as if spin-off discussed in Note 1 occurred on January 1, 1993).

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK        ADDITIONAL                        TOTAL
                                     ---------------------    PAID-IN       RETAINED       STOCKHOLDERS'
                                      SHARES      AMOUNT      CAPITAL       EARNINGS          EQUITY
                                     ---------   ---------   ----------    ----------      -------------
BALANCE, December 31, 1991......... 1,680,011   $  16,800     $      --   $ 9,586,400       $ 9,603,200
Capital contribution...............         --          --      219,600            --           219,600
Net loss...........................         --          --           --      (881,000)         (881,000)
                                     ---------    --------     --------   -----------       -----------
BALANCE, December 31, 1992.........  1,680,011      16,800      219,600     8,705,400         8,941,800
Capital contribution...............         --          --      269,600            --           269,600
Net income.........................         --          --           --       292,100           292,100
                                     ---------    --------     --------   -----------       -----------
BALANCE, December 31, 1993.........  1,680,011      16,800      489,200     8,997,500         9,503,500
Exercise of options................     99,250       1,000       89,500            --            90,500
Exercise of warrants...............     16,604         200       25,400            --            25,600
Income tax benefit from exercise of
  options..........................         --          --       64,800            --            64,800
Net income.........................         --          --           --     1,217,000         1,217,000
                                     ---------    --------     --------   -----------       -----------
BALANCE, December 31, 1994.........  1,795,865   $  18,000    $ 668,900   $10,214,500       $10,901,400
                                     =========   =========    =========   ===========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                         1994           1993           1992
                                                      ----------     ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................  $1,217,000     $  292,100     $ (881,000)
  Adjustments to reconcile net income (loss) from
     operations to net cash provided by (used in)
     operating activities:
  Depreciation and amortization.....................     940,900        810,500        796,300
  (Gain) loss from asset dispositions...............     116,900        (88,700)         3,600
  (Increase) decrease in accounts receivable, net...  (1,582,500)    (1,366,100)       368,900
  Increase in inventories...........................     (79,500)       (35,300)      (135,700)
  (Increase) decrease in prepaid expenses and other
     assets.........................................    (314,200)        (8,300)        29,400
  Increase (decrease) in accounts payable and
     accrued liabilities............................     (43,300)      (138,200)       161,000
  Increase (decrease) in non-current liabilities....    (533,800)      (451,500)       284,500
  Net cash flows from discontinued operations.......          --             --       (175,100)
                                                      ----------     ----------     ----------
  Net cash provided by (used in) operating
     activities.....................................    (278,500)      (985,500)       451,900
                                                      ----------     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures................................  (2,764,800)    (1,611,400)      (765,900)
Proceeds from sale of assets........................      67,400         24,300             --
Net proceeds from sale of net
  assets --  discontinued
  operations........................................          --             --        459,700
Decrease in restricted certificates of deposit......      64,800         85,200        100,000
                                                      ----------     ----------     ----------
          Net cash used in investing activities.....  (2,632,600)    (1,501,900)      (206,200)
                                                      ----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt..........................    (660,200)      (166,600)      (237,800)
Borrowings (payments) under working capital
  revolver, net.....................................  (1,429,000)     2,229,000       (219,600)
Proceeds from issuance of long-term debt............   2,415,800        129,500        250,000
Proceeds from debenture offering....................   4,270,000             --             --
Repayment of short-term note........................  (1,600,000)            --             --
Proceeds from issuance of common stock..............     116,100             --             --
Capital contributions from Grasso...................          --        269,600        219,600
Purchase of minority interest.......................          --             --       (500,000)
                                                      ----------     ----------     ----------
          Net cash provided by (used in) financing
            activities..............................   3,112,700      2,461,500       (487,800)
                                                      ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH.....................     201,600        (25,900)      (242,100)
CASH BEGINNING OF PERIOD............................      15,000         40,900        283,000
                                                      -----------    -----------    ----------
CASH END OF PERIOD..................................  $  216,600     $   15,000     $   40,900
                                                      ==========     ==========     ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Noncash transactions:
  Note receivable obtained from sale of discontinued
     operation......................................  $       --     $       --     $1,025,000
  Note payable issued for land......................  $       --     $1,600,000     $       --
  Note receivable obtained from sale of property....  $       --     $  110,000     $       --
Cash paid for interest..............................  $  456,000     $  324,800     $  377,500
Cash paid for taxes.................................  $  207,500     $       --     $       --

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS ACTIVITIES

     Coastwide Energy Services, Inc. ("Coastwide" or "the Company") is the parent company of Coastwide Marine Services, Inc. ("CMSI") (formerly Grasso Marine Service Centers, Inc.) and Onyx Engineering, Inc. ("Onyx") ("the Companies"). The Company's principal business is providing services to the offshore oil and gas exploitation industry in the Gulf of Mexico. Prior to October 31, 1993, the Company was a wholly-owned subsidiary of Grasso Corporation ("Grasso"). On October 31, 1993, the Company was spun off to the stockholders of Grasso Corporation. The accompanying consolidated financial statements were prepared assuming that the transfer had been effected for all periods. Earnings per share amounts for 1993 are presented on a pro forma basis by dividing net income by the weighted average number of shares assuming that 1,680,011 shares of the Company's stock were issued as of January 1, 1993. Also, common stock equivalents are included if the impact of their assumed conversion is dilutive.

     Until November 1992, CMSI owned an 80% interest in Harbor Island Terminal, Inc. ("HITI"), which operated a deep water terminal at Port Aransas, Texas. The remaining 20% interest in HITI was owned by Baroid Drilling Fluids, Inc. ("Baroid"). In November 1992, CMSI acquired Baroid's 20% interest in HITI. HITI was merged into CMSI effective December 31, 1992.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Other Matters

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

  Inventories

     Inventories primarily consist of diesel fuel, oilfield supplies and lubrication oils, principally from outside purchases, and are valued at the lower of average cost or market. Cost is determined using the average cost method, and market is based on the lower of replacement cost or estimated realizable value.

  Property and Equipment

     Property and equipment are stated at cost. Major renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of depreciable assets using primarily the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes. The cost and related accumulated depreciation of property and equipment sold, retired or otherwise disposed of are removed from the accounts and any gains or losses are reflected in the consolidated statements of operations.

     Depreciable lives for the various asset groups are as follows:

            Buildings and improvements............................    15-30 years
            Equipment.............................................     3-20 years

  Recognition of Revenues

     Service fee revenues consist of fees for engineering services and commissions and fees related to logistical support services provided to customers and are recognized as the services are performed. Revenues from sales of products are recognized as the products are delivered to customers.

                        COASTWIDE ENERGY SERVICES, INC.

  Restricted Certificates of Deposit

     Certificates of deposit of $150,000 at December 31, 1994 and 1993, are pledged to secure payment of diesel fuel purchases. At December 31, 1993, a certificate of deposit for $64,800 was pledged pursuant to a letter of credit issued to the Company's worker's compensation insurance carrier. The certificates of deposit have original maturities of less than three months.

  Other Non-current Liabilities

     Other non-current liabilities consist primarily of reserves for potential refunds to third parties related to certain transactions arising in the ordinary course of business. Management anticipates that these matters will be settled with no material adverse impact upon the Company.

  Certain Reclassifications

     Certain reclassifications have been made to the 1993 and 1992 consolidated financial statements contained herein to conform to the classifications presented in 1994.

(3) NOTES RECEIVABLE

     On May 15, 1992, the Company's former parent, Grasso, sold all of the assets of its subsidiary, E&S Machinery Co. ("E&S") to a new company formed by the former president of E&S. The consideration included a ten year promissory note in the amount of $1,025,000. The ten year promissory note is carried as an asset by the Company and bears interest at eight percent per annum, with interest only payable for the first three years and the principal balance payable in 84 monthly payments of $15,975 each (including interest), commencing in June 1995.

(4) SHORT-TERM BORROWINGS

     Prior to June 1994, the Company had a revolving line of credit ("Revolver") with Congress Financial Corporation ("Congress") that was used for general working capital requirements of the Company. All subsidiaries had jointly and severally guaranteed repayment of all principal and interest due to Congress under the Revolver. Furthermore, substantially all of the Company's non-real estate assets were pledged to Congress as collateral for the amounts due under the Revolver.

     In June 1994, the Company paid off its outstanding balance with Congress and paid Congress an early termination fee of $120,000 which has been reflected as other expense in the Consolidated Statement of Operations. The Company then entered into a Loan Agreement with a bank which provides for the following:

          a) Revolving credit advances up to a maximum of $4,500,000 or 75% of eligible accounts receivable, whichever is less (including letters of credit up to $500,000). Interest accrues at the bank's prime rate plus
      3/4% and is payable monthly. As of December 31, 1994, $800,000 in advances was outstanding.

          b) Term loan of $2,000,000 (see Note 5).

     The Loan Agreement is collateralized by substantially all assets of the Company. The terms of the Loan Agreement require the Company to maintain certain affirmative and negative covenants and financial covenants relating to working capital, net worth and coverage of fixed charges. The Company was in compliance with all such covenants at December 31, 1994.

                        COASTWIDE ENERGY SERVICES, INC.

(5) LONG-TERM DEBT

     Long-term debt at December 31, 1994 and 1993, is summarized as follows:

                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   1994            1993
                                                                ----------       ---------
    8% Convertible Subordinated Debentures, $4.27 million
      face amount, due in 2004............................      $4,270,000       $      --
    Term loan from bank of $2,000,000 payable in monthly
      installments of principal and interest, maturing
      July 1, 1998, interest rate of prime plus 1.25%,
      collateralized by substantially all assets of the
      Company.............................................       1,791,700              --
    Notes, mortgages and equipment loans, interest from 5%
      to 13.5%, due 1995-1999, secured by related
      assets..............................................         663,500         699,500
    Less -- Current portion...............................        (901,200)       (352,100)
                                                                ----------       ---------
    Total long-term debt..................................      $5,824,000       $ 347,400
                                                                ==========       =========

     In June 1994, the Company completed a private placement of $4,270,000 of 8% Convertible Subordinated Debentures due July 1, 2004 (the "Debentures"). The Debentures are convertible into Coastwide common stock at $4.25 per share, and are redeemable at the option of the Company on certain terms and conditions. The Debentures are subordinated as to right of payment to all existing and future indebtedness, as defined, of the Company. Interest on the Debentures is payable quarterly in arrears. The Debentures are convertible into approximately 1,004,706 shares of Coastwide common stock.

     The schedule of principal payments on long-term debt, other than the Debentures which are due in full in 2004, is as follows:

                    YEARS ENDING
                     DECEMBER 31,                                AMOUNT
                    -------------                              ---------
                         1995................................ $  901,200
                         1996................................    628,800
                         1997................................    567,500
                         1998................................    344,500
                         1999................................     13,100
                                                              ----------
                                                              $2,455,100
                                                              ==========

(6) INCOME TAXES

     Prior to October 29, 1993, the Company was included in a consolidated federal income tax return with its former parent, Grasso. Income tax amounts included in the accompanying consolidated financial statements were computed as if the Company had filed a separate return for periods prior to October 29, 1993; however, benefits were recognized to the extent that net losses generated by the Company were available to offset taxable income generated by other members of the Grasso consolidated group. The Company is no longer included in the consolidated return of Grasso for periods subsequent to October 29, 1993.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

                        COASTWIDE ENERGY SERVICES, INC.

financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Pursuant to the deferred method under APB Opinion No. 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

     The Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in the method of accounting for income taxes was not material. Prior year statements have not been restated; therefore, the presentations made herein are made separately as there are different accounting standards and disclosure requirements in effect for the year ended December 31, 1992, versus SFAS No. 109 presentation that was required for the years ended December 31, 1994 and 1993.

     Income tax expense (benefit) consists of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1994         1993        1992
                                                     ---------    --------    ---------
        Current:
        State income tax...........................  $   3,000    $  5,000    $      --
        Federal income taxes.......................    432,200      20,600     (453,800)
        Utilization of net operating loss
          carryforwards............................   (123,600)    (20,600)          --
        Utilization of AMT credit carryforward.....    (11,600)         --           --
                                                     ---------    --------    ---------
        Provision (benefit) for income taxes.......  $ 300,000    $  5,000    $(453,800)
                                                     =========    ========    =========

     Below is a reconciliation of income taxes at the federal statutory rate with the income taxes (benefit) recorded by the Company:

                                                          YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1994         1993        1992
                                                     ---------    --------    ---------
        Computed taxes at statutory rate...........  $ 515,800    $ 99,300    $(453,800)
        Decrease in valuation allowance............   (218,800)    (99,300)          --
        State income taxes.........................      3,000       5,000           --
                                                     ---------    --------    ---------
        Provision (benefit) for income taxes.......  $ 300,000    $  5,000    $(453,800)
                                                     =========    ========    =========

                        COASTWIDE ENERGY SERVICES, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and their changes during the year ended December 31, 1994 are as follows:

                                                   JANUARY 1,    DEFERRED    DECEMBER 31,
                                                      1994      (EXPENSE)        1994
                                                    BALANCE      BENEFIT       BALANCE
                                                   ----------   ----------   ------------
        Allowance for bad debts..................  $   32,500   $   21,400    $    53,900
        Inventory uniform capitalization
          adjustments............................     119,000        4,500        123,500
        Depreciation.............................     354,400        3,000        357,400
        Accrued reserves.........................     625,500     (138,600)       486,900
        Alternative minimum tax credit...........      43,000      (11,600)        31,400
        Deferred gain............................          --       26,100         26,100
        Net operating loss carryforwards.........     202,000     (123,600)        78,400
                                                   ----------    ---------    -----------
                  Total gross deferred tax
                    assets.......................   1,376,400     (218,800)     1,157,600
        Less valuation allowance.................  (1,376,400)     218,800     (1,157,600)
                                                   ----------    ---------    -----------
        Net deferred tax assets..................  $       --   $       --    $        --
                                                   ==========    =========    ===========

     Under SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has established a valuation allowance for those items that would require the use of future taxable income since the Company's recent earnings history does not enable management to conclude that the utilization of a significant portion of these tax benefits is more likely than not to occur.

     At December 31, 1994, The Company had the following income tax carryforwards available for tax purposes:

                                                                EXPIRATION
                                                                   DATE        AMOUNT
                                                                ----------    --------
        Federal net operating loss tax carryforwards..........   2001-2008    $230,600

     The use of certain tax loss carryforwards by the Company was limited under Internal Revenue Service Code Section 382 to approximately $81,800 per year due to a change in ownership in 1989.

(7) STOCKHOLDERS' EQUITY

DESCRIPTION OF THE CAPITAL STOCK

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Stockholders. Subject to dividend preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in all assets remaining after payment of liabilities and the liquidation preferences of outstanding Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable.

                        COASTWIDE ENERGY SERVICES, INC.

PREFERRED STOCK

     The authorized Preferred Stock consists of 5,000,000 shares, par value $.01 per share, of which no shares are issued and outstanding. The Company's Board of Directors may, without further action by the Company's stockholders, issue one or more series of Preferred Stock (up to an aggregate of 5,000,000 shares), fix the voting rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and other terms of any wholly unissued series of Preferred Stock and determine the designation of and (subject to the aggregate limit of 5,000,000 shares) the number of shares constituting any such unissued series. No Preferred Stock of the Company is currently outstanding nor has the Company's Board of Directors fixed the terms of any series of Preferred Stock to be issued in the future. Any such issuance, however, could be used by the Company's Board of Directors to dilute the voting and ownership interests of persons seeking to gain control of the Company.

WARRANTS

     In October 1993, the Company issued to stockholders of the Company 400,001 Class B Warrants for the purchase of approximately 400,001 shares of the Company's Common Stock. The Class B Warrants, which are not redeemable by the Company, are exercisable at anytime on or before December 22, 1996 at an exercise price of $1.54 per share of the Company's Common Stock. As of December 31, 1994, 383,397 warrants were outstanding and exercisable. The Company has reserved for issuance a sufficient number of shares of the Company's Common Stock to provide for the exercise of the Class B Warrants.

STOCK OPTIONS

     The Company has adopted the 1993 Long-Term Incentive Plan ("the Long-Term Incentive Plan"). Pursuant to the Long-Term Incentive Plan, the Company can issue options to purchase 300,000 shares of the Company's Common Stock. During 1993, the Company granted options for 162,500 common shares which were outstanding and exercisable on December 31, 1993. The exercise price of 41,250 options is $1.07 per share and of 121,250 options is $.90 per share. During 1994, the Company granted options for the remaining 137,500 shares at prices ranging from $3.00 to $3.73 per share. Such amounts approximated fair market value of the shares on the date of grant. Of these shares granted in 1994, 70,000 became exercisable on the grant date with the remaining 67,500 shares becoming exercisable at the rate of 20-25% each year after grant. The options terminate ten years from the date of grant. Any vested option not exercised by a person no longer employed by the Company will expire if not exercised within six months thereafter.

                        COASTWIDE ENERGY SERVICES, INC.

     The following summarizes the stock option transactions under the 1993 plan:

                                                                NUMBER OF    OPTION PRICE
                                                                 SHARES      PER SHARE($)
                                                                ---------    ------------
        Options outstanding at January 1, 1993
          Granted.............................................   162,500       0.90-1.07
          Exercised...........................................        --              --
          Surrendered.........................................        --              --
                                                                 -------       ---------
        Options outstanding at December 31, 1993..............   162,500       0.90-1.07
                                                                               =========
          Granted.............................................   137,500       3.00-3.73
          Exercised...........................................   (99,250)      0.90-1.07
          Surrendered.........................................        --              --
                                                                 -------       ---------
        Options outstanding at December 31, 1994..............   200,750       0.90-3.73
                                                                 =======       =========
        Options exercisable at December 31:
          1994................................................   133,250       0.90-3.00
          1993................................................   162,500       0.90-1.07

(8) COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The future minimum lease payments for noncancelable operating leases as of December 31, 1994 were as follows:

                                 YEARS ENDING
                                 DECEMBER 31,                    AMOUNT
                    ---------------------------------------    ----------
                    1995...................................    $  703,900
                    1996...................................       647,500
                    1997...................................       451,800
                    1998...................................       390,200
                    1999...................................       185,600
                    2000 and thereafter....................       477,000
                                                               ----------
                                                               $2,856,000
                                                               ==========

     Lease expense under all leases amounted to approximately $1,782,300, $1,679,000 and $1,583,100 for the years ended December 31, 1994, 1993 and 1992, respectively.

SUBSEQUENT EVENT (UNAUDITED)

     During March 1995, the Company renewed a lease agreement for one of its terminals. Pursuant to the renewal, the Company agreed to make capital improvements to the leased premises having an aggregate cost of $500,000 during the period from March 1, 1995 through February 28, 1997.

OTHER

     The Company is involved in certain litigation and claims arising from the normal course of its business operations. Management and legal counsel of the Company believe the ultimate disposition of such matters will not, individually or in the aggregate, have a material adverse effect upon the consolidated operations or financial position of the Company.

                        COASTWIDE ENERGY SERVICES, INC.

     As discussed in Note 3, on May 15, 1992 the assets of E&S were sold in exchange for cash, notes and assumption of all liabilities. The Company is a guarantor for certain financing leases due to third parties that were assumed by the buyer and are secured by the specific equipment acquired pursuant to each lease. The Company has not been advised of any delinquencies on these lease obligations. Furthermore, management of the Company believes that the current market value of the equipment exceeds the principal balance of $50,000 due on the lease obligations at December 31, 1994. Therefore, it is management's opinion that the Company will not be required to perform under the terms of the guarantees or incur any liability as a result of this contingency.

     In December 1992, CMSI renegotiated the terms of a lease agreement it had with M-I Drilling Fluids Inc. ("M-I", formerly Magcobar North America, a division of Dresser Industries, Inc.) on approximately 23 acres of land owned by CMSI in Galveston, Texas. Under the terms of the revised agreement, M-I agreed to sell its leasehold improvements on the property in exchange for a cash down payment of $100,000 plus a deferred monthly payment based on a small percentage of new sales activities that CMSI generates on the property. There is no commitment by CMSI to pay any additional amounts to M-I pursuant to the revised agreement unless CMSI is successful in generating such new sales activities.

     The Company provides health insurance to its employees through a partially self-funded plan. Under the terms of the plan, the Company is responsible for annual claims up to $25,000 individually and approximately $400,000 in the aggregate. Under its general liability insurance policies, the Company generally has annual self-insured retention limits ranging from $1,000 to $50,000 and has obtained fully insured layers of coverage above such self-retention limits.

     The Company provides worker's compensation coverage for its employees through membership in the Signal Mutual Indemnity Association Ltd. ("Signal"), an association of companies who are subject to the United States Longshore and Harbor Workers' Compensation Act. Through member contributions, Signal pays for all claims up to a maximum of $500,000 per claim. Individual claims exceeding $500,000 are fully insured. In the event that aggregate claims incurred and paid by Signal exceed $52.5 million, Signal members could be required to contribute additional amounts to cover such claims; however, in the past five years, no such additional contributions have been required.

     The Company has acquired director and officer liability insurance in the amount of $3,000,000. The Company is responsible to indemnify officers and directors named in certain legal proceedings. Management is not aware of any pending or unasserted claims against any directors or officers of the Company.

     As of December 31, 1994 the Company was committed under the terms of two bank letters of credit. One, in the amount of $150,000, is secured by certificates of deposit. The other, in the amount of $59,004, is secured pursuant to the terms of the Company's Loan Agreement (discussed in Note 4).

(9) TRANSACTIONS WITH RELATED PARTIES

     Commencing October 31, 1993, the Company entered into a consulting agreement with Don V. Ingram, Chairman of the Board of Directors, for services to the Company at the rate of $5,000 per month.

     The Company provided services and products to Grasso in the amount of $442,500 and $275,200 during 1994 and 1993, respectively. The Company provided no services or products to Grasso in 1992. The Company believes that the pricing for all products and services charged to Grasso by Coastwide was representative of the fair market value for such products and services.

     Until August 31, 1994, the Company had arrangements whereby it shared certain employees and facilities with Grasso. Stephen A. Wells is the President and Chief Executive Officer of the Company. Until that time, he was also Chairman of the Board, President and Chief Executive Officer of Grasso. Mr. Wells was compensated by the Company pursuant to a consulting arrangement whereby he charged the Company only

                        COASTWIDE ENERGY SERVICES, INC.

for time spent directly for the Company's affairs. He charged Grasso in a similar manner for time spent on Grasso matters. The Company and Grasso also shared the expenses associated with the services of Mr. Douglas Johnston, who served as General Counsel and Corporate Secretary for both the Company and Grasso during 1993. Effective September 1, 1994, Mr. Wells resigned as Chairman of the Board, President and Chief Executive Officer of Grasso. At this time, the consulting arrangement between Mr. Wells, Grasso and the Company was terminated. Mr. Wells now devotes two-thirds of his time to his duties at the Company and has no continuing involvement with Grasso.

     The Company also shared office space with Grasso based on each company's relative needs for space. Grasso paid the entire amount of the lease and was reimbursed by the Company for its share of the expenses. Such expenses amounted to $52,300 in 1994 and $55,600 in 1993. Effective September 1, 1994, the Company and Grasso entered into separate lease agreements with their landlord for office space.

     Convertible Subordinated Debentures in the amount of $2,275,000 (see Note
5) were purchased by certain officers and directors and relatives of each.

(10) EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution retirement plan (the "Benefit Plan"). A determination letter has been received from the Internal Revenue Service regarding the Benefit Plan's qualified status under Section 401(a) of the Code. The Benefit Plan does not require contributions by the Company and no contributions were made for 1994, 1993 or 1992. The Company does not provide post-retirement health benefits to its employees.

(11) SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

COSTS AND EXPENSES

     Depreciation expense for the years ended 1994, 1993 and 1992 was $933,500, $810,500 and $796,300, respectively.

     Maintenance and repairs expense for 1994, 1993 and 1992 was $621,200, $312,800 and $216,800, respectively.

SIGNIFICANT CUSTOMERS

     In 1994, 1993 and 1992 no single customer accounted for 10 percent or more of the Company's consolidated revenues.

                        COASTWIDE ENERGY SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                    SEPTEMBER 30,      DECEMBER 31,
                                                                        1995               1994
                                                                    -------------      ------------
ASSETS
CURRENT ASSETS:
Cash..............................................................   $    175,200      $   216,600
Restricted certificates of deposit................................             --          150,000
Accounts receivable, net of allowance for doubtful accounts of
  $228,000 and $158,600 for 1995 and 1994, respectively...........      8,841,300        7,688,800
Inventories.......................................................      1,287,500        1,330,900
Prepaid expenses..................................................        279,800          436,000
                                                                     ------------      -----------
          Total current assets....................................     10,583,800        9,822,300
                                                                     ------------      -----------
PROPERTY AND EQUIPMENT:
Land..............................................................      5,051,900        5,051,900
Buildings and improvements........................................      8,952,900        7,728,100
Equipment.........................................................      7,339,100        6,431,900
                                                                     ------------      -----------
                                                                       21,343,900       19,211,900
Less -- Accumulated depreciation..................................     (8,929,600)      (7,987,400)
                                                                     ------------      -----------
Net property and equipment........................................     12,414,300       11,224,500
                                                                     ------------      -----------
OTHER ASSETS......................................................         46,600           58,300
NOTES RECEIVABLE..................................................      1,119,400        1,124,500
                                                                     ------------      -----------
          Total Assets............................................   $ 24,164,100      $22,229,600
                                                                     ============      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt..............................   $    637,000      $   901,200
Short-term borrowings.............................................      2,000,000          800,000
Accounts payable..................................................      2,775,000        1,836,600
Accrued liabilities...............................................      1,256,900          748,600
                                                                     ------------      -----------
          Total current liabilities...............................      6,668,900        4,286,400
                                                                     ------------      -----------
LONG-TERM DEBT....................................................      1,094,300        1,554,000
CONVERTIBLE SUBORDINATED DEBENTURES...............................      4,270,000        4,270,000
DEFERRED CREDIT...................................................        821,000               --
OTHER NON-CURRENT LIABILITIES.....................................             --        1,217,800
STOCKHOLDERS' EQUITY:
Preferred Stock, $.01 par value; 5,000,000 shares authorized; none
  issued and outstanding..........................................             --               --
Common Stock, $.01 par value; 15,000,000 shares authorized;
  1,820,447 and 1,795,865 shares issued and outstanding in 1995
  and 1994, respectively..........................................         18,200           18,000
Additional paid-in capital........................................        705,000          668,900
Retained earnings.................................................     10,586,700       10,214,500
                                                                     ------------      -----------
          Total stockholders' equity..............................     11,309,900       10,901,400
                                                                     ------------      -----------
          Total liabilities and stockholders' equity..............   $ 24,164,100      $22,229,600
                                                                     ============      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                 SEPTEMBER 30,                 SEPTEMBER 30,
                                           --------------------------    --------------------------
                                              1995           1994           1995           1994
                                           -----------    -----------    -----------    -----------
REVENUE:
  Sales of products.....................   $ 8,067,100    $ 7,693,300    $20,909,700    $21,335,500
  Service fees..........................     4,130,500      3,137,200     10,405,600      8,805,500
                                           -----------    -----------    -----------    -----------
                                            12,197,600     10,830,500     31,315,300     30,141,000
                                           -----------    -----------    -----------    -----------
DIRECT OPERATING EXPENSE:
  Cost of products sold.................     7,002,000      6,420,500     18,104,100     17,764,100
  Operating expenses....................     3,785,500      3,034,000      9,368,700      8,361,000
                                           -----------    -----------    -----------    -----------
                                            10,787,500      9,454,500     27,472,800     26,125,100
GROSS PROFIT............................     1,410,100      1,376,000      3,842,500      4,015,900
GENERAL AND ADMINISTRATIVE EXPENSE......       885,700        932,500      2,898,200      2,613,100
                                           -----------    -----------    -----------    -----------
OPERATING INCOME........................       524,400        443,500        944,300      1,402,800
INTEREST EXPENSE........................       183,800        141,200        512,700        303,900
MINORITY INTEREST.......................            --          3,300             --         11,500
OTHER (INCOME) EXPENSE..................       (27,800)       (18,600)      (110,000)        51,100
                                           -----------    -----------    -----------    -----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.................................       368,400        317,600        541,600      1,036,300
INCOME TAX PROVISION....................       113,200             --        169,400        210,000
                                           -----------    -----------    -----------    -----------
NET INCOME..............................   $   255,200    $   317,600    $   372,200    $   826,300
                                           ===========    ===========    ===========    ===========
EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE (PRIMARY)............   $      0.12    $      0.15    $      0.17    $      0.40
                                           ===========    ===========    ===========    ===========
EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE (FULLY DILUTED)......   $      0.10    $      0.12    $      0.17    $      0.36
                                           ===========    ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                    -------------------------
                                                                       1995           1994
                                                                    ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................  $  372,200     $  826,300
  Adjustments to reconcile net income to net cash provided by operations:
  Depreciation and amortization...................................   1,027,300        712,300
  (Gain) loss from asset dispositions.............................      (9,800)        82,100
  Increase in accounts receivable, net............................  (1,152,600)    (1,112,600)
  (Increase) decrease in inventories..............................      43,500       (110,000)
  (Increase) decrease in prepaid expenses and other assets........     149,400       (156,000)
  Increase in accounts payable and accrued liabilities............   1,446,700        274,600
  Decrease in non-current liabilities.............................  (1,217,800)        (1,500)
                                                                    ----------     ----------
          Net cash provided by operations.........................     658,900        515,200
                                                                    ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................  (1,448,200)    (2,532,800)
  Proceeds from sale of assets....................................     113,400         67,400
  Decrease in restricted certificates of deposit..................     150,000         64,800
                                                                    ----------     ----------
          Net cash used by investing activities...................  (1,184,800)    (2,400,600)
                                                                    ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt....................................    (755,000)      (419,100)
  Repayment of short-term note....................................          --     (1,600,000)
  Borrowings under revolving line of credit, net..................   1,200,000     (1,729,000)
  Proceeds from convertible debenture offering....................          --      4,270,000
  Proceeds from issuance of long-term debt........................       3,200      2,175,100
  Proceeds from issuance of common stock..........................      36,300        109,900
                                                                    ----------     ----------
          Net cash provided by financing activities...............     484,500      2,806,900
                                                                    ----------     ----------
NET INCREASE (DECREASE) IN CASH...................................     (41,400)       921,500
CASH AT BEGINNING OF PERIOD.......................................     216,600         15,000
                                                                    ----------     ----------
CASH AT END OF PERIOD.............................................  $  175,200     $  936,500
                                                                    ==========     ==========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest..........................................  $  512,700     $  303,900
  Cash paid for income taxes......................................  $       --     $  130,000

  The accompanying notes are an integral part of these consolidated financial statements.

                        COASTWIDE ENERGY SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period or the nine-month period ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

(2) EARNINGS PER SHARE

     Primary and fully diluted earnings per common and common equivalent share is computed based on the following information:

                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                               ----------------------    ----------------------
                                                 1995         1994         1995         1994
                                               ---------    ---------    ---------    ---------
Primary:
Average shares outstanding...................  1,811,401    1,788,991    1,804,933    1,745,536
Net dilutive effect of stock options and
  warrants...................................    369,929      320,658      384,884      302,266
                                               ---------    ---------    ---------    ---------
          Totals.............................  2,181,330    2,109,649    2,189,817    2,047,802
                                               =========    =========    =========    =========
Net income...................................  $ 255,200    $ 317,600    $ 372,200    $ 826,300
                                               =========    =========    =========    =========
Per share amount.............................  $    0.12    $    0.15    $    0.17    $    0.40
                                               =========    =========    =========    =========
Fully diluted:
Average shares outstanding...................  1,811,401    1,788,991    1,804,933    1,745,536
Net dilutive effect of stock options,
  warrants and convertible debentures........  1,374,635    1,387,110    1,389,590      747,319
                                               ---------    ---------    ---------    ---------
          Totals.............................  3,186,036    3,176,101    3,194,523    2,492,855
                                               =========    =========    =========    =========
Net income...................................  $ 255,200    $ 317,600    $ 372,200    $ 826,300
Plus: Interest expense on debentures.........     56,400       59,700      169,100       61,600
                                               ---------    ---------    ---------    ---------
                                               $ 311,600    $ 377,300    $ 541,300    $ 887,900
                                               =========    =========    =========    =========
Per share amount.............................  $    0.10    $    0.12    $    0.17    $    0.36
                                               =========    =========    =========    =========

(3) OTHER LONG TERM LIABILITIES

     In the first quarter of 1995, management of the Company determined that certain book reserves for expired unasserted potential claims by third parties were no longer necessary. Accordingly, reserves in the amount of $1,106,000 were eliminated by reducing operating expenses for the period and $112,000 was reclassified to accrued liabilities.

(4) TERMINAL ADDITIONS

     On April 10, 1995, the Company announced that it added three additional facilities to its network of marine supply and support terminals. The three facilities are located at Harbor Island (Port Aransas), Port

                        COASTWIDE ENERGY SERVICES, INC.

O'Connor and Freeport, Texas. The terminals were previously operated by M-I Drilling Fluids LLC (M-I). M-I's drilling fluid products will continue to be available from these three facilities as well as from the Company's facility in Galveston, Texas.

     The newly acquired terminal at Harbor Island is adjacent to and will be combined with the Company's present terminal. The terminals acquired at Port O'Connor and Freeport will continue to be operated as separate terminals in those ports. Upon completion of certain contractual obligations, the agreement with M-I contemplates further consolidation of M-I and the Company's operations in Sabine Pass, Texas where M-I utilizes a competitors' terminal to conduct its operations.

     As consideration for the acquisition of the terminals, the Company agreed to cancel a long-term lease obligation from M-I. The acquired assets were recorded at an amount equal to the net present value of the foregone lease payments and a deferred credit was recorded at the same amount. The acquired assets will be depreciated over their remaining useful lives and the deferred credit will be amortized over the remaining term of the cancelled lease.

(5) OTHER

     In the first quarter of 1995, management of the Company finalized plans to consolidate operations at two of its Galveston, Texas leased facilities into its owned facility in that port. The Company recorded additional depreciation expense of $300,000 related to the net book value of the fixed assets which will revert to the landlord upon termination of the leases. Additional operating expense of $200,000 was accrued for the estimated cost of moving inventory and equipment that will be incurred by the Company. The Company estimates that the consolidation will be completed by the end of the year.

     During the first quarter, the Company recorded additional doubtful accounts expense of $150,000 related to management's assessment of the realizable value of certain receivables.

(6) TESORO MERGER

     On September 14, 1995, the Company announced it had entered into a Letter of Intent with Tesoro Petroleum Corporation (NYSE Symbol "TSO") providing for a merger of Coastwide with Tesoro.

     Under the proposed merger terms, for each Coastwide share, Coastwide's shareholders would receive consideration of $2.55 payable in cash and the balance payable by the issuance of 0.41 shares of Tesoro common stock. It is intended that the merger qualify as a tax-free exchange with respect to the Tesoro common stock to be issued.

     Completion of the proposed merger is subject to satisfying a number of conditions, including the execution of a definitive merger agreement, approval of the merger by Coastwide's Board of Directors and shareholders, receipt of satisfactory fairness and tax opinions and compliance with applicable regulatory requirements.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                                                    EXHIBIT 2(a)

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          TESORO PETROLEUM CORPORATION

                             CNRG ACQUISITION CORP.

                                      AND

                        COASTWIDE ENERGY SERVICES, INC.

                               NOVEMBER 20, 1995

                               TABLE OF CONTENTS

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ARTICLE I
THE MERGER...........................................................................   A-1
     SECTION  1.1  The Merger........................................................   A-1
     SECTION  1.2  Effective Time....................................................   A-1
     SECTION  1.3  Effects of the Merger.............................................   A-1
     SECTION  1.4  Certificate of Incorporation and By-laws..........................   A-2
     SECTION  1.5  Directors.........................................................   A-2
     SECTION  1.6  Officers..........................................................   A-2
     SECTION  1.7  Vacancies.........................................................   A-2
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE
  OF CERTIFICATES....................................................................   A-2
     SECTION  2.1  Effect on Capital Stock...........................................   A-2
       (a)  Capital Stock of Sub.....................................................   A-2
       (b)  Cancellation of Company and Parent Owned Stock and Rights................   A-2
       (c)  Conversion of Shares.....................................................   A-2
       (d)  No Fractional Shares.....................................................   A-3
       (e)  Shares of Dissenting Stockholders........................................   A-3
     SECTION  2.2  Exchange of Certificates
       (a)  Exchange Agent...........................................................   A-3
       (b)  Payment of Merger Consideration..........................................   A-3
       (c)  Exchange Procedure.......................................................   A-3
       (d)  Distributions with Respect to Unexchanged Shares.........................   A-4
       (e)  No Further Ownership Rights in Shares....................................   A-4
       (f)  Merger Consideration for Unexchanged Shares..............................   A-4
       (g)  Options Under Option Plans...............................................   A-5
       (h)  Convertible Debentures...................................................   A-5
       (i)  Warrants.................................................................   A-5
ARTICLE III
REPRESENTATIONS AND WARRANTIES.......................................................   A-5
     SECTION  3.1  Representations and Warranties of the Company.....................   A-5
       (a)  Organization, Standing and Power.........................................   A-5
       (b)  Subsidiaries.............................................................   A-6
       (c)  Capital Structure........................................................   A-6
       (d)  Authority; Non-contravention.............................................   A-6
       (e)  SEC Documents............................................................   A-7
       (f)  Information Supplied.....................................................   A-8
       (g)  Absence of Certain Changes or Events.....................................   A-8
       (h)  Absence of Super majority Provision......................................   A-8
       (i)  Brokers..................................................................   A-9
       (j)  Litigation...............................................................   A-9
       (k)  Absence of Changes in Benefit Plans......................................   A-9


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       (l)  ERISA Compliance.........................................................  A- 9
       (m)  Taxes....................................................................  A-11
       (n)  No Excess Parachute Payments.............................................  A-11
       (o)  Environmental Matters....................................................  A-12
       (p)  Compliance with Laws.....................................................  A-14
       (q)  Material Contracts and Agreements........................................  A-15
       (r)  Insurance................................................................  A-15
       (s)  Title to Properties, etc.................................................  A-15
       (t)  Intellectual Property....................................................  A-15
       (u)  Labor Matters............................................................  A-16
       (v)  Undisclosed Liabilities..................................................  A-16
       (w)  Transactions with Affiliates.............................................  A-16
     SECTION  3.2  Representations and Warranties of Parent and Sub..................  A-16
       (a)  Organization; Standing and Power.........................................  A-16
       (b)  Authority; Non-contravention.............................................  A-16
       (c)  Authorization for Parent Common Stock....................................  A-17
       (d)  SEC Documents............................................................  A-17
       (e)  Information Supplied.....................................................  A-17
       (f)  Litigation...............................................................  A-18
       (g)  Undisclosed Liabilities..................................................  A-18
       (h)  Brokers..................................................................  A-18
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS............................................  A-18
     SECTION  4.1  Conduct of Business...............................................  A-18
       (a)  Ordinary Course..........................................................  A-18
       (b)  Changes in Employment Arrangements.......................................  A-20
       (c)  Severance................................................................  A-20
     SECTION  4.2  Other Actions.....................................................  A-20
     SECTION  4.3  Advice of Changes.................................................  A-20
ARTICLE V
ADDITIONAL AGREEMENTS................................................................  A-20
     SECTION  5.1  Stockholder Approval; Preparation of Proxy Statement; Preparation
      of Registration Statement......................................................  A-20
     SECTION  5.2  Letter of the Company's Accountants...............................  A-21
     SECTION  5.3  Letter of Parent's Accountants....................................  A-21
     SECTION  5.4  Access to Information.............................................  A-21
     SECTION  5.5  Reasonable Efforts; Notification..................................  A-22
     SECTION  5.6  Stock Options.....................................................  A-23
     SECTION  5.7  Indemnification...................................................  A-23
     SECTION  5.8  Fees and Expenses.................................................  A-23
     SECTION  5.9  Public Announcements..............................................  A-23
     SECTION  5.10 Stockholder Litigation............................................  A-23

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ARTICLE VI
CONDITIONS PRECEDENT.................................................................  A-24
     SECTION  6.1  Conditions to Each Party's Obligation to Effect the Merger........  A-24
       (a)  Company Stockholder Approval.............................................  A-24
       (b)  HSR Act..................................................................  A-24
       (c)  No Injunctions or Restraints.............................................  A-24
       (d)  Registration Statement Effectiveness.....................................  A-24
       (e)  Exchange Listing.........................................................  A-24
       (f)  Blue Sky Filings.........................................................  A-24
     SECTION  6.2  Conditions of Parent and Sub......................................  A-24
       (a)  Compliance...............................................................  A-24
       (b)  Certifications and Opinion...............................................  A-24
       (c)  Representations and Warranties True......................................  A-25
       (d)  Affiliate Letters........................................................  A-25
       (e)  Tax Opinion..............................................................  A-26
       (f)  Consents, etc............................................................  A-26
       (g)  No Litigation............................................................  A-26
       (h)  Dissenting Stockholders..................................................  A-26
       (i)  Satisfactory Due Diligence...............................................  A-26
       (j)  No Material Adverse Change...............................................  A-26
       (k)  Opinion of Financial Advisor.............................................  A-26
       (l)  Employment Agreement.....................................................  A-26
       (m)  Non-Competition Agreement................................................  A-26
       (n)  Lender Approval..........................................................  A-27
       (o)  Termination of Certain Agreements........................................  A-27
     SECTION  6.3  Conditions of the Company.........................................  A-27
       (a)  Compliance...............................................................  A-27
       (b)  Certifications and Opinion...............................................  A-27
       (c)  Representations and Warranties True......................................  A-27
       (d)  Tax Opinion..............................................................  A-28
       (e)  Assumption...............................................................  A-28
       (f)  No Material Adverse Change...............................................  A-28
       (g)  Opinion of Financial Advisor.............................................  A-28
       (h)  Satisfactory Due Diligence...............................................  A-28
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER....................................................  A-28
     SECTION  7.1  Termination.......................................................  A-28
ARTICLE VIII
SPECIAL PROVISIONS AS TO CERTAIN MATTERS.............................................  A-29
     SECTION  8.1  No Solicitation...................................................  A-29
     SECTION  8.2  Expense Reimbursements............................................  A-30


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ARTICLE IX
GENERAL PROVISIONS...................................................................  A-31
     SECTION  9.1  Nonsurvival of Representations and Warranties.....................  A-31
     SECTION  9.2  Notices...........................................................  A-31
     SECTION  9.3  Definitions.......................................................  A-32
     SECTION  9.4  Interpretation....................................................  A-32
     SECTION  9.5  Counterparts......................................................  A-32
     SECTION  9.6  Entire Agreement: No Third-Party Beneficiaries....................  A-32
     SECTION  9.7  Governing Law.....................................................  A-32
     SECTION  9.8  Assignment........................................................  A-32
     SECTION  9.9  Enforcement of the Agreement......................................  A-32
     SECTION  9.10 Severability......................................................  A-33

     AGREEMENT AND PLAN OF MERGER dated as of November 20, 1995 (the "Agreement"), by and among TESORO PETROLEUM CORPORATION, a Delaware corporation ("Parent"), CNRG ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and COASTWIDE ENERGY SERVICES, INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share (a "Share") of the Company's Common Stock, $.01 par value ("Common Stock"), not owned by the Company, Parent, Sub or any wholly-owned subsidiary of the Company, Parent or Sub will be converted into the right to receive .41 share of common stock, $.16 2/3 par value, of Parent, together with any associated Preferred Stock Purchase Rights (the "Parent Shares") and cash in lieu of any fraction thereof and $2.55 in cash; and

     WHEREAS, for federal tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time of the Merger (as hereinafter defined). At the election of Parent, any direct wholly-owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

     SECTION 1.2 Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger (the "Certificate of Merger") required by the DGCL with respect to the Merger and other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meeting of stockholders of the Company contemplated by this Agreement to approve the Merger (the "Stockholders Meeting"), or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as Parent and the Company shall agree (the "Closing Date").

     SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Sub or otherwise to take any and all such action.

     SECTION 1.4 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Sub as in effect immediately prior to the Effective Time of the Merger shall be amended as of the Effective Time of the Merger so that Article First of Sub's Certificate of Incorporation reads in its entirety: "The name of the corporation is Coastwide Marine Services, Inc." and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.5 Directors. The directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.6 Officers. The officers of the Sub immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Company and Parent Owned Stock and Rights. All Shares and any rights (including the Class B Warrants and the Convertible Debt as hereinafter defined) that are held in treasury by the Company or are owned by any wholly-owned subsidiary of the Company and any Shares and any rights (including the Class B Warrants and the Convertible Debt) to acquire Shares owned by Parent, Sub or any other wholly-owned subsidiary of Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Subject to Sections 2.1(b), (d) and (e), each issued and outstanding Share shall be converted into the right to receive $2.55 in cash plus .41 Parent Share, together with any associated Preferred Stock Purchase Rights (and cash in lieu of fractional shares as provided in Section 2.1(d)) upon the surrender of the certificate formerly representing such Share pursuant to Section 2.2 (the "Merger Consideration"). If the closing price of Parent Shares on the date ("Determination Date") which is two trading days prior to the effective date of the Registration Statement (as defined in Section 5.1(b)) is no less than $8.25 per Parent Share nor no more than $10.50 per Parent Share, the Merger Consideration shall be fixed as stated in the preceding sentence. If the closing price on the Determination Date is less than $8.25 per Parent Share or more than $10.50 per Parent Share the parties shall endeavor in good faith to negotiate revised terms for the Merger Consideration, recognizing that there is no obligation on the part of either party to reach agreement, and, if successful, shall fix the adjusted Merger Consideration as of the Determination Date. For purposes of this Agreement the term "Merger Consideration" shall include any adjustment made thereto under this Section 2.1(c).

          (d) No Fractional Shares. No fractional Parent Shares shall be issued in the Merger. All fractional Parent Shares that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale price per Parent Share on the New York Stock Exchange for the ten trading days next preceding the Effective Time of the Merger by the fraction of a Parent Share to which such holder would otherwise have been entitled. No interest shall be paid on such amount. Alternatively, Parent and Sub shall have the option of instructing the Exchange Agent (as defined in Section 2.2(a)) to aggregate all fractional Parent Shares, sell such Parent Shares in the public market and distribute to holders of fractional Parent Shares a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional Parent Shares shall be paid to any holder of fractional Parent Shares until Certificates (as defined in Section 2.2(c)) representing such Parent Shares are surrendered and exchanged in accordance with Section 2.2(c). None of Parent, Sub, the Company, the Surviving Corporation or their transfer agents shall be liable to a holder of the Shares for any amount paid to a public official pursuant to applicable property, escheat or similar laws.

          (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any holder of Shares outstanding immediately prior to the Effective Time of the Merger who is entitled to demand and elects to demand appraisal rights under sec. 262 of the DGCL and who has fully complied with the provisions thereof and who has not effectively withdrawn or lost such right (a "Dissenting Stockholder"), shall not receive the Merger Consideration, but shall be entitled to receive from the Surviving Corporation such consideration as may be determined to be due to such Dissenting Stockholder in consideration for such Dissenting Stockholder's Shares pursuant to sec. 262 of the DGCL; provided, however, that each Share outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who, after the Effective Time of the Merger, withdraws his demand for appraisal under sec. 262 of the DGCL, in writing delivered to the Surviving Corporation (subject to the written approval of the Surviving Corporation to the extent required by sec. 262 of the DGCL) or otherwise loses his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Merger Consideration and any cash in lieu of fractional shares issuable and payable with respect to his Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as exchange agent (the "Exchange Agent") for the issue of the Merger Consideration upon surrender of certificates representing Shares.

          (b) Payment of Merger Consideration. Parent shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the Parent Shares to be issued upon the conversion of the Shares pursuant to Section 2.1. Parent or the Surviving Corporation shall timely make available to the Exchange Agent the cash component of the Merger Consideration.

          (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent, Sub and any wholly owned subsidiary of the Company, Parent or Sub, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. If the Merger Consideration is to be issued to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          (d) Distributions with Respect to Unexchanged Shares. None of the Merger Consideration and no dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Parent Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the Merger Consideration with respect to such Parent Share and the amount of dividends or other distributions, if any, with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

          (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender of Certificates in accordance with the terms of this
     Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and, at the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f) Merger Consideration for Unexchanged Shares. At any time more than six months after the Effective Time, if the Exchange Agent holds any Merger Consideration or any dividends or other distributions in respect of Parent Shares with respect to which the holder of record of the Certificate therefor has not surrendered such Certificate, the Surviving Company, on written notice, may direct the Exchange Agent to deliver such Merger Consideration and all such dividends and other distributions to the Surviving Company. Upon receipt thereof, the Surviving Company shall have no obligations to segregate any cash so received and the holder who has not surrendered such Certificate shall look solely to the Surviving Company for payment of the Merger Consideration and any applicable dividends or other distributions.

          (g) Options Under Option Plans. At the Effective Time, each option granted by the Company to purchase shares of Common Stock under the Option Plans, as hereinafter defined, which is outstanding and unexercised immediately prior thereto, shall be converted automatically into an option to purchase the shares of Parent Shares in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

             (1) the number of shares of Parent Shares to be subject to the new option shall be equal to the product of the number of shares of Common Stock subject to the original option and .41, provided that any fractional shares of Parent Shares resulting from such multiplication shall be rounded to the nearest whole share; and

             (2) the exercise price per share of Parent Shares to be subject to the new option shall be equal to (i) the exercise price of the number of shares of Common Stock under the original option divided by .41 minus
        (ii) $6.2195 (rounded to the nearest cent), provided, that if such amount is less than $0, the holder of such option shall, upon exercise, receive, in cash, the amount by which such amount is less than $0.

             (3) if the Merger Consideration is adjusted pursuant to Section 2.1(c), the terms of subsections (1) and (2) hereof shall be adjusted accordingly to reflect the change in the fractional Parent Share and the cash consideration comprising the Merger Consideration as adjusted.

          (h) Convertible Debentures. The Coastwide 8% Convertible Subordinated Debentures due July 1, 2004 (the "Convertible Debentures"), outstanding at the Effective Time shall be assumed by Sub and remain outstanding thereafter, and from and after the Effective Time, the holders of the Convertible Debentures shall have the right to convert such Convertible Debentures into such number of shares of Parent Shares and such amount of cash received by a holder of the number of shares of Company Shares into which such Convertible Debentures might have been converted immediately prior to the Merger.

          (i) Warrants. With regard to the Class B Warrants to purchase shares of Common Stock ("Class B Warrants"), subject to the terms of the Warrant Agreement dated as of September 30, 1993, by and between the Company and Chemical Shareholder Services Group, Inc. (the "Warrant Agent"), Parent shall enter into an amended Warrant Agreement with the Warrant Agent, giving each holder of Class B Warrants, the right (prior to the expiration date of the warrants), upon payment of the warrant price in effect immediately prior to such action, to purchase upon exercise of each warrant the number of shares of Parent Shares and cash that he would have been entitled to receive at the Effective Date if the warrant had been exercised immediately prior thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows:

          (a) Organization, Standing and Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and the articles or certificates of incorporation, by-laws or other similar organizational and governing documents of its subsidiaries.

          (b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule lists each direct or indirect subsidiary of the Company. Each of the Company's subsidiaries that is not a corporation is duly organized under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as it is now being conducted, and to own, operate and lease the assets that it now owns, operates or holds under lease. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All of the Company's direct or indirect ownership interests in the Company's subsidiaries that are not corporations have been duly authorized and validly issued or vested, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person, are fully paid and, except as set forth in Section 3.1(b) of the Disclosure Schedule, are non-assessable. Except as set forth in Section
     3.1 (c) of the Disclosure Schedule, all such stock and ownership interests are owned of record and beneficially by the Company or the Company's subsidiary identified on such schedule as owning such interest, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except as set forth in
     Section 3.1(b) of the Disclosure Schedule no person other than the Company or a subsidiary of the Company holds any equity interest of any kind in a subsidiary of the Company. Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Section 3.1 (b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 15,000,000 Shares and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). At the close of business on November 14, 1995, there were no shares of Preferred Stock Outstanding and (i) 1,821,648 Shares were issued and outstanding, (ii) 198,250 Shares were reserved for issuance pursuant to options granted and currently outstanding under stock option plans ("Option Plans") set forth in Section 3.1(c) of the Disclosure Schedule, (iii) 360,137 Shares were reserved for issuance upon exercise of the Class B Warrants and (iv) 1,004,706 Shares were reserved for issuance upon conversion of the Subordinated Debenture. Except as set forth above or as a result of exercises under the Option Plans, Class B Warrants, or Convertible Debenture outstanding on November 14, 1995, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon exercise under the Option Plans, Class B Warrants and Convertible Debenture will, if and when issued in accordance with the terms of their respective governing agreements, be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since September 30, 1995, other than shares of Common Stock issued under the Option Plans, Class B Warrants and Convertible Debenture, in accordance with their terms at such date. Except for Option Plan options, the Class B Warrants, and the Convertible Debenture outstanding as of September 30, 1995, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its subsidiaries are parties to, and to the best knowledge of the Company no other person is party to, any voting trust, voting agreement, or similar voting agreement or arrangement relating to any equity security of the Company or any subsidiary.

          (d) Authority; Non-contravention. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Stockholder Approval (as defined in Section 3.1(h)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) except as set forth in Section 3.1(d) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease, municipal contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have a material adverse effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the Stockholder Approval (such proxy or information statement as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

          (e) SEC Documents. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since October 31, 1993 and the Company has delivered or made available to Parent all reports, schedules, forms, statements and other documents filed with the SEC since such date (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents as they may have been amended complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing representation and warranty does not relate to any written information received from Parent or any of its subsidiaries specifically for inclusion in the SEC Documents). The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, accurately reflect the books and records of the Company, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). All material contracts of the Company and its subsidiaries had been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1 (b)) will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement (other than information provided by Parent or any subsidiary of Parent in each case concerning Parent or such subsidiary expressly for inclusion therein) relating to the Federal income tax consequences of the transactions contemplated hereby to the holders of Shares shall be deemed to be supplied by the Company and not by Parent or Sub.

          (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents or in Section 3.1(g) of the Disclosure Schedule, since December 31, 1994, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock,
     (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (vi) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or give rise to a material adverse change with respect to the Company, (vii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Article 4, or (viii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

          (h) Absence of Super Majority Provision. Except for the approval of the Merger by the holders of a majority of the outstanding Shares ("Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby. No provision of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

          (i) Brokers. Except for a fee of $450,000 payable to Simmons & Company International for the opinion referred to in Section 6.3(g), whose fees are to be paid by the Company or the Surviving Corporation pursuant to the fee agreement previously provided to Parent, no broker, investment banker or other person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby.

          (j) Litigation. Except as disclosed in the SEC Documents, there is no suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof that could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement (and the Company is not aware of any basis for any such suit, action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries or any of their respective properties or employee benefit plans or fiduciaries thereof having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          (k) Absence of Changes in Benefit Plans. Except as disclosed in
     Section 3.1(k) of the Disclosure Schedule, since December 31, 1994, there has not been any adoption or amendment in any respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of the Company or any of its subsidiaries (collectively, "Benefit Plans").

     Except as disclosed in Section 3.1(k) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries.

          (l) ERISA Compliance.

             (i) Section 3.1(l) of the Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any present or former directors, officers or employees of the Company or any of its subsidiaries under common control or affiliated pursuant to Sections 414(b), (c), (m) and (o) of the Code. The Company has delivered to Parent true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent two annual reports on Form 5500 filed with the United States Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (if any such report was required), (C) the most recent IRS determination letter and all rulings or determinations requested subsequent to the date of that letter, (D) the most recent actuarial report for each Benefit Plan for which an actuarial report is required,
        (E) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description,
        (F) each trust agreement and group annuity contract relating to any Benefit Plan and (G) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits.

             (ii) Except as disclosed in Section 3.1(l) of the Disclosure Schedule, all Pension Plans which are intended to qualify under Section 401(A) of the Code have been submitted to, and approved as qualifying by the IRS or the applicable remedial amendments period will not have ended by the Closing Date. In addition, no facts have occurred which if known by the IRS, could cause disqualification of those Pension Plans. The Company has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Pension Plan for which premiums are required. No Pension Plan maintained by the Company has been terminated under circumstances which would result in liability to the PBGC.

             (iii) All Benefit Plans which have been or are sponsored by, participated in by or contributed to by the Company or any of its subsidiaries: (A) is in substantial compliance with all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, including compliance with the timely filing of all financial statements and reports (B) has had the appropriate Form 5500 filed, timely, for each year of its existence, (C) has at all times complied with the bonding requirements of Section 412 of ERISA and (D) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any of its subsidiaries which may subject the Company or any of its subsidiaries to the payment of a material penalty, interest, tax or other obligation and (E) can be unilaterally terminated or amended on no more than ninety (90) days' notice.

             (iv) All voluntary employee benefit associations have been submitted to and approved as exempt from Federal income tax under
        Section 501(c)(9) of the Code by the IRS or the applicable submission period will not have ended by the Closing Date.

             (v) Except as disclosed in Section 3.1(l) of the Disclosure Schedule, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provision in any Benefit Plan.

             (vi) Neither the Company nor any of its subsidiaries provides director or employee post-retirement medical or health coverage or contributes to or maintains any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

             (vii) No Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001 (a)(3) of ERISA, collectively, the "Multiemployer Pension Plans"), had, as of the respective annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best of the Company's knowledge, none of the Company, any of its subsidiaries, any director or officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) (unless exempt under Section 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any director or officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under
        Section 502(i) or (1) of ERISA which would have a material adverse effect on the Company. Neither any of such Benefit Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the Company is not aware of any other reportable events with respect thereto during the last five years. Neither the Company nor any of its subsidiaries has ceased operations at a facility so as to become subject to the provisions of
        Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to a Pension Plan subject to Section 4064(a) of ERISA to which the Company made contributions at any time during the six years prior to the Closing Date. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

             (viii) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 3.1(l) of the Disclosure Schedule, (A) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Benefit Plan covering retirees or other former directors or employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

          (m) Taxes. Except as set forth in Section 3.1 (m) of the Disclosure Schedule, each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it and has timely paid (or the Company has paid on its behalf) all Taxes which are due (whether or not shown on a Tax Return). Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements and through the Closing Date whether or not shown as being due on any Tax Returns. The consummation of the Merger will not cause the Company to recognize any gain or income, including, without limitation, recognition of income or gain resulting from an excess loss account, deferred intercompany transaction or similar transactions. Except as described in Section 3.1 (m) of the Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. None of the Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS. The applicable statute of limitations has run for all taxable years of the Company ending on or before December 31, 1991, subject to the exception that future uses of net operating losses may subject previously filed tax returns to review. Except as set forth in Section 3.1(m) of the Disclosure Schedule, there are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280(G)(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (o) Environmental Matters.

             (i) As used in this Section 3.1(o):

                (A) "Contaminated Site List" means any list, registry, or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions, remedial actions, or any other response under any Environmental Laws or treaty covering environmental matters, as the result of the Release or threatened Release of any Hazardous Materials.

                (B) "Environmental Laws" means all laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to
           (1) the control of any potential pollutant or protection of the air, water or land, (2) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (3) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (x) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and (y) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. sec. 7401 et seq., the Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. sec. 2701, et. seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. sec. 9601 et seq., Subtitle B of the Texas Health and Safety Code, V.T.C.A., Health & Safety Code sec. 361, et seq., and Subtitle D of the Texas Water Code, V.T.C.A., Water Code sec. 26, et. seq.

                (C) "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, expert fees, attorney fees and other legal fees (1) pursuant to any agreement, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), or (2) pursuant to any claim by a Governmental Entity or other person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred by such Governmental Entity or person pursuant to common law or statute.

                (D) "Environmental Remediation Costs" means all costs and expenses of actions or activities to (1) cleanup or remove Hazardous Materials from the environment, (2) to prevent or minimize the further movement, leaching, or migration of Hazardous Materials in the environment, (3) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (4) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling, and monitoring, for boring, excavation, and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment, and disposal of Hazardous Materials.

                (E) "Hazardous Materials" means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive materials, petroleum and petroleum products, and any other chemical, pollutant, contaminant, substance, product or waste that is regulated by any Governmental Entity under any Environmental Law.

                (F) "Material" or "Material Adverse Effect" shall mean any matter, response action, remediation, or other item calling for the payment or expenditure by the Company or any subsidiary thereof of funds in excess of $50,000 per occurrence, or $250,000 in the aggregate.

                (G) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

             (ii) Except as disclosed in Section 3.1(o) of the Disclosure
        Schedule:

                (A) With respect to permits and licenses, (1) all licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of the Company or any of its subsidiaries have been obtained and are in full force and effect and the Company is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals, (2) no permit will expire before, nor within sixty days after, the Closing Date, for which an application for extension or renewal has not been filed, (3) no declaration, environmental impact statement, or other filing or notice to any Governmental Entity is required under Environmental Laws as a condition to or in connection with the transactions contemplated by this Agreement, and (4) no Environmental Laws impose any obligation upon the Company or any of its subsidiaries, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent, or other approval.

                (B) No Governmental Entity has given notice to the Company or any of its subsidiaries of any intent to encumber or place a lien under any Environmental Laws upon any property owned or operated by the Company or any of its subsidiaries. No notice or restriction has been, or is required to be placed in any deed or other public real property record pursuant to any Environmental Laws with respect to any properties owned or operated by the Company or any of its subsidiaries.

                (C) Except as would not have a Material Adverse Effect, (1) no oral or written notification of any Release of any Hazardous Materials has been given to any Governmental Entity by or on behalf of the Company or any of its subsidiaries, (2) no property currently or previously owned or operated by the Company or any of its subsidiaries (or their respective predecessors with respect to property owned or operated during or prior to the Company's or the subsidiary's ownership or operation thereof) is listed on (nor has the Company or any of its subsidiaries received any notice from any Governmental Entity that such property is being considered or proposed for listing on) any Contaminated Site List, (3) no property currently owned or operated by the Company, nor previously owned or operated by the Company or any of its subsidiaries (or their respective predecessors with respect to property owned or operated during or prior to the Company's or the subsidiary's ownership or operation thereof) is the subject of any judgment, decree or order of any Governmental Entity requiring any investigation, removal, remediation or similar action, or other response under any Environmental Laws, (4) neither the Company nor any of its subsidiaries has received any notice that it is liable or responsible, or potentially liable or responsible, in any respect for any removal, remedial, or other similar type action under any Environmental Laws as the result of the Release or threatened Release of Hazardous Materials at any location and (5) no notice of claim, complaint, investigation, litigation, or administrative proceeding has been received or threatened before any Governmental Entity (and neither the Company nor any of its subsidiaries know of any threatened claim, complaint, investigation, litigation, or administrative proceeding) in which it is asserted by any Governmental Entity or any other person that the Company or any of its subsidiaries (x) has violated or is not in compliance with any Environmental Laws, (y) is liable for or should be ordered or compelled to undertake any removal, remediation, or other response action as the result of the Release or threatened Release of any Hazardous Materials at any location or (z) is liable for damages (including without limitation, damages to natural resources), fines, penalties, or other relief as the result of the violation or noncompliance of any Environmental Laws or as the result of the Release or threatened Release of any Hazardous Materials at or from any property currently or previously owned or operated by the Company or any of its subsidiaries, or at any other location.

                (D) With respect to Environmental Remediation Costs, the Company has reserved funds for all Material Environmental Remediation Costs of which it is aware or has notice in connection with which the Company and any of its subsidiaries reasonably anticipates payment or accrual.

                (E) Except where the failure to have such permits and authorizations would not have a Material Adverse Effect, all Hazardous Materials, garbage, refuse, and similar waste materials have been transported by the Company and each of its subsidiaries (and their respective predecessors during or prior to the Company's or the subsidiary's ownership thereof) only to sites which have proper permits or other authorization from Governmental Entities for the disposal of such materials. The Company has received no notice that any site to which Hazardous Materials, garbage, refuse, or similar waste materials have been transported for disposal by the Company or any subsidiary (or their respective predecessors during or prior to the Company's or the subsidiary's ownership thereof) is on any Contaminated Site List or requires the expenditure of any Environmental Remediation Costs nor, has been placed on such a list or the requirement that such costs be incurred been threatened.

                (F) Except as would not have a Material Adverse Effect, all operations of the Company and its subsidiaries, and the properties owned or operated by the Company or any of its subsidiaries, are in compliance with all permits and Environmental Laws, including without limitation compliance with Subtitle D of RCRA and all regulations promulgated thereunder as if it were in effect on the date hereof.

                (G) Except as would not have a Material Adverse Effect, to the best of the Company's knowledge, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to the Company, or any of the Company's directors, officers, stockholders or controlling persons, including Parent following the Merger, which have not been otherwise disclosed herein or in Section 3.1(o) of the Disclosure Schedule or in the SEC Documents, with respect to (1) any properties currently or previously owned or operated by the Company or any subsidiary (or their respective predecessors with respect to property owned or operated during or prior to the Company's or the subsidiary's ownership or operation thereof) thereof, or (2) the current or past business or operations of the Company or any of its subsidiaries.

             (iii) The Company and its subsidiaries do not own, lease or otherwise operate any disposal sites.

             (iv) The Company has previously provided to Parent a schedule which sets forth to the best knowledge of the Company all disposal sites (including dumps, landfills and other disposal facilities) utilized by the Company, any of its subsidiaries or any of their respective predecessors, which schedule identified (A) the name and address of such disposal site and (B) the type or types of Hazardous Materials delivered to such site and the approximate date thereof.

          (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities to own, lease and operate all of their properties and assets and to conduct their business as now being conducted, except where the failure to so hold would not have a material adverse effect on the Company (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

          (q) Material Contracts and Agreements. The Company has provided or made available to Parent copies, and has provided a true and correct list to Parent, of all contracts and agreements with Governmental Entities and of all other material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"). Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Company.

          (r) Insurance. Section 3.1(r) of the Disclosure Schedule sets forth all policies of insurance currently in effect relating to the business, operations, properties or assets of the Company and its subsidiaries.

          (s) Title to Properties, etc.

             (i) Each of the Company and each of its subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in Section 3.1(s) of the Disclosure Schedule and except for minor liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted. The Company has delivered to Parent true and correct copies of all title insurance policies and surveys in its or one of its subsidiaries' possession or otherwise available to any of them covering real property owned by the Company.

             (ii) Except as set forth in Section 3.1(s) of the Disclosure Schedule, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

          (t) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, software rights and licenses technology, know how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the best of the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the best of the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

          (u) Labor Matters. Except as set forth in Section 3.1(u) of the Disclosure Schedule, there are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth in Section 3.1(u) of the Disclosure Schedule, since October 31, 1993, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and no such actions are threatened at present.

          (v) Undisclosed Liabilities. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company; except those incurred in the ordinary course of business since September 30, 1995, consistent with past operations and not related to the borrowing of money.

          (w) Transactions with Affiliates. Except for compensation and employee benefit arrangements, or as set forth in Section 3.1(w) of the Disclosure Schedule, no affiliate, officer or director of the Company has had or has any interest in any person which has had transactions with the Company or a subsidiary within the past three years.

     SECTION 3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows:

          (a) Organization; Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business (individually or in the aggregate) would not have a material adverse effect on Parent.

          (b) Authority; Non-contravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, (i) any provision of the Certificate of Incorporation or By-laws of Sub or the Certificate of Incorporation or By-laws of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration account applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing and effectiveness of the Registration Statement under the Securities Act and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states.

          (c) Authorization for Parent Common Stock. Prior to the Effective Time of the Merger, Parent shall have taken all necessary action to permit it to issue the number of Parent Shares required to be issued pursuant to terms of this Agreement. The Parent Shares issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. Such Parent Shares will, when issued, be registered under the Securities Act and the Exchange Act.

          (d) SEC Documents. Parent has timely filed all required reports, schedules, forms, statements and other documents with the SEC since October 31, 1993 and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed by it with the SEC since such date (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

          (e) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement (other than information provided by Parent or any subsidiary of Parent in each case concerning Parent or such subsidiary expressly for inclusion therein) relating to the Federal income tax consequences of the transactions contemplated hereby to the holders of Shares shall be deemed to be supplied by the Company and not by Parent or Sub.

          (f) Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to have a material adverse effect on Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement (and Parent is not aware of any basis for any such suit, action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          (g) Undisclosed Liabilities. Except as set forth in the Parent SEC Documents and prior to the date of this Agreement, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

          (h) Brokers. Except for a $250,000 fee to be paid to Lehman Brothers, Inc. by Parent, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1  Conduct of Business.

          (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically required by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, Governmental Entities, suppliers, insurers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent reasonably possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly set forth in this Agreement, during such period, the Company shall not, and shall not permit any of its subsidiaries to:

             (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

             (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into any such shares; or issue, deliver, sell or grant any rights, warrants or options to acquire any such shares, voting securities or convertible securities; or issue, deliver, sell or grant any stock appreciation rights, phantom stock or similar rights or enter into any agreement to do any of the foregoing, except for the issuance of Shares upon the exercise of Option Plan options or the Class B Warrants, or the conversion of the Convertible Debt, all as outstanding on the date of this Agreement in accordance with their current terms;

             (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

             (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

             (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

             (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

             (vii) make or incur any new capital expenditure or expenditures not set forth in the Company's capital budget for fiscal 1995, or in an amount in excess of that set forth for any such item in such capital budgets (a true and correct copy of which budget has been previously furnished to Parent), except for capital expenditures not in excess of $50,000 as to any single item and $100,000 in the aggregate;

             (viii) make any election relating to Taxes or settle or compromise any Tax liability;

             (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

             (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

             (xi) terminate or amend in any material respect any contract or agreement material to the Company;

             (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

             (xiii) except as expressly permitted by this Agreement, enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in
        Section 3.1(u) of the Disclosure Schedule;

             (xiv) change any material accounting principle used by it, except insofar as any such change is required by generally accepted accounting principles or by the rules and regulations of the SEC;

             (xv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in

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

        settlement or compromise does not exceed $10,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

             (xvi) authorize any of, or commit or agree to take any of, the foregoing actions; or

             (xvii) excluding inventory purchased for resale in the ordinary course of business, the company will not enter into any contracts or other material business obligations or commitments in excess of $100,000, or for a term longer than one year.

          (b) Changes in Employment Arrangements. Except as set forth in Section 4.1(b) of the Disclosure Schedule, neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law, rule or regulation) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Benefit Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement by more than $10,000 for any individual and $50,000 in the aggregate for all such individuals. The Company will maintain the employment of its chief executive officer, Stephen A. Wells and its chief financial officer, Blake Dupuis through the Closing Date.

          (c) Severance. Except as reflected in Section 4.1(b) of the Disclosure Schedule, neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     SECTION 4.2 Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or inaccurate in any respect or in any of the representations and warranties set forth in this Agreement that are not so qualified becoming untrue in any material respect.

     SECTION 4.3 Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the Company.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement. (a) The Company shall, as soon as practicable following the execution and delivery of this Agreement on a date to be agreed upon between Parent and the Company, which date shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of approving the Merger and the transactions contemplated thereby. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger.

     (b) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, subject to the setting of the date for the Stockholders Meeting as provided in Section 5.1(a). The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take such reasonable

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

actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares and rights to acquire Shares pursuant to the Option Plans as may be reasonably requested in connection with any such action. The Company will notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent will notify the Company promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Merger.

     (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     SECTION 5.2 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, Parent shall provide a representation letter to Arthur Andersen LLP, complying with Statements on Auditing Standards ("SAS") 72 and 76, if then required.

     SECTION 5.3 Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72 and 76, if then required.

     SECTION 5.4  Access to Information.

     (a) The Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access during the period from the date hereof to the Effective Time of the Merger to the Company's and its subsidiaries' respective officers, employees, representatives, properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such party may from time to time reasonably request. The Company agrees to advise Parent of all material developments with respect to the Company, its subsidiaries and their respective assets and liabilities from the date hereof to the Effective Time of the Merger.

     (b) Parent agrees to advise the Company of all material developments with respect to Parent, its assets and liabilities during the period from the date hereof to the Effective Time of the Merger.

     (c) Except as required by law, each of the Company and Parent shall hold, and cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to hold, any nonpublic information in confidence. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder.

     (d) The Company agrees to permit members of Parent's audit team to review and examine the work papers of Arthur Andersen LLP with respect to the Company and its subsidiaries.

     (e) The Company shall also promptly notify Parent of any notices from or investigations of which the Company is aware by Governmental Entities that could materially affect the Company's business or assets. Parent will promptly notify the Company of any notices from or investigations by Governmental Entities that could materially affect the consummation of the Merger. In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

     SECTION 5.5 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with Parent and Sub in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation, it being understood that the failure to obtain any such financing or refinancing shall not be a basis for terminating this Agreement.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

     (c) (i) The Company and Parent shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act. The cost of such filings shall be borne by Parent.

     (ii) The Company will furnish to Parent and Sub copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; Parent and Sub will furnish to the

Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Parent, Sub or any of their respective representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to this Agreement or the Merger.

     (iii) At the election of Parent, the Company and Parent shall, at Parent's expense, use reasonable efforts to defend all litigation under the Federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the condition set forth in Section 6.2(g) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in such failure. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

     SECTION 5.6 Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required, if any, to adjust the terms of all outstanding employee stock options to purchase Shares ("Employee Stock Options") heretofore granted, to provide that each Employee Stock Option outstanding shall at the Effective Time of the Merger represents the right to purchase the Merger Consideration for each Share previously purchasable thereunder at a price equal to the price per whole Share under the Option Plans.

     (b) The Company shall use reasonable efforts to obtain all consents of the holders of the Employee Stock Options as shall be necessary to effectuate the foregoing.

     (c) Except as provided herein or as otherwise agreed to by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of an Employee Stock Option or any participant in any Option Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     SECTION 5.7 Indemnification. Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective Certificate of Incorporation or By-laws, as in effect on the date hereof, shall survive the Merger.

     SECTION 5.8 Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided, however, that nothing herein contained shall relieve any party hereto for any liability for breach of this Agreement.

     SECTION 5.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and Parent may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or association without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the

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

transactions contemplated by this Agreement until the Effective Time of the Merger, and thereafter, the Surviving Corporation shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the directors of the Company an opportunity to participate in such litigation; provided, however, that no settlement of litigation under which Parent or the Surviving Corporation shall have any liability shall be agreed to without Parent's consent, which shall not be unreasonably withheld.

                                    ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each party on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

          (d) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

          (e) Exchange Listing. The Parent Shares to be issued as Merger Consideration shall have been approved for listing on the New York Stock Exchange and the Pacific Stock Exchange.

          (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on Parent or the free transferability of the Shares (other than Shares of holders who were "affiliates", within the meaning of Rules 144 and 145(c) under the Securities Act, of the Company or who are "affiliates" of Parent).

     SECTION 6.2 Conditions of Parent and Sub. Subject to waiver by the Parent and Sub, the obligation of Parent and Sub to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

          (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Parent shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Certifications and Opinion. The Company shall have furnished Parent with:

             (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

             (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Shares approving the Merger and the transactions contemplated hereby;

             (iii) a favorable opinion dated the Closing Date, in customary form and substance, of Rubin Baum Levin Constant & Friedman, counsel for the Company, dated the Closing Date to the effect that:

                (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Proxy Statement;

                (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Articles of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Articles of Merger, the Merger shall become effective;

                (C) Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted and all of the outstanding capital stock of each subsidiary is owned of record and, to the best of such counsel's knowledge, beneficially by the Company and/or another subsidiary, free and clear of all liens, security interests and other encumbrances; and

                (D) The Board of Directors of the Company has taken all action required by the DGCL and its Articles of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated thereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and its Articles of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding Agreement of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and pursuant to general equitable principles.

          (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) that are qualified as to materiality shall be true in all respects and the representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) that are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, the representations and warranties of the Company contained in the Agreement made as of a specific date shall remain true as of such date, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

          (d) Affiliate Letters. Parent shall have received from the Company a list of such persons, if any, as counsel for the Company state may be "affiliates" of the Company, within the meaning of Rules 144 and 145(c) under the Securities Act, and shall have received from such persons undertakings in writing to the effect that no disposition will be made by such persons of any Shares received or to be received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be "affiliates" pursuant to Rule 145 under the Securities Act and Parent may require that the certificate for any Parent Shares to be received by such affiliates as Merger Consideration contain a legend that such Parent Shares may not be transferred except in compliance with such undertaking. Such affiliates shall also furnish to the Parent a letter that they have no present intention to dispose of any shares of Parent Stock received by them as Merger Consideration.

          (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski in form and substance satisfactory to Parent, to the effect that, for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

          (f) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially detract from the aggregate benefits to Parent of the transactions reasonably contemplated hereby.

          (g) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership as to any shares of Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Common Stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

          (h) Dissenting Stockholders. The holders of not more than 5% of the outstanding Shares shall have given proper notice of their intent to exercise appraisal rights to require the purchase of their Shares as contemplated by Section 2.1(e) (in calculating the foregoing, holders of Shares who give notice but subsequently waive their rights in accordance with sec. 262 of the DGCL to require purchase of their Shares, shall not be included).

          (i) Satisfactory Due Diligence. The results of due diligence conducted by Parent with respect to the Company shall be satisfactory to Parent.

          (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since September 14, 1995.

          (k) Opinion of Financial Advisor. Company shall have received the opinion of Simmons & Company International, prior to the mailing of the Proxy Statement, to the effect that the terms of the Merger are fair to the holders of the Company Shares from a financial point of view.

          (l) Employment Agreement. An employment agreement between the Surviving Corporation and Stephen A. Wells, satisfactory to Parent and effective on the Closing Date shall have been executed by all parties thereto.

          (m) Non-Competition Agreement. A non-competition agreement with Stephen A. Wells, effective on the Closing Date shall have been executed and delivered requiring that he will not, for a period of three (3) years after the Closing Date, conduct any business now being conducted by Tesoro Petroleum Distributing Company or by the Coastwide Marine Services, Inc. subsidiary of the Company in the Texas and Louisiana Gulf Coast, including but not limited to, shore base support services, the purchase or sale of diesel fuels, oil, lubricants or the brokerage of such products.

          (n) Lender Approval. All lenders to Parent shall have approved the consummation of the Merger or shall have waived any objection or right to object with respect thereto.

          (o) Termination of Certain Agreements. All employment or consulting agreements between the Company and Mr. Ingram and Mr. Newman, respectively, shall have been terminated effective as of the Closing Date on terms acceptable to Parent.

     SECTION 6.3 Conditions of the Company. Subject to waiver by the Company, the obligations of the Company to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

          (a) Compliance. The agreements and covenants of Parent to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Parent by the President, any Vice President or the Treasurer of Parent to such effect.

          (b) Certifications and Opinion. Parent shall have furnished the Company with:

             (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Parent approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the Parent Shares pursuant hereto;

             (ii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for Parent to the effect that:

                (A) Parent and the Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have corporate power to own their properties and assets and to carry on their business as presently conducted and as described in the Proxy Statement. Sub has the requisite corporate power to merge with the Company as contemplated by this Agreement and Parent has the requisite corporate power to carry out its obligations under this Agreement. The execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Parent's or Sub's Certificate of Incorporation or By-Laws;

                (B) Parent and Sub have taken all action required by the DGCL, their Certificates of Incorporation or their By-Laws to authorize such execution and delivery and the transactions contemplated by this Agreement, including the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of Parent and Sub enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally or pursuant to general equitable principles; and

                (C) The Parent Shares to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof under Delaware law or Parent's Certificate of Incorporation or By-laws.

          (c) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) that are qualified as to materiality shall be true in all respects and the representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) that are not so qualified shall be true in all material respects, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the President, any Vice President or the Treasurer of Parent.

          (d) Tax Opinion. The Company shall have received an opinion of Rubin Baum Levin Constant & Friedman in form and substance satisfactory to the Company, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger; (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the Company as a result of the Merger; (iii) no realized loss will be recognized by a stockholder of the Company upon the receipt by them of the Merger Consideration in exchange for their Shares pursuant to the Merger; (iv) any realized gain will be recognized by a stockholder of the Company to the extent of the cash portion of the Merger Consideration received pursuant to the Merger; (v) the aggregate tax bases of Parent Shares received by the stockholders of the Company (including any fractional share interests treated as received) will be the same as the aggregate tax bases of the Shares surrendered in exchange therefor decreased by the cash portion of the Merger Consideration and increased by the gain recognized on the Merger; and (vi) the holding period of Parent Shares received by the stockholders of the Company (including any fractional share interests treated as received) will include the period during which the Shares surrendered in exchange therefor were held, provided the Parent Shares were held as a capital asset at the Effective Time of the Merger.

          (e) Assumption. Parent shall have executed all documents required to evidence its assumption of the Employee Stock Options, the Class B Warrants and the Convertible Debt outstanding at the Closing (other than those owned by the Company, Parent, Sub or any wholly-owned subsidiary of the Company, Parent or Sub).

          (f) No Material Adverse Change. There shall not have occurred any material adverse change with respect to Parent since September 14, 1995.

          (g) Opinion of Financial Advisor. The Company shall have received the opinion of Simmons & Company International, immediately prior to the mailing of the Proxy Statement, to the effect that the Merger Consideration is fair to the holders of the Shares (other than Parent) from a financial point of view, a signed copy of which opinion shall have been delivered to Parent.

          (h) Satisfactory Due Diligence. The results of due diligence conducted by the Company with respect to Parent shall be satisfactory to the Company.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

             (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iii) if the Merger shall not have been consummated on or before March 1, 1996 unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

             (iv) by Parent or the Company, as the case may be based upon the material breach of any representation, warranty, covenant or agreement contained in the Agreement by the other party; a material adverse change with respect to the Company or the failure to satisfy all conditions precedent unless such failure is waived by the party whose performance is conditioned thereon;

          (c) by the Company pursuant to a sale submitted under Article VIII hereof; or

          (d) by the Parent pursuant to Section 8.1(c).

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     SECTION 8.1 No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality and standstill agreement reasonably satisfactory to Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or
(iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 10% of the outstanding Shares.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid the amounts provided for in Section 8.2(a). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) prior to the sixth business day following Parent's receipt of a Notice of Superior Proposal provided that the Company does not withdraw or modify its position with respect to the Merger or take any action having such effect or approve or recommend a takeover proposal.

     (c) In the event that the Board of Directors of the Company or any committee thereof shall in full compliance with Sections 8.1(a) and (b), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, Parent may terminate this Agreement.

     (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's stockholders than the Merger.

     (e) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

     SECTION 8.2  Expense Reimbursements.

     (a) In the event this Agreement is terminated by the failure of the Company's stockholders to approve the Merger after the Merger Consideration has been fixed as provided in Section 2.1(c) or in the event that this Agreement is terminated pursuant to Section 7.1(c) or 7.1(d), the Company shall pay to Parent the sum of $400,000 as liquidated damages and not as a penalty.

     (b) In the event that this Agreement is terminated by the Company or Parent, other than (i) by reason of failure of the Company's stockholders to approve the Merger after the Merger Consideration has been fixed as provided in
Section 2.1(c), (ii) as a result of a breach of this Agreement by the Company,
(iii) pursuant to Section 7.1(c) or 7.1(d), (iv) by reason of failure to fix the Merger Consideration as provided in Section 2.1(c), (v) by reason of Section 7.1(b)(ii) hereof (unless such order or injunction results from an action brought by stockholders of Parent), or (vi) by reason of Section 7.1(b)(iii) hereof, Parent shall assume and pay, or reimburse the Company for, all reasonable fees and expenses incurred by the Company solely with respect to the issuance of a tax opinion by Rubin Baum Levin Constant & Friedman, compliance with the HSR Act and the preparation and filing of the combined proxy statement of the Company and Registration Statement. Such expenses shall include reasonable fees and reasonable expenses of its counsel and accountants, but only insofar as they were incurred directly in connection with the above. Notwithstanding the foregoing, in the event that the parties are unable to fix the Merger Consideration as provided in Section 2.1 (c) and (i) the Parent is unwilling to use as a basis for fixing the Merger Consideration the closing price of Tesoro Common Stock on the second trading day preceding the date on which the Registration Statement could have been declared effective and (ii) such price is less than $8.25, Parent shall pay the above fees, but only to the extent of $75,000.

     (c) Except as set forth in this Section 8.2, neither Parent nor the Company shall have any obligation or liability to the other as a result of the termination of this Agreement pursuant to Section 7.1, except that (i) the provisions of Section 5.4(c), 5.8, 5.9 and 8.2 shall survive termination and
(ii) nothing herein and no termination pursuant to Article VII shall relieve any party from liability for breach of this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered by the Company or Parent or Sub pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to Parent or Sub, to

                  Tesoro Petroleum Corporation
                  8700 Tesoro Drive
                  San Antonio, Texas 78217
                  Telephone: (210) 283-2997
                  Facsimile: (210) 283-2833
                  Confirm: (210) 828-8484

                  Attention: William T. Van Kleef, Senior Vice President and
                             Chief Financial Officer
                             James C. Reed, Jr., Executive Vice President, General Counsel and Secretary

                with copies (which shall not constitute notice) to:

                  Fulbright & Jaworski L.L.P.
                  Market Square
                  801 Pennsylvania Avenue, N.W.
                  Washington, DC 20004-2604
                  Telephone: (202) 662-4660
                  Facsimile: (202) 662-4643
                  Confirm: (202) 662-4239

                  Attention: Michael Conlon, Esq.

              (b) if to the Company, to

                  Coastwide Energy Services, Inc.
                  11111 Wilcrest Green Drive
                  Suite 350
                  Houston, Texas 77042
                  Telephone: (713) 917-4100
                  Facsimile: (713) 735-6928
                  Confirm: (713) 917-4100

                  Attention: Stephen A. Wells, President
                with a copy (which shall not constitute notice) to:

                  Rubin Baum Levin Constant & Friedman
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Telephone: (212) 698-7700
                  Facsimile: (212) 698-7825
                  Confirm: (212) 698-7758

                  Attention: Walter M. Epstein, Esq.

     SECTION 9.3  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person;

          (b) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of that person and its subsidiaries, taken as a whole;

          (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person has an ownership interest.

     SECTION 9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6 Entire Agreement: No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 5.7, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the Southern District of Texas.

     SECTION 9.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TESORO PETROLEUM CORPORATION

                                          By:      /s/  BRUCE A. SMITH

                                            ------------------------------------
                                          Name:    Bruce A. Smith
                                          Title:   President and Chief Executive
                                                   Officer

                                          CNRG ACQUISITION CORP.

                                          By:      /s/  BRUCE A. SMITH

                                            ------------------------------------
                                          Name:    Bruce A. Smith
                                          Title:   President and Chief Executive
                                                   Officer

                                          COASTWIDE ENERGY SERVICES, INC.

                                          By:     /s/  STEPHEN A. WELLS

                                            ------------------------------------
                                          Name:    Stephen A. Wells
                                          Title:   President

                                   APPENDIX B

                   OPINION OF SIMMONS & COMPANY INTERNATIONAL

                                 Letterhead of
                                Simmons & Company
                                 International

                                                        Appendix B-1

January __, 1996


Board of Directors
Coastwide Energy Services, Inc.
11111 Wilcrest Green Drive, suite 400
Houston, Texas  77042

Members of the Board:

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $$0.01 per share (the "Company Common Stock"), the holders of 8% Convertible Subordinated Debentures due July 1, 2004 (the "Convertible Debentures") and the holders of Class B Warrants (the "Class B Warrants"), of Coastwide Energy Services, Inc. (the "Company") of the consideration to be received by such holders in the proposed merger of the Company with CNRG Acquisition Corp. (the "Sub"), a wholly-owned subsidiary of Tesoro Petroleum Corporation ("Tesoro"), pursuant to the Agreement and Plan of Merger (the "Agreement") to be executed by Tesoro, the Sub and the Company (the "Proposed Merger").

As more specifically set forth in the Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock will be converted into $2.55 in cash plus 0.41 of a share of common stock, par value $0.16 2/3 per share, of Tesoro (the "Tesoro Common Stock") together with any associated Preferred Stock Purchase Rights. Issued and outstanding Convertible Debentures and Class B Warrants will remain outstanding, and holders of such securities will retain the right to convert or exchange such securities on similar terms as would have been received had such holders converted or exchanged such securities prior to the Proposed Merger.

Simmons, as a specialized energy-related investment banking firm, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public, and private placements of equity and debt. In addition, in the ordinary course of business, Simmons may actively trade the securities of the Company and Tesoro for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Letter of Intent between Tesoro and the Company dated September 14, 1995; (ii) the Agreement; (iii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the two-year period ended December 31, 1994 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished by the Company for purposes of Simmons' analysis; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain publicly

Board of Directors
Coastwide Energy Services, Inc.
January __, 1996
Page 2


available information concerning Tesoro, including the Annual Reports on Form 10-K of Tesoro for each of the years in the three-year period ended December 31, 1994, the Quarterly Reports on Form 10-Q of Tesoro for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Current Reports on Form 8-K dated September 26, 1995 and December 15, 1995; (vii) certain other internal information, primarily financial in nature, concerning the business and operations of Tesoro furnished by Tesoro for purposes of Simmons' analysis;
(viii) certain publicly available information concerning the trading of, and the trading market for, Tesoro Common Stock; (ix) certain publicly available information concerning litigation and/or disputes regarding attempts by certain holders of Tesoro Common Stock to attain effective control of the Board of Directors of Tesoro; (x) certain publicly available information with respect to certain other companies that Simmons considers to be comparable to the Company or Tesoro (the "Comparable Companies") and the trading markets for certain of such other companies' securities; (xi) certain publicly available information concerning the estimates of the future operating and financial performance of the Company, Tesoro and the Comparable Companies prepared by industry experts unaffiliated with either the Company or Tesoro; and (xii) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and Tesoro to discuss the foregoing, as well as other matters believed relevant to the inquiry.

In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided by the Company and Tesoro, or publicly available, including, without limitation, information with respect to asset conditions, liability reserves and insurance coverages, and has not attempted independently to verify any of such information. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company or Tesoro, nor has Simmons made or obtained any independent evaluations or appraisals of any of such assets, properties or facilities.

In conducting its analysis and arriving at its opinion as expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of the Company and Tesoro; (ii) the business prospects of the Company and Tesoro;
(iii) completed or pending litigation and/or disputes regarding attempts by certain holders of Tesoro Common Stock to attain effective control of the Board of Directors of Tesoro; (iv) the historical and current market for the Company Common Stock, for Tesoro Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or Tesoro; (v) the respective contributions in terms of various financial measures of the Company and Tesoro to the combined company, and the relative pro forma ownership of Tesoro after the Proposed Merger by the current holders of the Company Common Stock and Tesoro Common Stock; and (vi) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. The opinion rendered by Simmons does not constitute an opinion as to the future value of Tesoro Common Stock upon consummation of the Proposed Merger or the price at which Tesoro Common Stock will trade at any time.

Board of Directors
Coastwide Energy Services, Inc.
January __, 1996
Page 3


Simmons is acting as financial advisor to the Company in this transaction and will receive a customary fee for its services.

Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be received by the holders of the Company Common Stock, Convertible Debentures and Class B Warrants in the Proposed Merger is fair to such holders from a financial point of view.

Sincerely,

SIMMONS & COMPANY INTERNATIONAL, INC.

Nicholas L. Swyka
Managing Director

                                   APPENDIX C

                SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient it if reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreement as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                                   PART   II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General corporation Law empowers Tesoro to, and the By-laws of Tesoro provide that it shall, indemnify to the full extent authorized or permitted by the laws of the State of Delaware any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Tesoro, respectively, or serves or served any other enterprise at the request of Tesoro.

ITEM 21. EXHIBITS (NUMBERED IN ACCORDANCE WITH ITEM 601 OF REGISTRATION S-K)

     (a) Exhibits

     The following exhibits are filed herewith unless otherwise indicated:

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
 -------                                 ----------------------
 2(a)      -- Agreement and Plan of Merger dated as of November 20, 1995, between Tesoro,
              Coastwide Energy Services, Inc. and CNRG Acquisition Corp.

 2(b)      -- Copy of the Purchase and Sale Agreement by and between Tesoro E&P Company,
              L.P., as Seller, and Coastal Oil & Gas of Texas, L.P., as Purchaser
              (incorporated by reference herein to Exhibit 2 to Tesoro's report on Form 8-K dated October 11, 1995, File No. 1-3473).

 3         -- Restated Certificate of Incorporation of Tesoro (incorporated by reference herein to Exhibit 3 to Tesoro's Annual Report on Form 10-K for fiscal year ended December 31, 1993. File No. 1-3473).

 3(a)      -- By-laws of Tesoro, as amended through September 27, 1995 (incorporated by reference herein to Exhibit 3 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995, File No. 1-3473).

 3(b)      -- Amendment to Restated Certificate of Incorporation of Tesoro adding a new
              Article IX limiting Directors' Liability (incorporated by reference herein to
              Exhibit 3(b) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1993, File No. 1-3473).

 3(c)      -- Certificate of Designation Establishing a Series of $2.20 Cumulative
              Convertible Preferred Stock, dated as of January 26, 1983 (incorporated by reference herein to Exhibit 3(c) to Tesoro's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1993, File No. 1-3473).

 3(d)      -- Certificate of Designation Establishing a Series A Participating Preferred
              Stock, dated as of December 16, 1985 (incorporated by reference herein to
              Exhibit 3(d) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1993, File No. 1-3473).

 3(e)      -- Certificate of Amendment, dated as of February 9, 1994, to Restated Certificate of Incorporation of Tesoro amending Article IV, Article V, Article VII and
              Article VIII (incorporated by reference herein to Exhibit 3(e) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File
              No. 1-3473).

 4(a)      -- 12 3/4% Subordinated Debentures due March 15, 2001, Form of Indenture, dated
              March 15, 1983 (incorporated by reference herein to Exhibit 4(b) to
              Registration Statement No. 2-81960).

 4(b)      -- 13% Exchange Notes due December 1, 2000, Indenture, dated February 8, 1994
              (incorporated by reference herein to Exhibit 2 to Tesoro's Registration
              Statement on Form 8-A filed March 2, 1994).

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
 -------                                 ----------------------
 4(c)      -- Copy of Indenture between Tesoro and Bankers Trust Company, as Trustee, pursuant to which the Exchange Notes Due December 1, 2000 were issued
              (incorporated by reference herein to Exhibit 2 to Tesoro's Registration
              Statement on Form 8-A filed March 2, 1994).

 4(d)      -- Rights Agreement dated December 16, 1985 between Tesoro and Chemical Bank,
              N.A., successor to InterFirst Bank Fort Worth, N.A. (incorporated by reference herein to Exhibit 4(i) to Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30, 1985, File No. 1-3473).

 4(e)      -- Amendment to Rights Agreement dated December 16, 1985 between Tesoro and
              Chemical Bank, N.A. (incorporated by reference herein to Exhibit 4(c) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31,
              1992, File No. 1-3473).

 4(f)      -- Copy of resolution of Tesoro's Board of Directors extending the Expiration Date relating to the Tesoro Preferred Stock Purchase Rights (incorporated by referenced herein to Tesoro's report on Form 8-K dated December 15, 1995, File
              No. 1-3473).

 4(g)      -- Tesoro Exploration and Production Company's Loan Agreement dated as of October
              29, 1993 (incorporated by reference herein to Exhibit 4(b) to Tesoro's report on Form 10-Q for the quarter ended September 30, 1993, File No. 1-3473).

 4(h)      -- Agreement for Waiver and Substitution of Collateral dated as of September 30,
              1993 by and between Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 4(c) to Tesoro's report on Form
              10-Q for the quarter ended September 30, 1993, File No. 1-3473).

 4(i)      -- Credit Agreement (the "Credit Agreement") dated as of April 20, 1994 among
              Tesoro and Texas Commerce Bank National Association ("TCB") as Issuing Bank and
              as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 10.1 to Tesoro's report on Form 10-Q for the quarter ended
              March 31, 1994, File No. 1-3473).

 4(j)      -- Guaranty Agreement dated as of April 20, 1994 among various subsidiaries of
              Tesoro and TCB, as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 10.2 to Tesoro's report on
              Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(k)      -- Mortgage, Deed of Trust, Assignment of Production, Security Agreement and
              Financing Statement dated as of April 20, 1994 from Tesoro Exploration and
              Production Company, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 10.3 to Tesoro's report on Form
              10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(l)      -- Deed of Trust, Security Agreement and Financing Statement dated as of April 20,
              1994 among Tesoro Alaska Petroleum Company, TransAlaska Title Insurance Agency,
              Inc., as Trustee, and TCB, as Agent, entered into in connection with the Credit
              Agreement (incorporated by reference herein to Exhibit 10.4 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(m)      -- Pledge Agreement dated as of April 20, 1994 by the Company in favor of TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.5 to Tesoro's report on Form 10-Q for the quarter ended
              March 31, 1994, File No. 1-3473).

 4(n)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro and TCB, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 10.6 to Tesoro's report on Form
              10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
 -------                                 ----------------------
 4(o)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Alaska Petroleum Company and TCB, entered into in connection with the
              Credit Agreement (incorporated by reference herein to Exhibit 10.7 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(p)      -- Security Agreement (Accounts) dated as of April 20, 1994 between Tesoro
              Petroleum Distributing Company and TCB, entered into in connection with the
              Credit Agreement (incorporated by reference herein to Exhibit 10.8 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(q)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Exploration and Production Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.9 to
              Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No.
              1-3473).

 4(r)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Refining, Marketing & Supply Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.10 to
              Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No.
              1-3473).

 4(s)      -- Loan Agreement (the "Loan Agreement") dated as of May 26, 1994 among Tesoro
              Alaska Petroleum Company, as Borrower, Tesoro, as Guarantor, and National Bank
              of Alaska ("NBA"),as Lender (incorporated by reference herein to Exhibit 4.30 to Registration Statement No. 33-53587).

 4(t)      -- Guaranty Agreement dated as of May 26, 1994 between Tesoro and NBA, entered into in connection with the Loan Agreement (incorporated by reference herein to
              Exhibit 4.31 to Registration Statement No. 33-53587).

 4(u)      -- $15,000,000 Promissory Note dated as of May 26, 1994 of Tesoro Alaska Petroleum
              Company payable to the order of NBA, in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.32 to Registration Statement No.
              33-535587).

 4(v)      -- Construction Loan Agreement dated as of May 26, 1994 between Tesoro Alaska
              Petroleum Company and NBA, entered into in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.33 to Registration Statement No.
              33-53587).

 4(w)      -- Deed of Trust dated as of May 26, 1994 from Tesoro Alaska Petroleum Company, entered into in connection with the Loan Agreement (incorporated by reference herein to Exhibit 4.34 to Registration Statement No. 33-53587).

 4(x)      -- Security Agreement dated as of May 26, 1994 between Tesoro Alaska Petroleum
              Company and NBA, entered into in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.35 to Registration Statement No.
              33-53587).

 4(y)      -- Consent and Intercreditor Agreement dated as of May 26, 1994 among NBA, TCB, as
              Agent, and Tesoro, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 4.36 to Registration Statement No.
              33-53587).

 4(z)      -- Copy of Consent and Waiver No. 1 dated October 27, 1994 to Tesoro's Credit
              Agreement dated as of April 20, 1994 (incorporated by reference herein to
              Exhibit 4 to Tesoro's report on Form 10-Q for the quarter ended September 30,
              1994, File No. 1-3473).

 4(aa)     -- Copy of First Amendment to Credit Agreement dated as of January 20, 1995 among
              Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 4(z) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
  ------                                 ----------------------
 4(bb)     -- Copy of First Amendment to the Loan Agreement dated as of January 26, 1995 among Tesoro Alaska Petroleum Company, Tesoro and NBA (incorporated by reference herein to Exhibit 4(aa) to Tesoro's Annual Report on Form 10-K for
              the fiscal year ended December 31, 1994, File No. 1-3473).

 4(cc)     -- Copy of Consent and Waiver No. 2 dated as of July 31, 1995 to Tesoro's Credit
              Agreement dated as of April 20, 1994 (incorporated by reference herein to
              Exhibit 4 to Tesoro's Report on Form 10-Q for the quarter ended June 30, 1995,
              File No. 1-3473).

 4(dd)     -- Copy of Second Amendment and Supplement to Credit Agreement effective as of
              September 1, 1995 among Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit
              4.1 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995,
              File No. 1-3473).

 4(ee)     -- Copy of Third Amendment to Credit Agreement effective as of October 24, 1995 among Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 4.2 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995, File No. 1-3473).

 5         -- Opinion of Fulbright & Jaworski L.L.P. regarding legality.

 8         -- Opinion of Rubin Baum Levin Constant & Friedman regarding tax matters.

10(a)      -- Form of Executive Agreement providing for continuity of management between
              Tesoro and James W. Queen dated June 28, 1984 (incorporated by reference herein to Exhibit 10(b) to Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30, 1984, File No. 1-3473).

10(b)      -- Form of Amendment to Executive Agreement between Tesoro and James W. Queen dated September 30, 1987 (incorporated by reference herein to Exhibit 10(c) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30,
              1987, File No. 1-3437).

10(c)      -- Form of Second Amendment to Executive Agreement between Tesoro and James W.
              Queen dated February 28, 1990 (incorporated by reference herein to Exhibit
              10(e) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1990, File No. 1-3473).

10(d)      -- Tesoro's Amended Executive Security Plan, as amended through November 13, 1989, and Funded Executive Security Plan, as amended through February 28, 1990, for executive officers and key personnel (incorporated by reference herein to
              Exhibit 10(f) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1990, File No. 1-3473).

10(e)      -- Sixth Amendment to Tesoro's Amended Executive Security Plan and Seventh
              Amendment to Tesoro's Funded Executive Security Plan, both dated effective
              March 6, 1991 (incorporated by reference herein to Exhibit 10(g) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended September 30, 1991, File
              No. 1-3473).

10(f)      -- Seventh Amendment to Tesoro's Amended Executive Security Plan and Eighth
              Amendment to Tesoro's Funded Executive Security Plan, both dated effective
              December 8, 1994 (incorporated by reference herein to Exhibit 10(f) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File
              No. 1-3473).

10(g)      -- Employment Agreement between Tesoro and Michael D. Burke dated July 27, 1992
              (incorporated by reference herein to Exhibit 10(j) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(h)      -- First Amendment and Extension to Employment Agreement between Tesoro and
              Michael D. Burke dated December 14, 1994 (incorporated by reference herein to
              Exhibit 10(h) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1992, File No. 1-3473).

10(i)      -- Termination Agreement between Tesoro and Michael D. Burke dated September 26,
              1995.

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
  ------                                 ----------------------
10(j)      -- Consulting Agreement between Tesoro and M.D. Burke & Company (formerly M.D.
              Burke Enterprises, Inc.) dated September 26, 1995.

10(k)      -- Employment Agreement between Tesoro and Bruce A. Smith dated September 14, 1992
              (incorporated by reference herein to Exhibit 10(k) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(l)      -- First Amendment and Extension to Employment Agreement between Tesoro and Bruce
              A. Smith dated December 14, 1994 (incorporated by reference herein to Exhibit
              10(j) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December
              31, 1994, File No. 1-3473).

10(m)      -- Second Amendment to Employment Agreement between Tesoro and Bruce A. Smith dated September 29, 1995.

10(n)      -- Letter Agreement extending the term of the Employment Agreement, as amended, between Tesoro and Bruce A. Smith dated December 14, 1995.

10(o)      -- Employment Agreement between Tesoro and Gaylon H. Simmons dated January 4, 1993
              (incorporated by reference herein to Exhibit 10(l) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(p)      -- First Amendment and Extension to Employment Agreement between Tesoro and Gaylon
              H. Simmons dated December 14, 1994 (incorporated by reference herein to Exhibit
              10(l) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December
              31, 1994, File No. 1-3473).

10(q)      -- Employment Agreement between Tesoro and James C. Reed, Jr. dated December 14,
              1994 (incorporated by reference herein to Exhibit 10(m) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(r)      -- First Amendment to Employment Agreement between Tesoro and James C. Reed, Jr., dated as of September 27, 1995.

10(s)      -- Employment Agreement between Tesoro and William T. Van Kleef dated December 14,
              1994 (incorporated by reference herein to Exhibit 10(n) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(t)      -- First Amendment to Employment Agreement between Tesoro and William T. Van Kleef dated as of September 27, 1995.

10(u)      -- Management Stability Agreement between Tesoro and Don E. Beere dated December
              14, 1994 (incorporated by reference herein to Exhibit 10(o) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(v)      -- Management Stability Agreement between Tesoro and Gregory A. Wright dated
              February 23, 1995 (incorporated by reference herein to Exhibit 10(p) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31,
              1994, File No. 1-3473).

10(w)      -- Management Stability Agreement between Tesoro and Thomas Reardon dated December
              14, 1994.

10(x)      -- Tesoro's Amended Incentive Stock Plan of 1982, as amended through February 24,
              1988 (incorporated by reference herein to Exhibit 10(t) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended September 30, 1988, File No.
              1-3473).

10(y)      -- Resolution approved by Tesoro's stockholders on April 30, 1992 extending the term of Tesoro's Amended Incentive Stock Plan of 1982 to February 24, 1994
              (incorporated by reference herein to Exhibit 10(o) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(z)      -- Copy of Tesoro's Executive Long-Term Incentive Plan (incorporated by reference to Exhibit 10(k) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
  ------                                 ----------------------
10(aa)     -- Copy of Tesoro's Non-Employee Director Retirement Plan dated December 8, 1994
              (incorporated by reference herein to Exhibit 10(t) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1994, File No. 1-3473).

10(bb)     -- Copy of Tesoro's Board of Directors Deferred Compensation Plan dated February
              23, 1995 (incorporated by reference herein to Exhibit 10(u) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(cc)     -- Copy of Tesoro's Board of Directors Deferred Compensation Trust dated February
              23, 1995 (incorporated by reference herein to Exhibit 10(v) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(dd)     -- Agreement for the Sale and Purchase of Royalty Oil between Tesoro Alaska
              Petroleum Company and the State of Alaska (for the sale of Prudhoe Bay Royalty
              Oil), dated February 26, 1982 (incorporated by reference herein to Exhibit
              10(p) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1984, File No. 1-3473).

10(ee)     -- Agreement for the Sale and Purchase of State Royalty Oil dated as of September
              27, 1994 by and between Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 10(x) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1994, File No. 1-3473).

10(ff)     -- Copy of Settlement Agreement dated effective January 19, 1993, between Tesoro
              Petroleum Corporation, Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 10(q) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(gg)     -- Form of Indemnification Agreement between Tesoro and its officers and directors
              (incorporated by reference herein to Exhibit B to Tesoro's Proxy Statement for the Annual Meeting of Stockholders held on February 25, 1987, File No. 1-3473).

10(hh)     -- Gas Purchase and Sales Agreement dated January 16, 1979 (incorporated by reference herein to Exhibit 10(p) of Tesoro's Registration Statement No.
              33-68282 on Form S-4).

10(ii)     -- Agreement and Purchase of State Royalty Oil dated as of April 21, 1995 by and between Tesoro Alaska Petroleum Company and the State of Alaska (incorporated by reference herein to Exhibit 10 to Tesoro's Report on Form 10-Q for the quarter ended June 30, 1995).

11         -- Information regarding Earnings (Loss) Per Share Computations of Coastwide.

21         -- Subsidiaries of Tesoro, Incorporated or Organized, and Percentage of Voting
              Securities Owned

              Tesoro Alaska Petroleum Company (Delaware) 100%
              Tesoro Alaska Pipeline Company (Delaware) 100%
              Tesoro Bolivia Petroleum Company (Texas) 100%
              Tesoro Exploration and Production Company (Delaware) 100%
              Tesoro Gas Resources Company, Inc. (Delaware) 100%
              Tesoro Natural Gas Company (Delaware) 100%
              Tesoro Northstore Company (Alaska) 100%
              Tesoro Petroleum Companies, Inc. (Delaware) 100%
              Tesoro Petroleum Distributing Company (Louisiana) 100%
              Tesoro Refining, Marketing & Supply Company (Delaware) 100%
              Small or inactive subsidiaries are omitted from the above list. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" at the end of the year covered by this annual report.

23(a)      -- Consent of Deloitte & Touche LLP.

23(b)      -- Consent of Arthur Andersen LLP.

23(c)      -- Consent of Simmons & Company International.

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
  ------                                 ----------------------
23(d)      -- Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).

23(e)      -- Consent of Rubin Baum Levin Constant & Friedman (contained in Exhibit 8).

24         -- Power of Attorney (included in signature page).

99         -- Form of Coastwide Proxy Card.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 16, 1996.

                                          TESORO PETROLEUM CORPORATION

                                          By /s/  BRUCE A. SMITH
                                          ------------------------
                                          Bruce A. Smith
                                          President and
                                          Chief Executive Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Tesoro Petroleum Corporation, do hereby constitute and appoint Bruce A. Smith and James C. Reed, Jr. and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that either of them may deem necessary or advisable to enable Tesoro Petroleum Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us and any of us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and filed the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that Bruce A. Smith and James C. Reed, Jr., or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                TITLE                     DATE
                  ----------                               -----                     ----
          /s/  BRUCE A. SMITH                  President and Chief Executive    January 16, 1996
      --------------------------                Officer and Director
               Bruce A. Smith                  (Principal Executive Officer)

       /s/  WILLIAM T. VAN KLEEF               Senior Vice President and        January 16, 1996
      --------------------------               Chief Financial Officer
            William T. Van Kleef               (Principal Financial Officer
                                               and Principal Accounting
                                               Officer)

        /s/  ROBERT J. CAVERLY                 Chairman of the Board and        January 16, 1996
      --------------------------                Director
             Robert J. Caverly

        /s/  PETER M. DETWILER                 Director                         January 16, 1996
      --------------------------
             Peter M. Detwiler

      /S/  STEVEN H. GRAPSTEIN                 Director                         January 16, 1996
     ---------------------------
           Steven H. Grapstein
                                               Director                                   , 1996
     ---------------------------
          Raymond K. Mason, Sr.

      /s/  JOHN J. MCKETTA, JR.                Director                         January 16, 1996
      --------------------------
           John J. McKetta, Jr.

      /s/  MURRY L. WEIDENBAUM                 Director                         January 16, 1996
      --------------------------
           Murry L. Weidenbaum


                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
 2(a)      -- Agreement and Plan of Merger dated as of November 20, 1995, between Tesoro,
              Coastwide Energy Services, Inc. and CNRG Acquisition Corp.

 2(b)      -- Copy of the Purchase and Sale Agreement by and between Tesoro E&P Company,
              L.P., as Seller, and Coastal Oil & Gas of Texas, L.P., as Purchaser
              (incorporated by reference herein to Exhibit 2 to Tesoro's report on Form 8-K dated October 11, 1995, File No. 1-3473).

 3         -- Restated Certificate of Incorporation of Tesoro (incorporated by reference herein to Exhibit 3 to Tesoro's Annual Report on Form 10-K for fiscal year ended December 31, 1993. File No. 1-3473).

 3(a)      -- By-laws of Tesoro, as amended through September 27, 1995 (incorporated by reference herein to Exhibit 3 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995, File No. 1-3473).

 3(b)      -- Amendment to Restated Certificate of Incorporation of Tesoro adding a new
              Article IX limiting Directors' Liability (incorporated by reference herein to
              Exhibit 3(b) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1993, File No. 1-3473).

 3(c)      -- Certificate of Designation Establishing a Series of $2.20 Cumulative
              Convertible Preferred Stock, dated as of January 26, 1983 (incorporated by reference herein to Exhibit 3(c) to Tesoro's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1993, File No. 1-3473).

 3(d)      -- Certificate of Designation Establishing a Series A Participating Preferred
              Stock, dated as of December 16, 1985 (incorporated by reference herein to
              Exhibit 3(d) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1993, File No. 1-3473).

 3(e)      -- Certificate of Amendment, dated as of February 9, 1994, to Restated Certificate of Incorporation of Tesoro amending Article IV, Article V, Article VII and
              Article VIII (incorporated by reference herein to Exhibit 3(e) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File
              No. 1-3473).

 4(a)      -- 12 3/4% Subordinated Debentures due March 15, 2001, Form of Indenture, dated
              March 15, 1983 (incorporated by reference herein to Exhibit 4(b) to
              Registration Statement No. 2-81960).

 4(b)      -- 13% Exchange Notes due December 1, 2000, Indenture, dated February 8, 1994
              (incorporated by reference herein to Exhibit 2 to Tesoro's Registration
              Statement on Form 8-A filed March 2, 1994).

 4(c)      -- Copy of Indenture between Tesoro and Bankers Trust Company, as Trustee, pursuant to which the Exchange Notes Due December 1, 2000 were issued
              (incorporated by reference herein to Exhibit 2 to Tesoro's Registration
              Statement on Form 8-A filed March 2, 1994).

 4(d)      -- Rights Agreement dated December 16, 1985 between Tesoro and Chemical Bank,
              N.A., successor to InterFirst Bank Fort Worth, N.A. (incorporated by reference herein to Exhibit 4(i) to Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30, 1985, File No. 1-3473).

 4(e)      -- Amendment to Rights Agreement dated December 16, 1985 between Tesoro and
              Chemical Bank, N.A. (incorporated by reference herein to Exhibit 4(c) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31,
              1992, File No. 1-3473).

 4(f)      -- Copy of resolution of Tesoro's Board of Directors extending the Expiration Date relating to the Tesoro Preferred Stock Purchase Rights (incorporated by referenced herein to Tesoro's report on Form 8-K dated December 15, 1995, File
              No. 1-3473).

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
 4(g)      -- Tesoro Exploration and Production Company's Loan Agreement dated as of October
              29, 1993 (incorporated by reference herein to Exhibit 4(b) to Tesoro's report on Form 10-Q for the quarter ended September 30, 1993, File No. 1-3473).

 4(h)      -- Agreement for Waiver and Substitution of Collateral dated as of September 30,
              1993 by and between Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 4(c) to Tesoro's report on Form
              10-Q for the quarter ended September 30, 1993, File No. 1-3473).

 4(i)      -- Credit Agreement (the "Credit Agreement") dated as of April 20, 1994 among
              Tesoro and Texas Commerce Bank National Association ("TCB") as Issuing Bank and
              as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 10.1 to Tesoro's report on Form 10-Q for the quarter ended
              March 31, 1994, File No. 1-3473).

 4(j)      -- Guaranty Agreement dated as of April 20, 1994 among various subsidiaries of
              Tesoro and TCB, as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 10.2 to Tesoro's report on
              Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(k)      -- Mortgage, Deed of Trust, Assignment of Production, Security Agreement and
              Financing Statement dated as of April 20, 1994 from Tesoro Exploration and
              Production Company, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 10.3 to Tesoro's report on Form
              10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(l)      -- Deed of Trust, Security Agreement and Financing Statement dated as of April 20,
              1994 among Tesoro Alaska Petroleum Company, TransAlaska Title Insurance Agency,
              Inc., as Trustee, and TCB, as Agent, entered into in connection with the Credit
              Agreement (incorporated by reference herein to Exhibit 10.4 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(m)      -- Pledge Agreement dated as of April 20, 1994 by the Company in favor of TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.5 to Tesoro's report on Form 10-Q for the quarter ended
              March 31, 1994, File No. 1-3473).

 4(n)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro and TCB, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 10.6 to Tesoro's report on Form
              10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(o)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Alaska Petroleum Company and TCB, entered into in connection with the
              Credit Agreement (incorporated by reference herein to Exhibit 10.7 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(p)      -- Security Agreement (Accounts) dated as of April 20, 1994 between Tesoro
              Petroleum Distributing Company and TCB, entered into in connection with the
              Credit Agreement (incorporated by reference herein to Exhibit 10.8 to Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No. 1-3473).

 4(q)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Exploration and Production Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.9 to
              Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No.
              1-3473).

 4(r)      -- Security Agreement (Accounts and Inventory) dated as of April 20, 1994 between
              Tesoro Refining, Marketing & Supply Company and TCB, entered into in connection with the Credit Agreement (incorporated by reference herein to Exhibit 10.10 to
              Tesoro's report on Form 10-Q for the quarter ended March 31, 1994, File No.
              1-3473).

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
 4(s)      -- Loan Agreement (the "Loan Agreement") dated as of May 26, 1994 among Tesoro
              Alaska Petroleum Company, as Borrower, Tesoro, as Guarantor, and National Bank
              of Alaska ("NBA"),as Lender (incorporated by reference herein to Exhibit 4.30 to Registration Statement No. 33-53587).

 4(t)      -- Guaranty Agreement dated as of May 26, 1994 between Tesoro and NBA, entered into in connection with the Loan Agreement (incorporated by reference herein to
              Exhibit 4.31 to Registration Statement No. 33-53587).

 4(u)      -- $15,000,000 Promissory Note dated as of May 26, 1994 of Tesoro Alaska Petroleum
              Company payable to the order of NBA, in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.32 to Registration Statement No.
              33-535587).

 4(v)      -- Construction Loan Agreement dated as of May 26, 1994 between Tesoro Alaska
              Petroleum Company and NBA, entered into in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.33 to Registration Statement No.
              33-53587).

 4(w)      -- Deed of Trust dated as of May 26, 1994 from Tesoro Alaska Petroleum Company, entered into in connection with the Loan Agreement (incorporated by reference herein to Exhibit 4.34 to Registration Statement No. 33-53587).

 4(x)      -- Security Agreement dated as of May 26, 1994 between Tesoro Alaska Petroleum
              Company and NBA, entered into in connection with the Loan Agreement
              (incorporated by reference herein to Exhibit 4.35 to Registration Statement No.
              33-53587).

 4(y)      -- Consent and Intercreditor Agreement dated as of May 26, 1994 among NBA, TCB, as
              Agent, and Tesoro, entered into in connection with the Credit Agreement
              (incorporated by reference herein to Exhibit 4.36 to Registration Statement No.
              33-53587).

 4(z)      -- Copy of Consent and Waiver No. 1 dated October 27, 1994 to Tesoro's Credit
              Agreement dated as of April 20, 1994 (incorporated by reference herein to
              Exhibit 4 to Tesoro's report on Form 10-Q for the quarter ended September 30,
              1994, File No. 1-3473).

 4(aa)     -- Copy of First Amendment to Credit Agreement dated as of January 20, 1995 among
              Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 4(z) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

 4(bb)     -- Copy of First Amendment to the Loan Agreement dated as of January 26, 1995 among Tesoro Alaska Petroleum Company, Tesoro and NBA (incorporated by reference herein to Exhibit 4(aa) to Tesoro's Annual Report on Form 10-K for
              the fiscal year ended December 31, 1994, File No. 1-3473).

 4(cc)     -- Copy of Consent and Waiver No. 2 dated as of July 31, 1995 to Tesoro's Credit
              Agreement dated as of April 20, 1994 (incorporated by reference herein to
              Exhibit 4 to Tesoro's Report on Form 10-Q for the quarter ended June 30, 1995,
              File No. 1-3473).

 4(dd)     -- Copy of Second Amendment and Supplement to Credit Agreement effective as of
              September 1, 1995 among Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit
              4.1 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995,
              File No. 1-3473).

 4(ee)     -- Copy of Third Amendment to Credit Agreement effective as of October 24, 1995 among Tesoro and TCB as Issuing Bank and as Agent, and certain other banks named therein (incorporated by reference herein to Exhibit 4.2 to Tesoro's report on Form 10-Q for the quarter ended September 30, 1995, File No. 1-3473).

 5         -- Opinion of Fulbright & Jaworski L.L.P. regarding legality.

 8         -- Opinion of Rubin Baum Levin Constant & Friedman regarding tax matters.

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
10(a)      -- Form of Executive Agreement providing for continuity of management between
              Tesoro and James W. Queen dated June 28, 1984 (incorporated by reference herein to Exhibit 10(b) to Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30, 1984, File No. 1-3473).

10(b)      -- Form of Amendment to Executive Agreement between Tesoro and James W. Queen dated September 30, 1987 (incorporated by reference herein to Exhibit 10(c) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended September 30,
              1987, File No. 1-3437).

10(c)      -- Form of Second Amendment to Executive Agreement between Tesoro and James W.
              Queen dated February 28, 1990 (incorporated by reference herein to Exhibit
              10(e) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1990, File No. 1-3473).

10(d)      -- Tesoro's Amended Executive Security Plan, as amended through November 13, 1989, and Funded Executive Security Plan, as amended through February 28, 1990, for executive officers and key personnel (incorporated by reference herein to
              Exhibit 10(f) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1990, File No. 1-3473).

10(e)      -- Sixth Amendment to Tesoro's Amended Executive Security Plan and Seventh
              Amendment to Tesoro's Funded Executive Security Plan, both dated effective
              March 6, 1991 (incorporated by reference herein to Exhibit 10(g) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended September 30, 1991, File
              No. 1-3473).

10(f)      -- Seventh Amendment to Tesoro's Amended Executive Security Plan and Eighth
              Amendment to Tesoro's Funded Executive Security Plan, both dated effective
              December 8, 1994 (incorporated by reference herein to Exhibit 10(f) to Tesoro's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File
              No. 1-3473).

10(g)      -- Employment Agreement between Tesoro and Michael D. Burke dated July 27, 1992
              (incorporated by reference herein to Exhibit 10(j) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(h)      -- First Amendment and Extension to Employment Agreement between Tesoro and
              Michael D. Burke dated December 14, 1994 (incorporated by reference herein to
              Exhibit 10(h) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              December 31, 1992, File No. 1-3473).

10(i)      -- Termination Agreement between Tesoro and Michael D. Burke dated September 26,
              1995.

10(j)      -- Consulting Agreement between Tesoro and M.D. Burke & Company (formerly M.D.
              Burke Enterprises, Inc.) dated September 26, 1995.

10(k)      -- Employment Agreement between Tesoro and Bruce A. Smith dated September 14, 1992
              (incorporated by reference herein to Exhibit 10(k) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(l)      -- First Amendment and Extension to Employment Agreement between Tesoro and Bruce
              A. Smith dated December 14, 1994 (incorporated by reference herein to Exhibit
              10(j) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December
              31, 1994, File No. 1-3473).

10(m)      -- Second Amendment to Employment Agreement between Tesoro and Bruce A. Smith dated September 29, 1995.

10(n)      -- Letter Agreement extending the term of the Employment Agreement, as amended, between Tesoro and Bruce A. Smith dated December 14, 1995.

10(o)      -- Employment Agreement between Tesoro and Gaylon H. Simmons dated January 4, 1993
              (incorporated by reference herein to Exhibit 10(l) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
10(p)      -- First Amendment and Extension to Employment Agreement between Tesoro and Gaylon
              H. Simmons dated December 14, 1994 (incorporated by reference herein to Exhibit
              10(l) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December
              31, 1994, File No. 1-3473).

10(q)      -- Employment Agreement between Tesoro and James C. Reed, Jr. dated December 14,
              1994 (incorporated by reference herein to Exhibit 10(m) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(r)      -- First Amendment to Employment Agreement between Tesoro and James C. Reed, Jr., dated as of September 27, 1995.

10(s)      -- Employment Agreement between Tesoro and William T. Van Kleef dated December 14,
              1994 (incorporated by reference herein to Exhibit 10(n) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(t)      -- First Amendment to Employment Agreement between Tesoro and William T. Van Kleef dated as of September 27, 1995.

10(u)      -- Management Stability Agreement between Tesoro and Don E. Beere dated December
              14, 1994 (incorporated by reference herein to Exhibit 10(o) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(v)      -- Management Stability Agreement between Tesoro and Gregory A. Wright dated
              February 23, 1995 (incorporated by reference herein to Exhibit 10(p) to
              Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31,
              1994, File No. 1-3473).

10(w)      -- Management Stability Agreement between Tesoro and Thomas Reardon dated December
              14, 1994.
10(x)      -- Tesoro's Amended Incentive Stock Plan of 1982, as amended through February 24,

              1988 (incorporated by reference herein to Exhibit 10(t) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended September 30, 1988, File No.
              1-3473).

10(y)      -- Resolution approved by Tesoro's stockholders on April 30, 1992 extending the term of Tesoro's Amended Incentive Stock Plan of 1982 to February 24, 1994
              (incorporated by reference herein to Exhibit 10(o) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(z)      -- Copy of Tesoro's Executive Long-Term Incentive Plan (incorporated by reference to Exhibit 10(k) to Tesoro's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-3473).

10(aa)     -- Copy of Tesoro's Non-Employee Director Retirement Plan dated December 8, 1994
              (incorporated by reference herein to Exhibit 10(t) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1994, File No. 1-3473).

10(bb)     -- Copy of Tesoro's Board of Directors Deferred Compensation Plan dated February
              23, 1995 (incorporated by reference herein to Exhibit 10(u) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(cc)     -- Copy of Tesoro's Board of Directors Deferred Compensation Trust dated February
              23, 1995 (incorporated by reference herein to Exhibit 10(v) to Tesoro's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1994, File No.
              1-3473).

10(dd)     -- Agreement for the Sale and Purchase of Royalty Oil between Tesoro Alaska
              Petroleum Company and the State of Alaska (for the sale of Prudhoe Bay Royalty
              Oil), dated February 26, 1982 (incorporated by reference herein to Exhibit
              10(p) to Tesoro's Annual Report on Form 10-K for the fiscal year ended
              September 30, 1984, File No. 1-3473).

 EXHIBIT
   NO.                                        DESCRIPTION
 -------                                      -----------
10(ee)     -- Agreement for the Sale and Purchase of State Royalty Oil dated as of September
              27, 1994 by and between Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 10(x) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1994, File No. 1-3473).

10(ff)     -- Copy of Settlement Agreement dated effective January 19, 1993, between Tesoro
              Petroleum Corporation, Tesoro Alaska Petroleum Company and the State of Alaska
              (incorporated by reference herein to Exhibit 10(q) to Tesoro's Annual Report on
              Form 10-K for the fiscal year ended December 31, 1992, File No. 1-3473).

10(gg)     -- Form of Indemnification Agreement between Tesoro and its officers and directors
              (incorporated by reference herein to Exhibit B to Tesoro's Proxy Statement for the Annual Meeting of Stockholders held on February 25, 1987, File No. 1-3473).

10(hh)     -- Gas Purchase and Sales Agreement dated January 16, 1979 (incorporated by reference herein to Exhibit 10(p) of Tesoro's Registration Statement No.
              33-68282 on Form S-4).

10(ii)     -- Agreement and Purchase of State Royalty Oil dated as of April 21, 1995 by and between Tesoro Alaska Petroleum Company and the State of Alaska (incorporated by reference herein to Exhibit 10 to Tesoro's Report on Form 10-Q for the quarter ended June 30, 1995).

11         -- Information regarding Earnings (Loss) Per Share Computations of Coastwide.
21         -- Subsidiaries of Tesoro, Incorporated or Organized, and Percentage of Voting
              Securities Owned

              Tesoro Alaska Petroleum Company (Delaware) 100%
              Tesoro Alaska Pipeline Company (Delaware) 100%
              Tesoro Bolivia Petroleum Company (Texas) 100%
              Tesoro Exploration and Production Company (Delaware) 100%
              Tesoro Gas Resources Company, Inc. (Delaware) 100%
              Tesoro Natural Gas Company (Delaware) 100%
              Tesoro Northstore Company (Alaska) 100%
              Tesoro Petroleum Companies, Inc. (Delaware) 100%
              Tesoro Petroleum Distributing Company (Louisiana) 100%
              Tesoro Refining, Marketing & Supply Company (Delaware) 100%

              Small or inactive subsidiaries are omitted from the above list. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" at the end of the year covered by this annual report.

23(a)      -- Consent of Deloitte & Touche LLP.

23(b)      -- Consent of Arthur Andersen LLP.

23(c)      -- Consent of Simmons & Company International.

23(d)      -- Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).

23(e)      -- Consent of Rubin Baum Levin Constant & Friedman (contained in Exhibit 8).

24         -- Power of Attorney (included in signature page).

99         -- Form of Coastwide Proxy Card.